    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  LYCOS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7370                  04-3277338
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                         Code Number)            Identification
incorporation or organization)                                        No.)

              400-2 TOTTEN POND ROAD, WALTHAM, MASSACHUSETTS 02451
                                 (781) 370-2700

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROBERT J. DAVIS
                                  LYCOS, INC.
                             400-2 TOTTEN POND ROAD
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 370-2700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:

        SCOTT A. BARSHAY, ESQ.                      CURTIS L. MO, ESQ.
       CRAVATH, SWAINE & MOORE                     ROD J. HOWARD, ESQ.
           WORLDWIDE PLAZA                         ANDREW R. HULL, ESQ.
          825 EIGHTH AVENUE                  BROBECK, PHLEGER & HARRISON LLP
          NEW YORK, NY 10019                      TWO EMBARCADERO PLACE
            (212) 474-1000                            2200 GENG ROAD
                                                   PALO ALTO, CA 94303
                                                      (650) 424-0160

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

              Upon consummation of the merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                            ------------------------

                                                (CALCULATION TABLE ON NEXT PAGE)

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

             TITLE OF EACH CLASS OF                                         PROPOSED            PROPOSED
                SECURITIES TO BE                      AMOUNT TO BE      MAXIMUM OFFERING   MAXIMUM AGGREGATE       AMOUNT OF
                   REGISTERED                        REGISTERED(1)       PRICE PER UNIT    OFFERING PRICE(2)    REGISTRATION FEE
Common stock, par value $0.01 per share                2,585,980              N/A              $4,200,328            $1,168

(1) Based on the maximum number of shares to be issued in connection with the merger, calculated by dividing (i) $88,000,000 plus $600,000, the estimated amount of cash held by Quote.com at the time of the closing of the merger, (excluding any payment of fees and expenses incurred by Quote.com in connection with the merger) minus (a) $7,400,000, the estimated amount of relevant outstanding indebtedness of Quote.com at the time of the closing of the merger, (b) $1,181,131, the estimated amount of cash payable to Eric S. Hunsader, and (c) $500,000, the estimated fees and expenses incurred by Quote.com in connection with the merger (excluding the fees and expenses payable to Hambrecht & Quist LLC) by (ii) $30.75, the price per share of Lycos common stock used for calculating the maximum number of shares of Lycos common stock issuable in the merger.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(2) under the Securities Act, because Quote.com has accumulated capital deficit, the proposed maximum aggregate offering price of the registrant's common stock was calculated as the sum of: (i) $359,995, one-third of the stated value of 2,736,598 outstanding shares of Quote.com common stock at September 30, 1999, (ii) $62,000, one-third of the stated value of 1,446,951 outstanding shares of Quote.com Series A preferred stock at September 30, 1999, (iii) $1,153,333, one-third of the stated value of 853,659 outstanding shares of Quote.com Series B preferred stock at September 30, 1999, (iv) $1,647,000, one-third of the stated value of 762,700 outstanding shares of Quote.com Series C preferred stock at September 30, 1999, and (v) $978,000, one-third of the stated value of 413,793 outstanding shares of Quote.com Series D preferred stock at September 30, 1999.

                             SUBJECT TO COMPLETION
THIS PROXY STATEMENT/PROSPECTUS AND THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                QUOTE.COM, INC.
                         850 NORTH SHORELINE BOULEVARD
                          MOUNTAIN VIEW, CA 94043-1913

Dear Shareholders:

    As you may be aware, Quote.com, Inc. has entered into an agreement with Lycos, Inc. providing for the merger of Quote.com with a wholly owned subsidiary of Lycos. If the merger is completed, Quote.com will become a wholly owned subsidiary of Lycos and your shares of Quote.com capital stock will be converted into the right to receive shares of Lycos common stock, in accordance with the exchange ratios set forth in the merger agreement.

    Quote.com has scheduled a special meeting of the Quote.com shareholders to vote on the matters described in this document. The special meeting will be held
on       , 1999 at 10:00 a.m., California time, at the offices of Quote.com located at the above address. At the special meeting, you will be asked to (i) approve and adopt the merger agreement, (ii) approve the merger and (iii) approve the payment to be made to Eric. S. Hunsader pursuant to a consulting agreement between Mr. Hunsader and Quote.com to ensure that such payment does not constitute a parachute payment under Section 280G of the Internal Revenue Code, which could have adverse tax consequences to Lycos and Mr. Hunsader.

    The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of each of (i) the holders of record of at least a majority of the outstanding shares of Quote.com common stock and preferred stock, voting together as a single class, (ii) the holders of record of at least a majority of the outstanding shares of (a) Quote.com common stock, voting as a separate class, and (b) Quote.com preferred stock, voting as a separate class and (iii) the holders of record of at least 80% of the outstanding shares of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class.

    To ensure that the payment to be made to Mr. Hunsader pursuant to the consulting agreement does not result in adverse tax consequences to Lycos and Mr. Hunsader, it must be approved by the holders of more than 75% of the outstanding shares of Quote.com common stock and the outstanding shares of Quote.com preferred stock, excluding shares held by Mr. Hunsader, voting together as a single class.

    You may vote at the special meeting if you owned your shares as of the close
of business on       , 1999.

    THE QUOTE.COM BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF DIRECTORS PRESENT AT THE MEETING, HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" (A) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, (B) THE APPROVAL OF THE MERGER AND (C) THE APPROVAL OF THE PAYMENT TO BE MADE TO MR. HUNSADER PURSUANT TO THE CONSULTING AGREEMENT. DANIEL NOVA, WHO IS A DIRECTOR OF BOTH QUOTE.COM AND LYCOS, WAS NOT PRESENT AT THE MEETING AND DID NOT PARTICIPATE IN THE VOTE IN CONNECTION WITH THE MERGER, THE MERGER AGREEMENT AND THE PAYMENT TO MR. HUNSADER. PURSUANT TO A SHAREHOLDERS AGREEMENT BETWEEN LYCOS AND CERTAIN SHAREHOLDERS OF QUOTE.COM, WE ARE ASSURED OF RECEIVING THE REQUISITE VOTES IN FAVOR OF THE MERGER AGREEMENT, THE MERGER AND THE PAYMENT TO MR. HUNSADER AT THE SPECIAL MEETING.

    Please read all of this proxy statement/prospectus carefully, including the matters referred to beginning on page 13 under the heading "Risk Factors," before voting.

    Thank you for your cooperation.

                                          Sincerely,
                                          Robert Honeycutt
                                          President & Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Lycos common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1999, AND IS FIRST
BEING MAILED TO SHAREHOLDERS ON OR ABOUT            , 1999.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON               , 1999

TO THE SHAREHOLDERS OF QUOTE.COM, INC.:

    We will hold a special meeting of shareholders of Quote.com, Inc., a
California corporation, at 10:00 a.m., California time, on          ,
           , 1999 to consider and vote upon the following:

    - A proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 2, 1999, among Quote.com, Lycos, Inc. and Quicksilver Acquisition Corp., a wholly owned subsidiary of Lycos pursuant to which Quote.com will become a wholly owned subsidiary of Lycos and all outstanding shares of Quote.com capital stock, other than shares held by shareholders who perfect their dissenters' rights under California law, will be converted into the right to receive shares of Lycos common stock; and

    - A proposal to approve the estimated aggregate payment of $2,362,262 to Mr. Hunsader pursuant to a consulting agreement between Mr. Hunsader and Quote.com to ensure that such payment does not constitute a parachute payment under Section 280G of the Internal Revenue Code, which could have adverse tax consequences to Lycos and Mr. Hunsader.

    We will transact no other business at the special meeting except such business as may be properly brought before the special meeting or any adjournment of it by the Quote.com board of directors.

    Shareholders of record at the close of business on     , 1999 are entitled
to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. We cannot complete the merger unless the proposals relating to the merger agreement and the merger are approved by the affirmative vote of each of (i) the holders of record of at least a majority of the outstanding shares of Quote.com common stock and preferred stock, voting together as a single class,
(ii) the holders of record of at least a majority of the outstanding shares of
(a) Quote.com common stock, voting as a separate class, and (b) Quote.com preferred stock, voting as a separate class, and (iii) the holders of record of at least 80% of the outstanding shares of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class. If the payment to Mr. Hunsader is not approved by the holders of more than 75% of the outstanding shares of Quote.com common stock and the outstanding shares of Quote.com preferred stock, excluding shares held by Mr. Hunsader, voting together as a single class, then such payment will constitute a parachute payment under Section 280G of the Internal Revenue Code, which will result in the imposition on Mr. Hunsader of an additional 20% excise tax on the portion of such payment which constitutes an excess parachute payment under
Section 280G, and Lycos will be prevented from taking a deduction for such excess parachute payment for United States federal income tax purposes.

    FOR MORE INFORMATION ABOUT THE MERGER, THE MERGER AGREEMENT AND THE PAYMENT TO MR. HUNSADER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

    Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible so that your shares may be represented at the special meeting. A postage-paid return envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting.

    Please do not send any stock certificates at this time.

                                          By Order of the Board of Directors

                                          Secretary

Mountain View, California
           , 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1
  The Companies............................................................................................          1
  Quote.com Board of Directors Recommendation to Quote.com Shareholders....................................          1
  The Merger...............................................................................................          1
PRICE RANGE OF COMMON STOCK................................................................................          8
DIVIDEND POLICIES..........................................................................................          9
SELECTED HISTORICAL FINANCIAL DATA.........................................................................         10
COMPARATIVE PER SHARE DATA.................................................................................         12
RISK FACTORS...............................................................................................         13
  Risks Factors Relating to the Merger.....................................................................         13
    FORMULA FOR DETERMINING PURCHASE PRICE AND SHARES ISSUABLE MAY REDUCE VALUE OF MERGER PROCEEDS TO
     QUOTE.COM SHAREHOLDERS................................................................................         13
    QUOTE.COM SHAREHOLDERS WILL BE SUBJECT TO MARKET RISKS ASSOCIATED WITH INTERNET COMPANIES..............         13
    SUCCESSFUL INTEGRATION OF LYCOS' AND QUOTE.COM'S OPERATIONS AND THE REALIZATION OF POTENTIAL BENEFITS
     OF THE MERGER ARE UNCERTAIN...........................................................................         13
    METHOD OF ACCOUNTING FOR THE MERGER MAY DELAY PROFITABILITY OF LYCOS...................................         14
    ISSUANCE OF ADDITIONAL SHARES OF LYCOS COMMON STOCK IN THE MERGER MAY REDUCE LYCOS' STOCK PRICE........         14
  Risks Factors Relating to Lycos..........................................................................         14
    LYCOS' PERFORMANCE WILL DEPEND ON THE GROWTH AND COMMERCIAL ACCEPTANCE OF THE INTERNET.................         14
    LYCOS IS DEPENDENT UPON KEY SENIOR MANAGEMENT..........................................................         14
    LYCOS MUST HIRE AND RETAIN SKILLED PERSONNEL TO BE SUCCESSFUL..........................................         14
    LYCOS MAY NOT BE ABLE TO MANAGE EFFECTIVELY THE POTENTIAL GROWTH OF ITS BUSINESSES.....................         15
    LYCOS' SYSTEMS MAY FAIL TO FUNCTION OR MAY NOT HAVE ADEQUATE CAPACITY WHICH COULD IMPAIR LYCOS' ABILITY
     TO ATTRACT ADVERTISERS AND USERS......................................................................         15
    INTERNET SECURITY CONCERNS COULD HINDER COMMERCIAL TRANSACTIONS CONDUCTED OVER THE INTERNET............         15
    LYCOS MUST BE ABLE TO ADAPT TO TECHNOLOGICAL CHANGE AND TO DEVELOP NEW PRODUCTS TO REMAIN
     COMPETITIVE...........................................................................................         16
    THE ACQUISITIONS AND INVESTMENTS THAT LYCOS HAS MADE AND MAY MAKE IN THE FUTURE MAY NOT BE SUCCESSFUL
     AND MAY CREATE UNANTICIPATED PROBLEMS FOR LYCOS.......................................................         16
    LYCOS' SYSTEM MAY EXPERIENCE DIFFICULTIES RELATED TO YEAR 2000 COMPUTER PROBLEMS.......................         16
THE SPECIAL MEETING........................................................................................         18
  Date, Time and Place.....................................................................................         18
  Purpose..................................................................................................         18
  Record Date and Outstanding Shares.......................................................................         18
  Vote Required............................................................................................         18
  Proxies..................................................................................................         19
  Recommendation of Quote.com Board of Directors...........................................................         19
THE MERGER.................................................................................................         20
  General..................................................................................................         20
  Effective Time of the Merger.............................................................................         20
  Merger Consideration.....................................................................................         20
  Allocation of Merger Consideration.......................................................................         22
  Rights of Dissenting Shareholders........................................................................         25
  Conversion and Exchange of Share Certificates............................................................         28
  Background of the Merger.................................................................................         28
  Reasons for the Merger...................................................................................         29

                                                                                                               PAGE
                                                                                                             ---------
  Other Interests of Officers and Directors in the Merger..................................................         31
  Hunsader Payment.........................................................................................         31
  Accounting Treatment.....................................................................................         32
  Material United States Federal Income Tax Consequences...................................................         32
THE AGREEMENT AND PLAN OF MERGER...........................................................................         34
  Representations and Warranties...........................................................................         34
  Covenants................................................................................................         35
  Conditions to Consummation of the Merger.................................................................         37
  Termination and Amendment................................................................................         38
  Fees and Expenses........................................................................................         38
INDEMNIFICATION AND ESCROW AGREEMENT.......................................................................         39
APPROVAL OF HUNSADER PAYMENT...............................................................................         40
SHAREHOLDERS AGREEMENT.....................................................................................         41
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF LYCOS AND SHAREHOLDERS OF QUOTE.COM............................         43
  Comparison of Authorized Outstanding Capital Stock.......................................................         43
  Comparison of Rights of Common Stock.....................................................................         43
  Comparison of Rights and Preferences of Preferred Stock..................................................         44
  Comparison of Securityholder Rights......................................................................         48
BUSINESS OF LYCOS..........................................................................................         57
BUSINESS OF QUOTE.COM......................................................................................         57
  Strategy.................................................................................................         59
  Products and Services....................................................................................         59
  Employees and Facilities.................................................................................         60
  Litigation...............................................................................................         60
QUOTE.COM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............         61
DESCRIPTION OF LYCOS CAPITAL STOCK.........................................................................         67
  Common Stock.............................................................................................         67
  Preferred Stock..........................................................................................         67
  Transfer Agent and Registrar.............................................................................         68
SECURITY OWNERSHIP OF QUOTE.COM............................................................................         69
LEGAL MATTERS..............................................................................................         71
EXPERTS....................................................................................................         71
WHERE YOU CAN FIND MORE INFORMATION........................................................................         71
FORWARD-LOOKING STATEMENTS.................................................................................         73
FINANCIAL STATEMENTS OF QUOTE.COM..........................................................................        F-1
ANNEXES
  Annex A--Agreement and Plan of Merger....................................................................        A-1
  Annex B--Shareholders Agreement..........................................................................        B-1
  Annex C--Indemnification and Escrow Agreement............................................................        C-1
  Annex D--Chapter 13 of the California Corporations Code..................................................        D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN TO QUOTE.COM AS A RESULT OF THE MERGER?

A: Quote.com will become a wholly owned subsidiary of Lycos.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/ prospectus, please complete, date, sign and return the enclosed proxy as promptly as possible, so that your shares may be represented at the special meeting. A postage-paid return envelope is enclosed for that purpose. If you sign and send your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the approval and adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement, including the payment to Mr. Hunsader.

    The Quote.com special meeting will take place on           , 1999. You may
attend the special meeting and vote your shares in person rather than completing, dating, signing and returning your proxy.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new, later dated proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Quote.com at the address on page 1. Third, you can attend your special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy.

Q: SHOULD I SEND IN MY QUOTE.COM STOCK CERTIFICATE NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates now.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger in the fourth calendar quarter of 1999. We are working to complete the merger as quickly as possible and intend to do so shortly after the special meeting.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                                  Lycos, Inc.
                         Attention: Investor Relations
                             400-2 Totten Pond Road
                               Waltham, MA 02451
                                 (781) 370-2700

                                Quote.com, Inc.
                         Attention: Investor Relations
                         850 North Shoreline Boulevard
                            Mountain View, CA 94043
                                 (650) 930-1000

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS, BUT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 71. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

                             THE COMPANIES (Page 1)

Quote.com, Inc.
850 North Shoreline Boulevard
Mountain View, California 94043-1913
(650) 930-1000

    Quote.com is a leading Internet investment information and tools provider, utilizing both business to consumer and branded business to business distribution models. Quote.com reaches consumers directly through its website at www.Quote.com and achieves business to business distribution through direct sales to retail financial institutions worldwide. Through its website, Quote.com provides a comprehensive package of financial content, tools and transaction capabilities targeted at independent individual investors and retail oriented professionals, such as registered investment advisors and certified financial planners.

Lycos, Inc.
400-2 Totten Pond Road
Waltham, Massachusetts 02451
(781) 370-2700

    Lycos, "Your Personal Internet Guide," is a "New Generation Online Service" that offers through the Internet a network of online services and content including community, chat, e-mail and online shopping. Lycos seeks to draw a large number of viewers to its websites by providing a one-stop destination for identifying, selecting and accessing resources, services, content and information on the Internet. The Lycos Network is dedicated to helping each individual user locate, retrieve and manage information tailored to his or her personal interests.

QUOTE.COM BOARD OF DIRECTORS RECOMMENDATION TO QUOTE.COM SHAREHOLDERS (Page 19)

    The Quote.com board of directors has determined that:
    - the merger agreement and the merger are advisable and in the best interests of Quote.com and its shareholders;

    - the consideration to be paid to the holders of Quote.com common stock and Quote.com preferred stock is fair to such holders; and

    - it is in the best interests of Quote.com and its shareholders to approve the payment to Mr. Hunsader.

    The Quote.com board of directors recommends that you vote "FOR" the merger agreement, the merger and the payment to Mr. Hunsader.

    To review the background of and reasons for the merger, as well as certain risks related to the merger, please see "The Merger--Background of the Merger", "The Merger--Reasons for the Merger" and "Risk Factors" starting on pages 29, 30 and 13, respectively.

                              THE MERGER (Page 20)

WHAT QUOTE.COM SHAREHOLDERS WILL RECEIVE (Page 28)

    In the merger, Quote.com shareholders that do not comply with the requirements of the California Corporations Code relating to dissenters' rights will receive Lycos common stock in exchange for their shares of Quote.com capital stock.

    The total amount of shares of Lycos common stock to be received by Quote.com shareholders will be determined by dividing (i) $88.0 million (increased by the amount of cash held by

Quote.com at the time of the closing of the merger and reduced by the amount of relevant indebtedness of Quote.com outstanding at the time of the closing of the merger, the cash payment to be made to Mr. Hunsader and the fees and expenses incurred by Quote.com in connection with the merger and the payment to Mr. Hunsader (excluding fees and expenses of Hambrecht & Quist LLC, Quote.com's financial advisor) by (ii) the average closing price of Lycos common stock, during the 20 trading days ending on the trading day preceding the completion of the merger. The average closing price of Lycos common stock used to calculate the merger consideration will not be more than $51.25 or less than $30.75.

    No fractional shares of Lycos common stock will be issued in connection with the merger. Instead of receiving a fractional share, a shareholder who would otherwise be entitled to a fractional share will receive an amount of cash, rounded to the nearest whole cent, equal to the product of (1) the fractional share and (2) the last quoted sale price of Lycos common stock on the closing date.

    Set forth below is a table that shows the aggregate number of whole shares of Lycos common stock that holders of Quote.com capital stock would receive in the merger at various average closing prices of Lycos common stock.

    The table is based on the number of shares, options and warrants of Quote.com outstanding as of September 30, 1999 and assumes the exercise of such options and warrants. In addition, it assumes that:

    - Quote.com holds $600,000 in cash (excluding any payment of fees and expenses incurred by Quote.com in connection with the merger) and has relevant outstanding indebtedness of $7,400,000 at the time of the closing of the merger.

    - The cash payment to Mr. Hunsader is $1,181,131.

    - Fees and expenses incurred in the merger are $500,000 (excluding the fees and expenses payable to Hambrecht & Quist LLC).

                                             AGGREGATE NUMBER
                                               OF SHARES OF
                        AVERAGE CLOSING        LYCOS COMMON
                        PRICE OF LYCOS       STOCK TO BE PAID
                         COMMON STOCK          IN THE MERGER
                    -----------------------  -----------------
                     $   25.00   or lower        2,585,980
                         27.00                   2,585,980
                         29.00                   2,585,980
Lower collar limit       30.75                   2,585,980
                         31.00                   2,565,125
                         33.00                   2,409,663
                         35.00                   2,271,968
                         37.00                   2,149,159
                         39.00                   2,038,945
                         41.00                   1,939,485
                         43.00                   1,849,276
                         45.00                   1,767,086
                         47.00                   1,691,891
                         49.00                   1,622,834
                         51.00                   1,559,194
Upper collar limit       51.25                   1,551,588
                         53.00                   1,551,588
                         55.00                   1,551,588
                         57.00   or higher       1,551,588

    The aggregate merger consideration will be allocated among the classes and series of Quote.com capital stock based on the merger share value. The merger share value equals the aggregate number of Lycos shares to be received by the shareholders of Quote.com in the merger multiplied by the average closing price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger, without giving effect to any minimum or maximum prices used to calculate the aggregate merger consideration.

    If the merger share value is equal to or greater than $90.0 million, then the aggregate merger consideration will be allocated as follows:

    - First, proportionally to (i) holders of Quote.com Series B preferred stock until they receive an amount of Lycos common stock equal to $6.50 for each of their shares, (ii) holders of Quote.com Series C preferred stock until they receive an amount of Lycos common stock equal to $10.38 for each of their shares and (iii) holders of Quote.com Series D preferred stock until they receive an amount of Lycos common stock equal to $11.49 for each of their shares.

    - Second, to holders of Quote.com Series A preferred stock until they receive an amount of Lycos common stock equal to $6.00 for each of their shares.

    - Third, proportionally to holders of Quote.com preferred stock (on an as converted basis) and Quote.com common stock until (i) holders of Quote.com Series B preferred stock receive an amount of Lycos common stock equal to $21.58 for each of their shares, (ii) holders of Quote.com Series C preferred stock receive an amount of Lycos common stock equal to $34.48 for each of their shares and (iii) holders of Quote.com Series D preferred stock receive an amount of Lycos common stock equal to $38.16 for each of their shares. All amounts referred to in this paragraph include amounts allocated pursuant to the prior two paragraphs.

    - Fourth, proportionally to holders of Quote.com Series A preferred stock (on an as converted basis) and Quote.com common stock.

    The following table illustrates the allocation of shares of Lycos common stock among the classes and series of Quote.com capital stock under the price and other assumptions set forth above and assuming that the merger share value is equal to or greater than $90 million.

                 NUMBER OF SHARES OF LYCOS COMMON STOCK TO BE ISSUED IN EXCHANGE
                                   FOR EACH SHARE OF QUOTE.COM
AVERAGE CLOSING  ---------------------------------------------------------------
PRICE OF LYCOS    SERIES A     SERIES B     SERIES C     SERIES D      COMMON
 COMMON STOCK     PREFERRED    PREFERRED    PREFERRED    PREFERRED      STOCK
---------------  -----------  -----------  -----------  -----------  -----------
   $   58.00          0.236        0.245        0.312        0.331        0.133
       60.00          0.235        0.243        0.308        0.327        0.135
       62.00          0.234        0.242        0.304        0.322        0.137
       64.00          0.233        0.241        0.301        0.319        0.139
       66.00          0.232        0.239        0.298        0.315        0.141

    If the merger share value is less than $90.0 million, then the aggregate merger consideration will be allocated as follows:

    - First, proportionally to (i) holders of Quote.com Series B preferred stock until they receive an amount of Lycos common stock equal to $8.50 for each of their shares, (ii) holders of Quote.com Series C preferred stock until they receive an amount of Lycos common stock equal to $13.58 for each of their shares and (iii) holders of Quote.com Series D preferred stock until they receive an amount of Lycos common stock equal to $15.03 for each of their shares.

    - Second, to holders of Quote.com Series A preferred stock until they receive an amount of Lycos common stock equal to $6.00 for each of their shares.

    - Third, proportionally to holders of Quote.com preferred stock (on an as converted basis) and Quote.com common stock until (i) holders of Quote.com Series B preferred stock receive an amount of Lycos common stock equal to $12.78 for each of their shares, (ii) holders of Quote.com Series C preferred stock receive an amount of Lycos common stock equal to $20.42 for each of their shares and (iii) holders of Quote.com Series D preferred stock receive an amount of Lycos common stock equal to $22.60 for each of their shares. All amounts referred to in this paragraph include amounts allocated pursuant to the prior two paragraphs.

    - Fourth, proportionally to holders of Quote.com Series A preferred stock (on an as converted basis) and Quote.com common stock.

    The following table illustrates the allocation of shares of Lycos common stock among the classes and series of Quote.com capital stock under the price and other assumptions set forth above and assuming that the merger share value is less than $90 million.

                    NUMBER OF SHARES OF LYCOS COMMON STOCK TO BE
                   ISSUED IN EXCHANGE FOR EACH SHARE OF QUOTE.COM
AVERAGE CLOSING  --------------------------------------------------
PRICE OF LYCOS    SERIES A     SERIES B     SERIES C     SERIES D      COMMON
 COMMON STOCK     PREFERRED    PREFERRED    PREFERRED    PREFERRED      STOCK
---------------  -----------  -----------  -----------  -----------  -----------
   $   25.00          0.390        0.490        0.693        0.751        0.150
       27.00          0.386        0.473        0.667        0.721        0.164
       29.00          0.385        0.441        0.646        0.696        0.178
       30.75          0.384        0.416        0.631        0.678        0.189
       31.00          0.381        0.412        0.626        0.672        0.188
       33.00          0.358        0.387        0.588        0.632        0.176
       35.00          0.338        0.365        0.554        0.596        0.166
       37.00          0.319        0.345        0.524        0.563        0.157
       39.00          0.303        0.328        0.497        0.534        0.149
       41.00          0.288        0.312        0.473        0.508        0.142
       43.00          0.275        0.297        0.451        0.485        0.135
       45.00          0.263        0.284        0.431        0.463        0.129
       47.00          0.251        0.272        0.413        0.444        0.124
       49.00          0.241        0.261        0.396        0.425        0.119
       51.00          0.232        0.251        0.380        0.409        0.114
       51.25          0.231        0.249        0.378        0.407        0.113
       53.00          0.230        0.241        0.373        0.401        0.117
       55.00          0.230        0.232        0.368        0.394        0.121
       57.00          0.230        0.224        0.358        0.388        0.125

    These tables are included for illustrative purposes only. The actual average closing stock prices and the amount of cash held by Quote.com at the time of the closing of the merger, the amount of the relevant outstanding indebtedness of Quote.com at the time of the closing of the merger, the amount of the cash payment to Mr. Hunsader and the fees and expenses incurred in connection with the merger, as well as many of the other variables, will not be known until just prior to the merger. In the event of a stock split or similar transaction affecting Lycos common stock or in the event Lycos common stock is converted or exchanged as a result of any consolidation or merger to which Lycos is a party, the merger consideration, allocation of shares, collar limits and similar provisions will be appropriately adjusted or converted, as the case may be.

MARKET PRICES AND DIVIDEND INFORMATION (Page 9)

    Shares of Lycos common stock are quoted on the Nasdaq National Market. Shares of Quote.com capital stock are not listed on an exchange or quoted on the Nasdaq National Market. On August 25, 1998 and July 27, 1999, Lycos effected 2 for 1 stock splits. All per share data included in this proxy statement/prospectus give effect to these stock splits. The quarterly high and low closing prices of Lycos common stock have been as follows:

FISCAL YEAR       FISCAL QUARTER ENDED       HIGH        LOW
-------------  --------------------------  ---------  ---------
       1996    April 30, 1996 (commencing
               April 2, 1996)............  $    7.32  $    3.50
               July 31, 1996.............       4.82       1.47
       1997    October 31, 1996..........       3.19       1.44
               January 31, 1997..........       4.69       2.38
               April 30, 1997............       5.69       3.00
               July 31, 1997.............       4.82       2.80
       1998    October 31, 1997..........      10.50       4.07
               January 31, 1998..........      10.50       6.32
               April 30, 1998............      19.79       8.80
               July 31, 1998.............      26.82      12.08
       1999    October 31, 1998..........      22.25      10.03
               January 31, 1999..........      72.69      20.63
               April 30, 1999............      55.25      34.50
               July 31, 1999.............      61.03      20.40

    On September 1, 1999, the trading day immediately prior to the date of the signing of the merger agreement, Lycos common stock closed at $42. The closing
price for Lycos common stock on     ,   the last practicable trading day for
which information was available prior to the date of this proxy
statement/prospectus, was $    . You should check current market prices for
Lycos common stock.

    There have been significant historical fluctuations in Lycos stock price, and any increase in Lycos stock price prior to the time that you receive your Lycos shares should not be viewed as representative of what the stock price will be when you receive your shares. Furthermore, the changes in Lycos stock price during the period shown above should not be viewed as directly comparable to the increase or decrease in the price of other Internet stocks during the same period.

    Neither Lycos nor Quote.com has ever declared or paid cash dividends on shares of their common stock. Holders of Quote.com Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are entitled to per annum dividends of $0.367, $0.41, $0.66 and $0.731, respectively, if funds are legally available therefor, payable when, as and if declared by the Quote.com board of directors. Quote.com has never declared or paid dividends on shares of its preferred stock.

EFFECT OF THE MERGER ON QUOTE.COM AND ITS SHAREHOLDERS (Page 20)

    Upon completion of the merger, Quote.com will become a subsidiary of Lycos. Former Quote.com shareholders will hold between approximately 1.6% and approximately 2.7% of Lycos' common stock after the merger, based on 95,872,211 shares of Lycos common stock outstanding at September 30, 1999.

    The 1.6% figure assumes that the average closing price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger is $51.25, which is the upper collar limit, and that 1,551,588 shares of Lycos common stock are issued in the merger. The 2.7% figure assumes that the average closing price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger is $30.75, which is the lower collar limit, and that 2,585,980 shares of Lycos common stock are issued in the merger. Both percentages were calculated using the assumptions used to prepare the tables set forth above.

VOTE REQUIRED (Page 18)

    In order to complete the merger, the approval and adoption of the merger agreement and the approval of the merger must be obtained from the following persons:

    - the holders of record of at least a majority of the outstanding shares of Quote.com common stock and preferred stock, voting as a single class;

    - the holders of record of at least a majority of the outstanding shares of
      (a) Quote.com common stock, voting as a separate class, and (b) Quote.com preferred stock, voting as a separate class; and

    - the holders of record of at least 80% of the outstanding shares of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class.

    To ensure that the payment to Mr. Hunsader pursuant to his consulting agreement with Quote.com does not constitute a parachute payment under Section 280G of the Internal Revenue Code, which would have adverse tax consequences for Lycos and Mr. Hunsader, it must be approved by the holders of more than 75% of the outstanding shares of Quote.com common stock and the outstanding shares of Quote.com preferred stock, excluding shares held by Mr. Hunsader, voting together as a single class.

    Shareholders of Quote.com who hold approximately 92% of the outstanding shares of Quote.com common stock and approximately 96% of the shares of Quote.com preferred stock have entered into a shareholders agreement with Lycos. Under the terms of the shareholders agreement, these shareholders have agreed to vote all their outstanding Quote.com capital stock in favor of the merger agreement, the merger and the payment to Mr. Hunsader and have appointed representatives of Lycos as proxies to vote their shares of Quote.com capital stock. Further information concerning the shareholders agreement is contained under "Shareholders Agreement" on page 41.

    BECAUSE THE VOTE OF THESE SHAREHOLDERS IS SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AND THE PAYMENT TO MR. HUNSADER, SUCH APPROVALS ARE ASSURED.

RIGHTS OF DISSENTING SHAREHOLDERS (Page 25)

    Shareholders of Quote.com who do not vote in favor of the merger agreement and the merger and who otherwise comply with the requirements of the California Corporations Code relating to dissenters' rights will be entitled to receive an amount in cash equal to the fair market value of their Quote.com capital stock. The fair market value of shares of Quote.com capital stock may be more or less than the value of Lycos common stock to be paid to other Quote.com shareholders in the merger. Dissenting Quote.com shareholders must precisely follow specific procedures to exercise this right, or the right may be lost. These procedures are described in this proxy statement/ prospectus, and the relevant provisions of California law are attached as Annex D hereto.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (Page 32)

    Quote.com and Lycos intend that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies as a reorganization, you will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of Lycos common stock in the merger, although you will recognize gain or loss upon the receipt of any cash instead of a fractional share of Lycos common stock. It is a condition to completion of the merger that Quote.com receive a legal opinion from Brobeck, Phleger & Harrison LLP, its legal counsel, stating that the merger will constitute a reorganization within the meaning of the Internal Revenue Code.

    Tax matters are very complicated and the tax consequences of the merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (Page 31)

    In considering the Quote.com board's recommendation that you vote for the merger and the merger agreement, you should be aware that the executive officers of Quote.com and the directors of Quote.com have interests in the merger that are different from, or in addition to, their rights as Quote.com shareholders. For information concerning the interests of executive officers and directors as shareholders, see "Security Ownership of Quote.com" starting on page 69.

    As a result of the merger, all unvested options outstanding under the Quote.com 1996 Stock Option Plan will become fully vested upon the earlier to occur of (i) an optionee's completion of 12 months of continuous employment with Quote.com following the merger or (ii) such optionee's involuntary termination without cause within such twelve-month period.

    The issuance by Quote.com of stock bonus and option grants to officers, employees and consultants of Quote.com will result in the issuance of approximately 50,000 additional shares of Quote.com common stock prior to the merger and, therefore, will decrease the merger proceeds payable with respect to each share of Quote.com common stock outstanding prior to such issuance.

    Certain directors are principals of investment entities that own a majority of the outstanding Quote.com common stock and Series A preferred stock and all of the outstanding Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock. In addition, Mr. Daniel Nova, a director of Quote.com, is also a director of Lycos.

CONDITIONS TO THE MERGER (Page 37)

    The completion of the merger depends upon meeting a number of conditions, including the following:

    - the receipt by Quote.com of shareholder approval and adoption of the merger agreement and approval of the merger;

    - the receipt of all necessary authorizations, orders, consents and approvals of governmental entities;

    - the absence of any order, injunction or other legal restraint preventing the occurrence of the merger;

    - the approval for quotation on the Nasdaq National Market of the shares of Lycos common stock to be issued in the merger;

    - the representations and warranties in the merger agreement are true, except for inaccuracies that do not have and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Quote.com or Lycos; and

    - all covenants and agreements in the merger agreement have been satisfied in all material respects.

    In addition, Lycos' obligation to complete the merger is subject to the satisfaction of a number of additional conditions including the following:

    - the absence of any pending litigation by any governmental entity, or any suit with a reasonable probability of success brought by any other third party, seeking to restrain the completion of the merger or to prevent Lycos from effectively controlling Quote.com in any material respect; and

    - holders of no more than 5% of Quote.com capital stock have perfected their dissenters' rights under California law.

TERMINATION OF THE MERGER AGREEMENT (Page 38)

    The merger agreement may be terminated at any time prior to completion of the merger by:

    - the mutual consent of Lycos and Quote.com;

    - either Lycos or Quote.com if the merger is not completed by December 31, 1999;

    - Lycos or Quote.com if there has been a material breach of any representation, warranty, covenant, condition or agreement set forth in the merger agreement by the other party and the breach has not been cured within 20 business days after the breaching party receives notice of the breach;

    - either Lycos or Quote.com if the shareholders of Quote.com do not approve and adopt the merger agreement and approve the merger; or

    - either Lycos or Quote.com if a law, court order or other legal action that prohibits the completion of the merger has become final and nonappealable.

ACCOUNTING TREATMENT (Page 32)

    Lycos intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that Lycos will treat Quote.com as a separate entity for periods prior to the closing and, thereafter, as a wholly owned subsidiary of Lycos.

INDEMNIFICATION BY QUOTE.COM SHAREHOLDERS AND ESCROW OF SHARES (Page 39)

    The Quote.com shareholders that have entered into the shareholders agreement have also agreed to enter into an indemnification and escrow agreement with Lycos. Under the terms of the indemnification and escrow agreement, a portion of the shares to be received by these shareholders in the merger, which represents 10% of the aggregate number of shares of Lycos common stock to be issued in the merger, will be deposited into an escrow fund. The purpose of this escrow fund is to compensate Lycos for certain losses incurred, including as a result of:

    - any inaccuracy in or breach of any representation and warranty of Quote.com that is contained in the merger agreement or any certificate delivered pursuant to the merger agreement;

    - the failure of Quote.com to perform any of its covenants or agreements contained in the merger agreement or in any certificate delivered by Quote.com in connection with the merger;

    - certain obligations of Quote.com to Mr. Hunsader;

    - any tax liabilities of Quote.com and any of its subsidiaries or affiliates for the pre-closing tax period;

    - the termination by Quote.com or by Lycos of certain employees; and

    - the failure by shareholders who have entered the indemnification and escrow agreement to perform any covenant, agreement, obligation or undertaking to which they are subject in the agreement.

    Except for fraud, wilful misconduct or wilful concealment by or on behalf of Quote.com or certain of its shareholders, claims against the escrow fund are the sole and exclusive remedy for the satisfaction of indemnification claims by Lycos.

    The form of the indemnification and escrow arrangement to be entered into is attached to this proxy statement/prospectus as Annex C.

                          PRICE RANGE OF COMMON STOCK

    Shares of Lycos common stock are quoted on the Nasdaq National Market under the symbol "LCOS." Shares of Quote.com capital stock are not listed on an exchange or quoted on the Nasdaq National Market. The shares of Lycos common stock issued in connection with the merger will be quoted on the Nasdaq National Market. On August 25, 1998 and July 27, 1999, Lycos effected 2 for 1 stock splits. All per share data included in this proxy statement/prospectus give effect to these stock splits. The table below provides, for the fiscal quarters indicated, the reported high and low trading prices of Lycos common stock as reported on the Nasdaq National Market.

FISCAL YEAR                                    FISCAL QUARTER ENDED                                     HIGH        LOW
-------------  -------------------------------------------------------------------------------------  ---------  ---------
       1996    April 30, 1996 (commencing April 2, 1996)............................................  $    7.32  $    3.50
               July 31, 1996........................................................................       4.82       1.47
       1997    October 31, 1996.....................................................................       3.19       1.44
               January 31, 1997.....................................................................       4.69       2.38
               April 30, 1997.......................................................................       5.69       3.00
               July 31, 1997........................................................................       4.82       2.80
       1998    October 31, 1997.....................................................................      10.50       4.07
               January 31, 1998.....................................................................      10.50       6.32
               April 30, 1998.......................................................................      19.79       8.80
               July 31, 1998........................................................................      26.82      12.08
       1999    October 31, 1998.....................................................................      22.25      10.03
               January 31, 1999.....................................................................      72.69      20.63
               April 30, 1999.......................................................................      55.25      34.50
               July 31, 1999........................................................................      61.03      20.40

    On September 1, 1999, the full trading day prior to the signing of the
merger agreement, Lycos common stock closed at $42. On     , 1999, the last
practicable trading day for which information was available prior to the date of
this proxy statement/prospectus, Lycos common stock closed at $    . As of
        , 1999 Lycos had approximately      registered stockholders of record.

    Quote.com is a privately-owned company, and, therefore, no market value information on its stock is available. As of September 30, 1999, Quote.com had 74 holders of record of common stock, 10 holders of its Series A preferred stock, 3 holders of record of its Series B preferred stock, 7 holders of record of its Series C preferred stock and 1 holder of record of its Series D preferred stock.

    Because the market price of Lycos common stock changes, the market value of the shares to be issued in the merger may increase or decrease at any time. However, the merger agreement provides that the average closing price of Lycos common stock used to calculate the merger consideration will not be more than $51.25 or less than $30.75.

                               DIVIDEND POLICIES

    Neither Lycos nor Quote.com has ever declared or paid cash dividends on shares of their common stock. Holders of Quote.com Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are entitled to per annum dividends of $0.367, $0.41, $0.66 and $0.731, respectively, if funds are legally available therefor, payable when, as and if declared by the Quote.com board of directors. Quote.com has never declared or paid dividends on shares of its preferred stock.

    Lycos currently intends to retain all of its earnings to finance the development and expansion of its business and therefore does not intend to declare or pay cash dividends on its common stock in the foreseeable future. The Lycos board of directors, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

    - Lycos' results of operations;

    - Lycos' earnings and financial condition;

    - contractual limitations;

    - cash requirements;

    - future prospects;

    - applicable law; and

    - other factors deemed relevant by Lycos' board of directors.

                                  LYCOS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected historical financial data of Lycos as of and for the years ended July 31, 1998, 1997 and 1996 and as of July 31, 1995 and for the period from Inception (June 1, 1995) to July 31, 1995 have been derived from the consolidated financial statements of Lycos, which have been audited by KPMG LLP, independent certified public accountants. The Lycos selected historical financial data as of April 30, 1999 and for the nine months ended April 30, 1999 and 1998 have been derived from the unaudited financial statements of Lycos, which have been prepared on the same basis as the audited financial statements of Lycos. On August 25, 1998 and July 27, 1999, Lycos effected 2 for 1 stock splits. All share and per share data included in this proxy statement/prospectus give effect to these stock splits. The selected historical financial data should not be considered to be indicative of future results and should be read in conjunction with Lycos' consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this proxy statement/prospectus.

                                                 NINE MONTHS                                           INCEPTION
                                               ENDED APRIL 30,           YEAR ENDED JULY 31,        (JUNE 1, 1995)
                                             --------------------  -------------------------------    TO JULY 31,
                                               1999       1998       1998       1997       1996          1995
                                             ---------  ---------  ---------  ---------  ---------  ---------------
                                                 (UNAUDITED)
Statements of Operations Data-Lycos
  Net revenues.............................  $  90,418  $  37,035  $  56,060  $  22,273  $   5,257     $       5
  In process research and development......         --     16,280     17,280         --        452            --
  Amortization of intangible assets........     35,687      2,521      7,614        540        360            --
  Operating loss...........................    (45,703)   (23,272)   (31,491)    (8,750)    (5,802)         (105)
  Net loss.................................    (30,651)   (21,643)   (28,439)    (6,619)    (5,088)         (105)
  Basic and diluted net loss per share:....  $   (0.36) $   (0.37) $   (0.46) $   (0.12) $   (0.11)    $      --
  Weighted average shares used in computing
    basic and diluted net loss per
    share:.................................     85,420     58,553     61,866     55,179     47,970        44,051

                                                                                      JULY 31,
                                                                  ------------------------------------------------
                                               APRIL 30, 1999       1998       1997       1996          1995
                                             -------------------  ---------  ---------  ---------  ---------------
                                                 (UNAUDITED)
Balance Sheet Data-Lycos
  Working capital..........................       $ 158,169       $ 146,922  $  38,129  $  39,974     $     329
  Total assets.............................         538,490         317,235     65,419     53,661         1,317
  Long-term portion of deferred revenue....          74,566          26,160      5,100         --            --
  Long-term portion of notes payable.......           1,030              --         --         --            --
  Total stockholders' equity...............         376,340         237,164     37,647     44,106         1,145

                                   QUOTE.COM

                       SELECTED HISTORICAL FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical financial data of Quote.com as of and for the years ended September 30, 1998, 1997, 1996 and 1995 have been derived from the consolidated financial statements of Quote.com, which have been audited by PricewaterhouseCoopers LLP, independent certified public accountants. The selected historical financial data of Quote.com as of and for the year ended September 30, 1994 have been derived from the unaudited financial statements of Quote.com, which have been prepared on the same basis as the audited financial statements of Quote.com. The Quote.com selected historical financial data as of March 31, 1999 and for the six months ended March 31, 1999 and 1998 have been derived from the unaudited financial statements of Quote.com, which have been prepared on the same basis as the audited financial statements of Quote.com. The selected historical financial data should not be considered to be indicative of future results and should be read in conjunction with Quote.com's consolidated financial statements, the related notes thereto and "Quote.com Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 61.

                                                    SIX MONTHS
                                                 ENDED MARCH 31,                     YEAR ENDED SEPTEMBER 30,
                                               --------------------  ---------------------------------------------------------
                                                 1999       1998       1998       1997       1996       1995         1994
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------

                                                   (UNAUDITED)                                                    (UNAUDITED)
Statements of Operations Data-Quote.com
  Net revenues...............................  $   6,223  $   5,834  $  11,467  $   7,110  $   2,470  $     421    $      11
  In process research and development........         --        388        388         --         --         --           --
  Amortization of intangible assets..........         32          5         --         --         --         --           --
  Loss from operations.......................     (2,638)    (1,711)    (3,370)    (4,692)    (1,996)        45         (151)
  Net loss...................................     (2,883)    (1,767)    (3,515)    (4,793)    (2,014)        20         (151)
  Net loss per share; Basic and diluted......  $   (1.10) $   (0.83) $   (1.51) $   (2.44) $   (0.67) $      --    $   (0.04)
  Weighted average shares used in computing
    basic and diluted net loss per share:....      2,609      2,120      2,332      1,961      2,999      3,500        3,500

                                                                                           SEPTEMBER 30,
                                                                     ---------------------------------------------------------
                                                  MARCH 31, 1999       1998       1997       1996       1995         1994
                                               --------------------  ---------  ---------  ---------  ---------  -------------
                                                   (UNAUDITED)                                                    (UNAUDITED)
Balance Sheet Data-Quote.com.................
  Working capital............................        $(3,124)        $     (46) $      68  $     748  $    (188) $        (3  )
  Total assets...............................         6,372              5,184      4,248      2,556        385          103
  Long-term portion of notes payable.........          258                 357         --         28         65          167
  Total shareholders' equity (deficit).......        (1,092)             1,722      1,766      1,459         32          (81  )

                           COMPARATIVE PER SHARE DATA

    The following table includes selected historical per share data and the corresponding unaudited pro forma per share amounts for Lycos common stock and Quote.com capital stock for the periods indicated, giving effect to the merger. The data presented are based upon the financial statements and related notes of each of Lycos and Quote.com appearing elsewhere in, or incorporated by reference into, this proxy statement/prospectus. This information is only a summary and should be read in conjunction with the historical financial statements of Lycos and Quote.com and related notes thereto. On August 25, 1998 and July 27, 1999, Lycos effected 2 for 1 stock splits. All per share data included in this proxy statement/prospectus give effect to these stock splits. The comparative per share data does not necessarily indicate the results of the future operations of the combined organization or the actual results that would have occurred if the merger had occurred at the beginning of the periods indicated.

                                     LYCOS

                                                                                                       YEAR ENDED
                                                                                                      JULY 31, 1998
                                                                                        NINE MONTHS   -------------
                                                                                           ENDED
                                                                                         APRIL 30,
                                                                                           1999
                                                                                       -------------
                                                                                        (UNAUDITED)
HISTORICAL PER COMMON SHARE DATA:
  Basic and diluted loss from continuing operations..................................    $   (0.36)     $   (0.46)
  Book value.........................................................................         4.41           3.04

PRO FORMA PER COMMON SHARE DATA: (1)
  Basic and diluted loss from continuing operations..................................    $   (0.56)     $   (0.80)
  Book value.........................................................................         5.37           5.39

                                   QUOTE.COM

                                                                                                      YEAR ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                       NINE MONTHS   -------------
                                                                                          ENDED
                                                                                        MARCH 31,
                                                                                          1999
                                                                                      -------------
                                                                                       (UNAUDITED)
HISTORICAL PER COMMON SHARE DATA:
  Basic and diluted loss from continuing operations.................................    $   (1.46)     $   (1.38)
  Book value........................................................................        (0.42)          0.68
PRO FORMA EQUIVALENT PER COMMON SHARE DATA: (1)(2)
  Basic and diluted loss from continuing operations.................................    $   (0.01)     $   (0.01)
  Book value........................................................................    $    0.10      $    0.10

------------------------------

(1) Figures calculated based on an average closing Lycos share price of $57.33 for the five days ended October 7, 1999 and the resulting number of shares of Lycos common stock outstanding as if the merger had been completed on April 30, 1999.

(2) Represents pro forma equivalent Quote.com amounts calculated by multiplying the Lycos pro forma per common share data by the ratio of common shares issued to acquire Quote.com (based on a $51.25 Lycos share price, which is the upper collar limit) to the total pro forma common shares outstanding.

                                  RISK FACTORS

    SHAREHOLDERS OF QUOTE.COM SHOULD CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WHEN DECIDING HOW TO VOTE ON THE PROPOSALS CONTAINED HEREIN.

RISK FACTORS RELATING TO THE MERGER

FORMULA FOR DETERMINING PURCHASE PRICE AND SHARES ISSUABLE MAY REDUCE VALUE OF
  MERGER PROCEEDS TO QUOTE.COM SHAREHOLDERS.

    The total purchase price to be paid in the merger is defined in terms of dollars and the purchase price is to be paid in shares of Lycos common stock. For purposes of determining the total number of shares to be issued in the merger, the Lycos common stock will be valued based on the average closing price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger. However, if this average price is less than $30.75, the shares will be deemed to be valued at $30.75 per share, regardless of the actual average price. If the 20-day average closing stock price is so limited, the number of shares of Lycos common stock that Quote.com shareholders receive in the transaction would be limited and the value of your merger proceeds would be decreased.

QUOTE.COM SHAREHOLDERS WILL BE SUBJECT TO MARKET RISKS ASSOCIATED WITH INTERNET
  COMPANIES.

    The market price of the Lycos common stock you receive in the merger could be subject to significant fluctuations in response to a variety of factors, including quarter-to-quarter variations in Lycos' operating results or announcements of technological innovations or new products by Lycos or its competitors. For example, a shortfall in revenues, or an increase in losses from levels expected by securities analysts, could have an immediate and significant adverse effect on the market price of Lycos common stock.

    In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often dramatically affected the market prices of many high technology companies, particularly those companies doing business on the Internet. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price for Lycos common stock.

SUCCESSFUL INTEGRATION OF QUOTE.COM'S OPERATIONS INTO LYCOS AND THE REALIZATION
  OF POTENTIAL BENEFITS OF THE MERGER ARE UNCERTAIN.

    Quote.com and Lycos have entered into the merger agreement with the expectation that the merger will result in benefits to both companies through the integration of the companies' operations and synergies created thereby. If Lycos and Quote.com fail to integrate the two companies efficiently, the expected benefits of the merger may not be realized. The integration of operations will require, among other things, that Lycos integrate the website operated by Quote.com into the Lycos Network and possibly combine the companies' administrative, executive and technical staffs and sales and marketing operations. The difficulties of this integration may be increased by the geographical separation of the two companies and their employees in that Lycos is headquartered in Waltham, Massachusetts and Quote.com is headquartered in Mountain View, California. This integration will require the dedication of management resources that may temporarily distract management's attention from the day-to-day business of the combined company. We cannot assure you that this integration will be achieved efficiently or that any of the expected benefits of the merger will be realized.

METHOD OF ACCOUNTING FOR THE MERGER MAY DELAY PROFITABILITY OF LYCOS.

    The merger will be accounted for under the "purchase" method of accounting, meaning that the purchase price for Quote.com must be allocated to the acquired assets and assumed liabilities of Quote.com. The combined company's profitability is expected to be delayed beyond the time frame in which Lycos or Quote.com, as independent entities, may have otherwise achieved profitability because of the use of the purchase method of accounting. Any amount allocated to goodwill, preliminarily estimated at $90.2 million, must be amortized ratably over five years. Additionally, an in-process research and development charge, preliminarily estimated to be between $1 million and $5 million, will be recorded in the quarter the merger is completed and will be deducted from net income in determining the profitability of Lycos for that quarter.

ISSUANCE OF ADDITIONAL SHARES OF LYCOS COMMON STOCK IN THE MERGER MAY REDUCE
  LYCOS' STOCK PRICE.

    In connection with the merger, we estimate that between approximately 1,551,588 and approximately 2,585,980 newly-issued shares of Lycos common stock will be issued to current Quote.com shareholders. The issuance of Lycos common stock in the merger will reduce Lycos' earnings per share, if any. This dilution could reduce the market price of Lycos common stock unless and until the combined company achieves revenue growth or cost savings and other business economies sufficient to offset the effect of this issuance. There can be no assurance that we will achieve revenue growth, cost savings or other business economies or that you will achieve greater returns as a Lycos stockholder than as a Quote.com shareholder. In addition, the immediate availability of this substantial number of additional shares of Lycos common stock for sale in the market could decrease the per share market price of Lycos common stock.

RISK FACTORS RELATING TO LYCOS

LYCOS' PERFORMANCE WILL DEPEND ON THE GROWTH AND COMMERCIAL ACCEPTANCE OF THE
  INTERNET.

    Lycos' future success will depend substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. If the Internet does not become a viable and substantial commercial medium, Lycos' business, operating results and financial condition will be materially adversely affected. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Critical issues concerning the commercial use of the Internet, like security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the Internet could lose its viability if there are delays in the development or adoption of new standards and protocols to handle increased activity or if there is increased government regulation and taxation of Internet commerce.

LYCOS IS DEPENDENT UPON KEY SENIOR MANAGEMENT.

    Lycos' success depends to a significant degree upon the contributions of Lycos' executive management team. The loss of the services of members of Lycos' executive management team could have a material and adverse effect on Lycos' business, financial condition and results of operations.

LYCOS MUST HIRE AND RETAIN SKILLED PERSONNEL TO BE SUCCESSFUL.

    Lycos' success depends upon its ability to attract and retain highly qualified management, technical and sales and marketing personnel. The process of locating and hiring personnel with the combination of skills and attributes required to carry out Lycos' strategy is often lengthy and intensely competitive.

The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material and adverse effect on Lycos' business, financial condition and results of operations.

LYCOS MAY NOT BE ABLE TO MANAGE EFFECTIVELY THE POTENTIAL GROWTH OF ITS
  BUSINESSES.

    The businesses of Lycos have grown rapidly in recent periods. The growth of these businesses has resulted, and, for Lycos, is expected in the future to result in the growth in the number of its employees, in the establishment of offices in disparate regions of the country and in increased responsibility for both existing and new management personnel. In addition, this growth has and will put additional pressure on existing operational, financial and management information systems. Lycos may not sustain its current rate of growth. To the extent Lycos continues to grow and Lycos does not manage this expansion successfully, Lycos' ability to retain key personnel and its business, operating results and financial condition could be materially and adversely affected.

LYCOS' SYSTEMS MAY FAIL TO FUNCTION OR MAY NOT HAVE ADEQUATE CAPACITY THAT COULD IMPAIR LYCOS' ABILITY TO ATTRACT ADVERTISERS AND USERS.

    The satisfactory performance, reliability and availability of Lycos' services and its network infrastructure are critical to attracting Internet users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business websites and advertisements purchased and reduce the attractiveness of Lycos' online services to business customers and consumers. Any increase in system interruptions or slower response times could have a material and adverse effect on Lycos' business, financial condition and results of operations. Lycos has experienced system interruptions in the past. These interruptions are expected to occur from time to time in the future.

    Any substantial increase in traffic on the Lycos Network or on any of Lycos' Websites will require Lycos to expand and adapt its network infrastructure. Lycos' inability to add additional software and hardware to accommodate increased traffic on the Lycos Network or on any of Lycos' Websites may cause unanticipated system disruptions and result in slower response times. In addition, Lycos currently depends on a limited number of suppliers for certain key technologies used to roll out and manage the Lycos Network. Lycos may not be able to expand its network infrastructure on a timely basis to meet increased demand and key technology suppliers may not continue to provide Lycos with products and services that meet Lycos' requirements.

INTERNET SECURITY CONCERNS COULD HINDER COMMERCIAL TRANSACTIONS CONDUCTED OVER
  THE INTERNET.

    The need to securely transmit confidential information over the Internet has been a significant barrier to commercial transactions conducted over the Internet and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, like stock trades or purchases of goods or services. Because much of Lycos' business involves use of the Web to purchase goods or services, Lycos' business could be adversely affected by security violations of its or its commerce partners' Websites.

    Lycos may also incur significant costs to protect against the threat of security violations or to alleviate problems caused by these violations. These violations could expose Lycos to a risk of loss or litigation and possible liability. In addition, Lycos may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for these orders has been authorized by the associated financial institution.

LYCOS MUST BE ABLE TO ADAPT TO TECHNOLOGICAL CHANGE AND TO DEVELOP NEW PRODUCTS
  TO REMAIN COMPETITIVE.

    The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of this market and by the fact that many companies are expected to introduce new competitive Internet products in the near future. To be successful, Lycos must continually improve the performance, features and reliability of the Lycos search and navigation services. In addition, a key element of Lycos' business strategy is the development, introduction and integration of new products that capitalize on the increasing use of the Internet. Lycos cannot assure you that it will be successful in developing or integrating these products or services or that these products and services will meet with market acceptance. In addition, new product releases by Lycos may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence in Lycos' products and services and, consequently, viewer support, which will diminish the use of Lycos' products and services.

THE ACQUISITIONS AND INVESTMENTS THAT LYCOS HAS MADE AND MAY MAKE IN THE FUTURE
  MAY NOT BE SUCCESSFUL AND MAY CREATE UNANTICIPATED PROBLEMS FOR LYCOS.

    Lycos has completed acquisitions of companies, technologies or assets that complement Lycos' business. Lycos may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices or to complete any desired acquisitions. In addition, Lycos may not be able to successfully integrate any or all of the businesses it acquires into Lycos' operations. In order to pay for future acquisitions, Lycos may have to:

    - issue equity securities, which would decrease the ownership interest of all Lycos stockholders; or

    - incur additional debt.

    Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company. Lycos' systems, procedures or controls may not be able to support Lycos' operations. Acquisitions also divert management's attention from other business concerns. Lycos also encounters risks by entering markets in which it has little or no experience. Problems with an acquired business could impair the performance of Lycos. Lycos has made investments in companies involved in the development of technologies or services that are complementary or related to Lycos' operations. Lycos may make investments of this type in the future. Lycos has invested and may continue to invest in companies that are in an early stage of development and may be expected to incur substantial losses. Lycos cannot assure you that any investments in these companies will result in any return, nor can there be any assurance as to the timing of any return.

LYCOS' SYSTEM MAY EXPERIENCE DIFFICULTIES RELATED TO YEAR 2000 COMPUTER
  PROBLEMS.

    The codes of many currently installed computer systems and software products accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. Many companies' software and computer systems, including those of Lycos and the companies Lycos depends on, may need to be upgraded or replaced so that they will be able to distinguish 21st century dates from 20th century dates in order to comply with year 2000 requirements and therefore be year 2000 compliant.

    LYCOS' STATE OF YEAR 2000 READINESS. Lycos is currently evaluating the year 2000 readiness of the hardware and software products it sells, the information technology systems it uses and its non-information technology systems, like building security, voice mail and other systems. This evaluation includes the following phases:

    - identification of all hardware and software products it sells and information technology systems and non-information technology systems it uses;

    - assessment of repair or replacement requirements;

    - repair or replacement;

    - testing;

    - implementation; and

    - creation of contingency plans in the event of year 2000 failures.

    Lycos has completed its assessment of all current versions of these hardware and software products and believes that they are year 2000 compliant. Lycos is currently completing its testing of these systems which it expects to complete by October 31, 1999. There can be no assurance that these tests will be successful.

    Whether a complete system or device that uses hardware or software used by Lycos will process 21st century dates depends on other components that are supplied by parties other than Lycos. The suppliers of Lycos' critical information systems have informed Lycos that this software is year 2000 compliant. Lycos relies, both domestically and internationally, upon various service providers that are outside of its control including:

    - various vendors;

    - governmental agencies;

    - utility companies;

    - telecommunications service companies;

    - delivery service companies; and

    - other service providers.

    These third parties may suffer a year 2000 business disruption caused by the inability of various systems to process 21st century dates that could hinder Lycos' ability to conduct its business.

    To the extent that Lycos fails to identify and remedy any non-compliant internal or external Year 2000 problems, or the Year 2000 phenomenon creates a systemic failure beyond Lycos' control, like a prolonged telecommunications or electrical failure or a prolonged failure of third-party software on which Lycos relies, Lycos could be prevented from operating its business and permitting users access to its Websites.

    COSTS OF YEAR 2000 COMPLIANCE TO LYCOS. To date, Lycos has not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of its expenses thus far relate to retaining third party consultants to assist Lycos in its compliance efforts and to the opportunity cost of time spent by Lycos employees evaluating its software, the current versions of the hardware and software sold by Lycos and year 2000 compliance matters generally.

    STATUS OF LYCOS' CONTINGENCY PLAN. Lycos has not yet developed a year 2000-specific contingency plan. If Lycos discovers year 2000 compliance issues, then it will evaluate the need for contingency plans relating to these issues.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

    A special meeting of Quote.com shareholders will be held on       , 1999, at
10:00 a.m. California time. The proxy will be used for the purposes described in this proxy statement/prospectus and in the accompanying notice of special meeting. The meeting will be held at the offices of Quote.com located at 850 North Shoreline Boulevard, Mountain View, California. Quote.com intends to mail this proxy statement/prospectus and accompanying notice of special meeting and
proxy card on or about       , 1999 to all shareholders entitled to vote at the
meeting. The costs of soliciting proxies will be borne by Quote.com, subject to the provisions of the merger agreement relating to the payment of expenses.

PURPOSE

    The special meeting will be held to consider and vote upon:

    - A proposal to approve and adopt the merger agreement pursuant to which Quote.com will become a wholly owned subsidiary of Lycos and the outstanding shares of Quote.com capital stock, other than shares held by shareholders who perfect their dissenters' rights under California law, will be converted into the right to receive shares of Lycos common stock; and

    - A proposal to approve the estimated aggregate payment of $2,362,262 to Mr. Hunsader pursuant to a consulting agreement with Quote.com to ensure that such payment does not constitute a parachute payment under Section 280G of the Internal Revenue Code, which could have adverse tax consequences on Lycos and Mr. Hunsader.

    No other business at the special meeting may be transacted except such business as may be properly brought before the special meeting or any adjournment of it by the Quote.com board of directors.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Quote.com capital stock at the close of business
on     , 1999 will be entitled to notice of and to vote at the meeting. At the
close of business on that date,     shares of Quote.com common stock,     shares
of Quote.com Series A preferred stock,     shares of Quote.com Series B
preferred stock,     shares of Quote.com Series C preferred stock and
shares of Quote.com Series D preferred stock were outstanding and entitled to vote at the special meeting. Each record holder of Quote.com common stock and Quote.com preferred stock on that date will be entitled to one vote for each share held.

VOTE REQUIRED

    The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote or consent of each of (i) the holders of record of at least a majority of the outstanding shares of Quote.com common stock and the outstanding shares of Quote.com preferred stock, voting together as a single class, (ii) the holders of record of at least a majority of the outstanding shares of (a) Quote.com common stock, voting as a separate class, and (b) Quote.com preferred stock, voting as a separate class and (iii) the holders of record of at least 80% of the outstanding shares of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class. If the payment to Mr. Hunsader is not approved by the holders of more than 75% of the outstanding shares of Quote.com common stock and the outstanding shares of Quote.com preferred stock, excluding shares held by Mr. Hunsader, voting together as a single class, then such payment will constitute a parachute payment under Section 280G of the Internal Revenue Code, which will result in the imposition on Mr. Hunsader of an additional

20% excise tax on the portion of such payment which constitutes an excess parachute payment under Section 280G of the Internal Revenue Code and Lycos will be prevented from taking a deduction for such excess parachute payment for United States federal income tax purposes, which could have adverse tax consequences to Lycos.

IN ACCORDANCE WITH THE TERMS OF THE SHAREHOLDERS AGREEMENT, WE ARE ASSURED OF RECEIVING THE REQUISITE VOTES IN FAVOR OF THE MERGER AGREEMENT, THE MERGER AND THE PAYMENT TO MR. HUNSADER AT THE SPECIAL MEETING.

PROXIES

    If you complete, date, sign and return a proxy, the persons named as proxy holders therein will vote your shares as you indicate on the proxy. If you do not specify on the proxy how to vote your shares, the proxy holders will vote your shares in favor of the merger agreement, the merger and the payment to Mr. Hunsader. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes and abstentions. Abstentions will have the same effect as negative votes.

    You may revoke your proxy before it is voted by filing with Quote.com's corporate secretary a written notice of revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy.

    At September 30, 1999, executive officers, directors and affiliates of directors of Quote.com owned 80.4% of the outstanding shares of Quote.com common stock, assuming full conversion of all Quote.com preferred stock into shares of Quote.com common stock. Mr. Hunsader owned 7.3% of the outstanding shares of Quote.com capital stock, assuming full conversion of all Quote.com preferred stock into shares of Quote.com common stock as of such date.

RECOMMENDATION OF QUOTE.COM BOARD OF DIRECTORS

    The Quote.com board of directors, by a unanimous vote of directors present at the meeting, has approved the merger contemplated by the merger agreement and has determined that (i) the merger agreement and the merger are advisable and in the best interests of Quote.com and its shareholders, (ii) the consideration to be paid to holders of Quote.com common stock and Quote.com preferred stock in the merger is fair to such holders and (iii) it is in the best interests of Quote.com and its shareholders to approve the payment to Mr. Hunsader. Daniel Nova, who is a director of both Quote.com and Lycos, was not present at the meeting and did not participate in the vote in connection with the merger, the merger agreement and the payment to Mr. Hunsader. After careful consideration, the Quote.com board of directors recommends that you vote "FOR" the merger agreement, the merger and the payment to Mr. Hunsader.

                                   THE MERGER

    This section contains detailed information regarding the terms of the merger agreement, Quote.com's reasons for the merger and the events leading up to the execution of the merger agreement. The merger agreement and its key exhibits are attached to this proxy statement/prospectus as Annexes A, B and C.

    Please note that the following description is a summary only. You should read the following summary and the merger agreement for a full understanding of the terms of the merger.

GENERAL

    Quicksilver Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Lycos, will be merged with and into Quote.com. As a result, the separate corporate existence of Quicksilver Acquisition Corp. will cease and Quote.com will continue as a wholly owned subsidiary of Lycos.

EFFECTIVE TIME OF THE MERGER

    The merger will take effect when the certificate of merger has been filed with the Secretary of State of the State of Delaware in accordance with Delaware law and the merger agreement has been delivered to and filed with the Secretary of State of the State of California in accordance with California law. The latest to occur of these events is referred to as the "effective time."

    The merger agreement provides that the merger and the other transactions contemplated by the merger agreement will be completed within two business days of the waiver or satisfaction of all of the conditions to the obligations of Lycos, Quicksilver Acquisition Corp. and Quote.com to complete the merger. The merger agreement may be terminated by either Lycos or Quote.com if the merger has not occurred on or before December 31, 1999. In addition, the merger agreement may be terminated by the mutual consent of Quote.com and Lycos or by either party if certain conditions have not been satisfied. See "The Agreement and Plan of Merger--Termination and Amendment" on page 38.

MERGER CONSIDERATION

    As a result of the merger, upon the completion of the merger, the outstanding shares of Quote.com capital stock, other than Quote.com dissenting shares, will be converted into the right to receive the applicable merger consideration as described below. In the event of a stock split or similar transaction affecting Lycos common stock or in the event Lycos common stock is converted or exchanged as a result of any consolidation or merger to which Lycos is a party, the merger consideration, allocation of shares, collar limits and similar provisions will be appropriately adjusted or converted, as the case may be.

    TOTAL MERGER CONSIDERATION. In the merger, Quote.com shareholders will receive shares of Lycos common stock in exchange for their shares of Quote.com capital stock. The total amount of shares of Lycos common stock to be received by Quote.com shareholders will be determined by dividing (i) $88.0 million (increased by the amount of cash held by Quote.com at the time of the closing of the merger and reduced by (x) the amount of relevant outstanding indebtedness of Quote.com at the time of the closing of the merger, (y) the amount of fees and expenses incurred by Quote.com in connection with the merger (excluding fees and expenses payable to Hambrecht & Quist LLC) and (z) the amount of the cash payment to Mr. Hunsader), by (ii) the average closing price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger. The average closing price of Lycos common stock used to calculate the merger consideration will not be more than $51.25 or less than $30.75.

    Set forth below is a table that shows the aggregate number of whole shares of Lycos common stock that holders of Quote.com capital stock would receive in the merger, at various average closing prices of Lycos common stock.

    The table is based on the number of shares, options and warrants of Quote.com outstanding as of September 30, 1999 and assumes the exercise of such options and warrants. In addition, it assumes that:

    - Quote.com holds $600,000 in cash (excluding any payment of fees and expenses incurred by Quote.com in connection with the merger) and has relevant outstanding indebtedness of $7,400,000 at the time of the closing of the merger.

    - The cash payment to Mr. Hunsader is $1,181,131.

    - Fees and expenses incurred in the merger are $500,000 (excluding fees and expenses payable to Hambrecht & Quist LLC).

                                                               AGGREGATE NUMBER OF
                                           AVERAGE CLOSING       SHARES OF LYCOS
                                           PRICE OF LYCOS         COMMON STOCK
                                            COMMON STOCK    TO BE PAID IN THE MERGER
                                           ---------------  -------------------------
                                              $   25.00or
                                                       lower          2,585,980
                                                  27.00              2,585,980
                                                  29.00              2,585,980
Lower collar limit                                30.75              2,585,980
                                                  31.00              2,565,125
                                                  33.00              2,409,663
                                                  35.00              2,271,968
                                                  37.00              2,149,159
                                                  39.00              2,038,945
                                                  41.00              1,939,485
                                                  43.00              1,849,276
                                                  45.00              1,767,086
                                                  47.00              1,691,891
                                                  49.00              1,622,834
                                                  51.00              1,559,194
Upper collar limit                                51.25              1,551,588
                                                  53.00              1,551,588
                                                  55.00              1,551,588
                                                  57.00or
                                                       higher          1,551,588

    MERGER CONSIDERATION TO BE RECEIVED BY CLASS OR SERIES. Shareholders of Quote.com will receive different amounts of shares of Lycos common stock per share of Quote.com capital stock held, depending on the kind of Quote.com capital stock (common or preferred) owned, and, in the case of Quote.com preferred stock, the series. Under Quote.com's amended and restated articles of incorporation there are two different methods for allocating the merger consideration among the Quote.com capital stock classes and series, depending on the aggregate value of the shares of Lycos common stock issued in the merger.

ALLOCATION OF MERGER CONSIDERATION

    In order to allocate the aggregate number of shares of Lycos common stock issued in the merger among the classes and series of Quote.com capital stock, a merger share value will be obtained by multiplying (i) the aggregate number of such shares of Lycos common stock by (ii) the average closing price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger, without giving effect to any collar limits used to calculate the aggregate merger consideration.

    ALLOCATION OF MERGER CONSIDERATION IF THE MERGER SHARE VALUE IS EQUAL TO OR GREATER THAN $90.0 MILLION. If the merger share value is equal to or greater than $90.0 million, then, in accordance with the terms of Quote.com's amended and restated articles of incorporation, the aggregate merger consideration will be allocated as follows:

    First, proportionally to (i) holders of Quote.com Series B preferred stock until they receive an amount of Lycos common stock equal to $6.50 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock until they receive an amount of Lycos common stock equal to $10.38 for each share of Quote.com Series C preferred stock held and (iii) holders of Quote.com Series D preferred stock until they receive an amount of Lycos common stock equal to $11.49 for each share of Quote.com Series D preferred stock held.

    Second, upon completion of the distribution to the holders of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding paragraph, to holders of Quote.com Series A preferred stock until they receive an amount of Lycos common stock equal to $6.00 per share for each share of Quote.com Series A preferred stock then held.

    Third, upon completion of the distribution to the holders of Quote.com Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding two paragraphs, the remaining shares of Lycos common stock to be paid in the merger will be distributed proportionally among the holders of Quote.com preferred stock and Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of Quote.com preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible). This allocation will be made until (i) holders of Quote.com Series B preferred stock receive an aggregate amount of Lycos common stock equal to $21.58 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock receive an amount of Lycos common stock equal to $34.48 for each share of Quote.com Series C preferred stock held and (iii) holders of Quote.com Series D preferred stock receive an amount of Lycos common stock equal to $38.16 for each share of Quote.com Series D preferred stock held.

    Fourth, after the allocations described above have been made, the remaining shares of Lycos common stock to be paid in the merger will be distributed proportionally among the holders of Quote.com Series A preferred stock and Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of the Quote.com Series A preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible).

    Set forth below is a table that shows the allocation of shares of Lycos common stock among the classes of Quote.com capital stock, at various average closing prices of Lycos common stock. The table is based on the number of shares, options and warrants of Quote.com outstanding as of September 30, 1999 and assumes exercise of such options and warrants. In addition it assumes that:

    - The merger share value is equal to or greater than $90 million.

    - Quote.com holds $600,000 in cash (excluding any payment of fees and expenses incurred by Quote.com in connection with the merger) and has relevant outstanding indebtedness of $7,400,000 at the time of the closing of the merger.

    - The cash payment to Mr. Hunsader is $1,181,131.

    - Fees and expenses incurred in the merger are $500,000 (excluding fees and expenses payable to Hambrecht & Quist).

                          NUMBER OF SHARES OF LYCOS COMMON STOCK TO BE
    AVERAGE              ISSUED IN EXCHANGE FOR EACH SHARE OF QUOTE.COM
 CLOSING PRICE   ---------------------------------------------------------------
   OF LYCOS       SERIES A     SERIES B     SERIES C     SERIES D      COMMON
 COMMON STOCK     PREFERRED    PREFERRED    PREFERRED    PREFERRED      STOCK
---------------  -----------  -----------  -----------  -----------  -----------
   $   58.00          0.236        0.245        0.312        0.331        0.133
       60.00          0.235        0.243        0.308        0.327        0.135
       62.00          0.234        0.242        0.304        0.322        0.137
       64.00          0.233        0.241        0.301        0.319        0.139
       66.00          0.232        0.239        0.298        0.315        0.141

    ALLOCATION OF MERGER CONSIDERATION IF THE MERGER SHARE VALUE IS LESS THAN $90.0 MILLION. If the merger share value is less than $90.0 million, then, in accordance with the terms of Quote.com's amended and restated articles of incorporation, the aggregate merger consideration will be allocated as follows:

    First, proportionally to (i) holders of Quote.com Series B preferred stock until they receive an amount of Lycos common stock equal to $8.50 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock until they receive an amount of Lycos common stock equal to $13.58 for each share of Quote.com Series C preferred stock held, and (iii) holders of Quote.com Series D preferred stock until they receive an amount of Lycos common stock equal to $15.03 for each share of Quote.com Series D preferred stock held.

    Second, upon completion of the distribution to the holders of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding paragraph, to holders of Quote.com Series A preferred stock until they receive an amount of Lycos common stock equal to $6.00 for each share of Quote.com Series A preferred stock then held.

    Third, upon completion of the distribution to the holders of Quote.com Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding two paragraphs, the remaining shares of Lycos common stock to be paid in the merger will be distributed proportionally among the holders of the Quote.com preferred stock and the Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of the Quote.com preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible). This allocation will be made until (i) holders of Quote.com Series B preferred stock receive an aggregate amount of Lycos common stock equal to $12.78 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock receive an amount of Lycos common stock equal to $20.42 for each share of Quote.com Series C preferred stock held and
(iii) holders of Quote.com Series D preferred stock receive an amount of Lycos common stock equal to $22.60 for each share of Quote.com Series D preferred stock held.

    Fourth, after the allocations described above have been made, the remaining shares of Lycos common stock to be paid in the merger will be distributed proportionally among the holders of Quote.com Series A preferred stock and Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of the Quote.com Series A preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible).

    Set forth below is a table that shows the allocation of shares of Lycos common stock among the classes of Quote.com capital stock, at various average closing prices of Lycos common stock. The table is based on the assumptions used to prepare the table set forth above.

                          NUMBER OF SHARES OF LYCOS COMMON STOCK TO BE
    AVERAGE              ISSUED IN EXCHANGE FOR EACH SHARE OF QUOTE.COM
 CLOSING PRICE   ---------------------------------------------------------------
   OF LYCOS       SERIES A     SERIES B     SERIES C     SERIES D      COMMON
 COMMON STOCK     PREFERRED    PREFERRED    PREFERRED    PREFERRED      STOCK
---------------  -----------  -----------  -----------  -----------  -----------
   $   25.00          0.390        0.490        0.693        0.751        0.150
       27.00          0.386        0.473        0.667        0.721        0.164
       29.00          0.385        0.441        0.646        0.696        0.178
       30.75          0.384        0.416        0.631        0.678        0.189
       31.00          0.381        0.412        0.626        0.672        0.188
       33.00          0.358        0.387        0.588        0.632        0.176
       35.00          0.338        0.365        0.554        0.596        0.166
       37.00          0.319        0.345        0.524        0.563        0.157
       39.00          0.303        0.328        0.497        0.534        0.149
       41.00          0.288        0.312        0.473        0.508        0.142
       43.00          0.275        0.297        0.451        0.485        0.135
       45.00          0.263        0.284        0.431        0.463        0.129
       47.00          0.251        0.272        0.413        0.444        0.124
       49.00          0.241        0.261        0.396        0.425        0.119
       51.00          0.232        0.251        0.380        0.409        0.114
       51.25          0.231        0.249        0.378        0.407        0.113
       53.00          0.230        0.241        0.373        0.401        0.117
       55.00          0.230        0.232        0.368        0.394        0.121
       57.00          0.230        0.224        0.358        0.388        0.125

    TREATMENT OF OPTIONS AND WARRANTS. As of September 30, 1999, Quote.com had 1,707,789 outstanding options to purchase shares of Quote.com common stock, warrants to purchase 128,900 shares of Quote.com common stock, warrants to purchase 7,634 shares of Quote.com Series C preferred stock and warrants to purchase 8,276 shares of Quote.com Series D preferred stock.

    Upon the completion of the merger, each outstanding option will be converted into an option to acquire that number of shares of Lycos common stock determined by multiplying the number of shares of Quote.com common stock subject to such option by the fraction of a share of Lycos common stock payable in the merger with respect to each share of Quote.com common stock (rounded down to the nearest whole share). Upon the completion of the merger, the exercise price of each option will become equal to the exercise price for the shares of Quote.com common stock subject to the option divided by the fraction of a share of Lycos common stock payable in the merger with respect to each share of Quote.com common stock into which the option is convertible (rounded up to the nearest whole cent).

    Upon the completion of the merger, each outstanding warrant to purchase shares of Quote.com common stock will be converted into a warrant to acquire that number of shares of Lycos common stock determined by multiplying the number of shares of Quote.com common stock subject to such warrant by the fraction of a share of Lycos common stock payable in the merger with respect to each share of Quote.com common stock. Upon the completion of the merger, the exercise price of each such warrant will become equal to the aggregate exercise price for the shares of Quote.com common stock subject to the warrant divided by the number of shares of Lycos common stock deemed subject to the warrant (rounded up to the nearest whole cent).

    Upon the completion of the merger, each outstanding warrant to purchase shares of Quote.com Series C preferred stock will be converted into a warrant to acquire that number of shares of Lycos common stock determined by multiplying the number of shares of Quote.com Series C preferred stock subject to such warrant by the fraction of a share of Lycos common stock payable in the merger with respect to each share of Quote.com Series C preferred stock. Upon the completion of the merger, the exercise price of each such warrant will become equal to the aggregate exercise price for the shares of Quote.com Series C preferred stock subject to the warrant divided by the number of shares of Lycos common stock deemed subject to the warrant (rounded up to the nearest whole cent).

    Upon the completion of the merger, each outstanding warrant to purchase shares of Quote.com Series D preferred stock will be converted into a warrant to acquire that number of shares of Lycos common stock determined by multiplying the number of shares of Quote.com Series D preferred stock subject to such warrant by the fraction of a share of Lycos common stock payable in the merger with respect to each share of Quote.com Series D preferred stock. Upon the completion of the merger, the exercise price of each such warrant will become equal to the aggregate exercise price for the shares of Quote.com Series D preferred stock subject to the warrant divided by the number of shares of Lycos common stock deemed subject to the warrant (rounded up to the nearest whole cent).

    FRACTIONAL SHARES. No fractional shares of Lycos common stock will be issued in connection with the merger. Instead of receiving a fractional share, a shareholder who would otherwise be entitled to a fractional share will receive an amount of cash (rounded to the nearest whole cent) equal to the product of
(1) the fractional share and (2) the last quoted sale price of Lycos common stock on the closing date.

RIGHTS OF DISSENTING SHAREHOLDERS

    THE FOLLOWING SUMMARY OF THE STATUTORY PROCEDURE TO BE FOLLOWED BY A DISSENTING QUOTE.COM SHAREHOLDER IN ORDER TO EXERCISE HIS, HER OR ITS DISSENTERS' RIGHTS UNDER CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, OR CCC, IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 13 OF THE CCC. THIS DISCUSSION AND CHAPTER 13 OF THE CCC SHOULD BE REVIEWED CAREFULLY BY ANY QUOTE.COM SHAREHOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CCC WILL RESULT IN THE LOSS OR WAIVER OF DISSENTERS' RIGHTS. A COPY OF CHAPTER 13 OF THE CCC IS ATTACHED HERETO AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE.

    If the merger is approved by the required vote of Quote.com shareholders, each Quote.com shareholder who DOES NOT vote in favor of the merger and who follows the procedures set forth in Chapter 13 of the CCC will be entitled to exercise dissenters' rights under the CCC and thereby have their Quote.com shares purchased by Quote.com for cash at the fair market value of the Quote.com shares. Any Quote.com shares as to which such dissenters' rights are exercised will not be converted into the right to receive shares of Lycos common stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such Quote.com shares pursuant to the CCC.

    Upon approval of the merger, a shareholder of Quote.com on the record date for such approval may, by complying with the provisions of Chapter 13 of the CCC, require Quote.com to purchase for cash at fair market value the shares owned by such holders and that were not voted to approve and adopt the merger agreement and approve the merger. The fair market value of Quote.com shares will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger (i.e., valuing the Quote.com shares as if the merger had not occurred) but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

    Shares of Quote.com capital stock must satisfy each of the following requirements to qualify as dissenting shares under California law: (i) the shares of Quote.com capital stock must have been outstanding on the record date;
(ii) the shares of Quote.com capital stock must not have been voted in favor of the merger; (iii) the holder of such shares of Quote.com capital stock must make a written demand that Quote.com repurchase such shares of Quote.com capital stock at fair market value; and (iv) the holder of such shares of Quote.com capital stock must submit share certificates for endorsement.

    Within ten days after the date of the approval of the merger, Quote.com must mail a notice of the approval of the merger to each shareholder who has not voted to approve and adopt the merger, together with a statement of the price determined by Quote.com to represent the fair market value of the Quote.com shares, a brief description of the procedure to be followed in order for the shareholder to pursue dissenters' rights, and a copy of Sections 1300 to 1304 of Chapter 13 of the CCC. The statement of price by Quote.com constitutes an offer by Quote.com to purchase all properly dissenting shares at the stated amount.

    In order to exercise rights as a dissenting shareholder, within 30 days after the date on which notice of the approval of the merger by the outstanding shares of Quote.com capital is mailed to dissenting shareholders, Quote.com must receive a dissenting shareholder's written demand that Quote.com repurchase such dissenting shareholder's dissenting shares setting forth the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Quote.com purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price to Quote.com. Such holder must also submit to Quote.com, within 30 days after the date on which notice of the approval by the outstanding shares was mailed to shareholders, share certificates representing any dissenting shares that the dissenting shareholder demands that Quote.com purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

    If the dissenting shareholder and Quote.com agree that the shares qualify as dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement, to be paid to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived subject to surrender, by the dissenting shareholder, of his or her certificates representing the dissenting shares to Quote.com.

    If the dissenting shareholder and Quote.com fail to agree upon the fair market value of the dissenting shares or whether the shares qualify as dissenting shares, the dissenting shareholder may file a complaint in California superior court within six months after the date on which notice of the approval of the merger is mailed to shareholders requesting that the court determine the fair market value of the dissenting shares and/or whether the shares qualify as dissenting shares. California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Quote.com consents to such request for withdrawal.

    Under the provisions of Section 500 ET SEQ. and Section 1306 of the CCC, a California corporation is legally prohibited from purchasing shares of stock through the payment of cash or other property, even if all dissenters rights conditions are fulfilled, unless the corporation satisfies certain financial conditions. Due to these legal restrictions, Quote.com may not be legally able to repurchase all or any dissenting shares of the dissenting shareholders for cash following the merger.

    To the extent that the above-mentioned provisions of the CCC prohibit cash payments to holders of dissenting shares who exercise and perfect their dissenters' rights, such dissenting shareholders will become creditors of Quote.com for an amount equal to the fair market value of their shares as to which the dissenters' rights are perfected plus interest accrued thereon at the legal rate on judgments until the date of payment. The rights of such dissenting shareholders, however, will be subordinate to the rights of all other creditors of Quote.com in any liquidation proceeding.

    Dissenting shareholders considering seeking appraisal should be aware that the fair market value of their shares of capital stock, as determined under Chapter 13 of the CCC, could be more than, the same as or less than the amount that would be paid to them pursuant to the merger agreement. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Quote.com unless the court determines that the dissenting shareholder did not act in good faith in demanding payment of the fair market value of his, her or its shares, in which case such costs and expenses may be assessed against the dissenting shareholder.

    If any Quote.com shareholder who demands the purchase of his, her or its shares under Chapter 13 of the CCC fails to perfect, or effectively withdraws or loses his, her or its right to such purchase, the shares of such holder will be converted into a right to receive the applicable merger consideration with respect thereto in accordance with the terms of the merger agreement.

    Dissenting shares lose their status as dissenting shares and the holders of dissenting shares cease to be dissenting shareholders and cease to be entitled to require Quote.com to purchase their shares if (a) the merger is abandoned;
(b) the shares are transferred prior to their submission for the required endorsement or are surrendered for conversion into shares of another class in accordance with the amended and restated articles of incorporation of Quote.com;
(c) the dissenting shareholder and Quote.com do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither Quote.com nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the notice of approval of the merger; or (d) with Quote.com's consent, the shareholder delivers to Lycos a written withdrawal of such shareholder's demand for purchase of his, her or its shares.

    Except as expressly limited by provisions of California law pertaining to dissenters' rights, holders of dissenting shares, continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CCC FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A SHAREHOLDER WILL BE ENTITLED TO RECEIVE THE APPLICABLE MERGER CONSIDERATION WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13, QUOTE.COM SHAREHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

    For more information on the rights of Quote.com shareholders, see "Comparison of Rights of Stockholders of Lycos and Shareholders of Quote.com" on page 43.

CONVERSION AND EXCHANGE OF SHARE CERTIFICATES

    Upon the completion of the merger, the Quote.com capital stock issued and outstanding immediately prior to such time, other than Quote.com dissenting shares, will automatically be converted into the right to receive the applicable merger consideration with respect thereto from Lycos.

    Upon the completion of the merger, Lycos will (1) authorize its exchange agent to make available the shares of Lycos common stock to be issued in the merger and (2) deposit 10% of such shares to be held in escrow with the escrow agent in accordance with the terms of the indemnification and escrow agreement.

    Holders of Quote.com capital stock who properly complete and validly execute and surrender letters of transmittal and certificates representing Quote.com capital stock to Lycos will be entitled to receive the shares of Lycos common stock and any cash payment to which they are entitled following surrender of these documents. Surrendered Quote.com capital stock will be canceled.

    Until surrendered as provided above, (1) each outstanding certificate that prior to the merger represented Quote.com capital stock, other than certificates for dissenting shares, will for all corporate purposes evidence only the right to receive the portion of the merger consideration to which such holder is entitled pursuant to the merger agreement and (2) each outstanding certificate evidencing Quote.com dissenting shares will evidence only the right of the holder to pursue such holder's remedies as a dissenting shareholder as provided under applicable California law.

    YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

BACKGROUND OF THE MERGER

    In early 1998, Chris Cooper, a founder and director of Quote.com, met with Edward M. Philip, Chief Operating Officer and Chief Financial Officer of Lycos, to discuss various business relationship possibilities. Lycos decided that they were not interested in pursuing such relationships at that time.

    During the early part of 1999, Lycos began investigating various acquisition opportunities of financial Internet sites. In early May 1999, Dennis Cicconne, the former Vice President of Mergers and Acquisitions for Lycos, contacted Robert Honeycutt, President of Quote.com, to discuss the possibility of a transaction. On May 25, 1999, Lycos and Quote.com entered into a confidentiality agreement. While discussions continued with respect to the feasibility of an acquisition of Quote.com by Lycos, Lycos engineers visited the Quote.com facilities to conduct a due diligence review with respect to the functionality of the various technologies utilized in the Quote.com Website.

    In early June 1999, Mr. Honeycutt met with Robert Davis, President of Lycos, at Lycos' headquarters in Waltham, MA. The purpose of this meeting was to further discuss the feasibility of any acquisition by Lycos of Quote.com.

    During the week of June 14, 1999, Mr. Honeycutt received a call from Mr. Davis indicating that Lycos did not wish to pursue a transaction with Quote.com at that time.

    On July 22, 1999, Mr. Honeycutt received a call from Dan Nova, a director of Quote.com who is also a director of Lycos, suggesting that Lycos might be interested in acquiring Quote.com.

    On July 28, 1999, Mr. Rosenblum, Vice President of Mergers and Acquisitions at Lycos, Kyung Kim, Finance Manager at Lycos and Michael Armistead, General Manager of WhoWhere?, met with Pietro Dova, Vice President, Finance and Administration of Quote.com, Jon S. Hjartberg, Vice President and Executive Producer of Quote.com, and Akmal Hashmi, Executive Vice President of Business Development of Quote.com, to explore possible business and operating synergies and to better understand the Quote.com business model. The Quote.com business model, financial statements and business strategy were discussed in detail during the meeting.

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    In early August 1999, Quote.com informed Lycos that it intended to raise additional funds through a private placement of its preferred stock. Quote.com indicated that if Lycos intended to make a proposal to acquire Quote.com that such proposal should be made promptly.

    On August 18, 19 and 20, 1999, Mr. Rosenblum, Daniel Sullivan, Deputy General Counsel of Lycos, Brian Lucy, Controller of Lycos, Charles Kilby, Product Manager of Lycos, Mr. Kim of Lycos and two representatives from Lycos' outside legal counsel visited Quote.com offices for due diligence review which included interviews of senior management and review of the financial statements and key business metrics of the business.

    On Sunday, August 22, 1999, Mr. Honeycutt arranged for a board of directors conference call. After discussing the financing and corporate finance alternatives available to Quote.com, and receiving the advice of Hambrecht & Quist LLC and Brobeck, Phleger & Harrison LLP, the board of directors authorized Quote.com management to pursue a transaction with Lycos.

    On the evening of August 22, Mr. Honeycutt and Mr. Cooper of Quote.com and Jay Desai, Vice President of Hambrecht & Quist LLC, discussed with Mr. Davis of Lycos the general terms of the merger and executed an exclusivity letter.

    Over the following two weeks, negotiations over the terms of the merger agreement took place between representatives of Lycos, Quote.com and their respective legal counsel. Representatives of Lycos simultaneously participated in negotiations with certain shareholders of Quote.com regarding the terms of the shareholders agreement. On September 2, 1999, Quote.com held a board of directors meeting to consider the proposed terms of the merger and the merger agreement. Mr. Honeycutt briefed the Quote.com board on the outcome of the negotiations and summarized the principal business points of the proposed merger. Rod Howard and Curtis Mo of Brobeck, Phleger & Harrison LLP then reviewed the principal legal terms of the proposed merger and the principal legal considerations applicable to the Quote.com board of directors' determination. Mr. Desai of Hambrecht & Quist LLC then commented on certain financial aspects of the transaction and the history of negotiations with other parties. Following discussion and deliberation, the board of directors of Quote.com authorized Mr. Honeycutt to sign a merger agreement consistent with the terms discussed. The definitive merger agreement was signed on September 2, 1999. Also on September 2, 1999, Lycos and certain shareholders of Quote.com signed the shareholders agreement.

REASONS FOR THE MERGER

    At a meeting held on September 2, 1999, the Quote.com board of directors, by a unanimous vote of directors present at the meeting, approved the merger agreement and determined that the merger is fair to, and in the best interests of, Quote.com and its shareholders. Daniel Nova, who is a director of both Quote.com and Lycos, was not present at the meeting and did not participate in the vote in connection with the merger, the merger agreement and the payment to Mr. Hunsader. In reaching its decision, the Quote.com board of directors considered a number of factors, including the following:

    - That Quote.com shareholders would receive tradable shares of Lycos common stock as consideration in the merger, providing Quote.com shareholders with the opportunity to either obtain immediate liquidity by selling their Lycos shares in the public market or to participate as Lycos stockholders in the potential long-term benefits that the board of directors believes could result from the merger.

    - The merger consideration payable to Quote.com shareholders as compared to other comparable transactions.

    - The performance of Lycos common stock in the public market.

    - The access to the greater financial and technical resources of Lycos that a merger would provide.

    - The experience, depth and competence of Lycos' operating team.

    - Management's belief that, in order to succeed in an increasingly competitive market, Quote.com needed to align itself with a larger partner with broad consumer reach on the Internet or in traditional media.

    - Management's belief that joining the Lycos Network would provide Quote.com more extensive reach and higher visibility than it could achieve on its own, allowing Quote.com to provide its content and services to a broader audience than it could achieve independently.

    - The potential synergies that could be created between Lycos' success in the Internet segments in which it operates and Quote.com's established presence in the investment and finance segment of the Internet.

    - Information concerning the respective businesses, competitive position and prospects, financial performance and condition, operations and management of Quote.com and Lycos on both a historical and future basis and as separate and combined entities.

    - An analysis of Quote.com's cash flows and other financial statement information and the necessity of obtaining additional funding through private or public capital markets to continue as a financially viable independent entity.

    - The high cost of private capital and the diminished prospects of obtaining such funding on acceptable terms in sufficient time given Quote.com's financial condition.

    - Recent volatility in stock market valuations of Quote.com's closest public company competitors, leading management to attribute more risk to an independent strategy aimed toward an initial public offering of Quote.com common stock.

    - Past unsuccessful merger negotiations and the prospects of finding other suitable merger opportunities on terms more favorable to Quote.com and its shareholders than the merger.

    - The board of directors belief that the merger consideration and the terms of the merger agreement are fair to the Quote.com shareholders.

    The Quote.com board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - The risk that the potential benefits of the merger may not be fully realized.

    - The possibility that the merger may not be consummated, even if approved by Quote.com's shareholders.

    - The risk of management and employee disruption associated with the merger, including the risk that key technical, sales and management personnel of Quote.com might not remain employed by the combined company.

    - The possibility that the expected growth of Quote.com's business might not be realized.

    - The risk that the value of Lycos common stock might decline below the floor set forth in the merger agreement, resulting in a lower value of consideration delivered to Quote.com shareholders than would be the case without such a floor.

    - The risk that the merger or public disclosure of the merger proposal could adversely affect Quote.com's relationship with some of its customers and strategic partners.

    The Quote.com board of directors believes, on balance, that the potential benefits of the merger to Quote.com and its shareholders outweigh the risks.

    The foregoing discussion of the information and factors considered by the Quote.com board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Quote.com board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered in connection with its evaluation of the merger, the

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
Quote.com board of directors did not find it practicable to and did not quantify or otherwise assign relative or specific weights to the specific factors it considered in reaching its determination.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    Some of the executive officers and directors of Quote.com have interests in the merger that are different from those of the Quote.com shareholders generally. The Quote.com board of directors has considered these interests in approving the merger agreement and the merger. Quote.com shareholders should consider these interests carefully before voting.

    - As a result of the merger, all unvested options outstanding under the Quote.com 1996 Stock Option Plan will become fully vested upon the earlier to occur of (i) an optionee's completion of 12 months of continuous employment with Quote.com following the merger or (ii) such optionee's involuntary termination without cause within such twelve-month period.

    - A majority of the Quote.com directors are principals of investment entities that own a majority of the outstanding Quote.com common stock and Series A preferred stock and all of the outstanding Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock. Another of the directors owns options to purchase Quote.com common stock. See "Security Ownership of Quote.com" on page 69. As a result, a majority of the Quote.com directors may be subject to potential conflicts of interest as a result of their appointment to the Quote.com board of directors as representatives of the Quote.com common shareholders and the Quote.com Series A, Series B, Series C and Series D preferred shareholders. These directors may have been subject to potential conflicts of interest in voting to approve the merger where their interests as shareholders or otherwise may differ from the interests of Quote.com shareholders as a whole. These potential conflicts of interest may include conflicts regarding approval of the proposed merger with Lycos, on the one hand, and a decision to remain independent or to pursue a different corporate transaction on the other hand. Similarly, there may have been potential conflicts regarding the amount and allocation of the shares of Lycos common stock to be received in the merger, as well as other terms of the merger.

    - One Quote.com director, Daniel Nova, is also a director of Lycos. Due to the conflict of interest arising from Mr. Nova's dual representation on the boards of directors of Quote.com and Lycos, Mr. Nova did not participate in either Quote.com or Lycos board meetings, discussions or votes pertaining to the merger or any related transactions. However, Mr. Nova participated in valuation discussions between the parties.

HUNSADER PAYMENT

    In accordance with the terms of the consulting agreement between Quote.com and Mr. Hunsader, Mr. Hunsader is entitled to receive a payment from Quote.com in an amount equal to the difference between $5.0 million and the aggregate value of the merger consideration payable to Mr. Hunsader in respect of the 453,610 shares of Quote.com stock owned by him prior to the completion of the merger. The consulting agreement further requires that the payment to Mr. Hunsader be paid 50% in cash and 50% in shares of Quote.com common stock. Immediately prior to the completion of the merger, Quote.com will (1) terminate the consulting agreement, (2) issue to Mr. Hunsader that number of shares of Quote.com common stock which would entitle Mr. Hunsader to receive shares of Lycos common stock having an aggregate value of 50% of the amount payable to Mr. Hunsader pursuant to the consulting agreement and (3) pay to Mr. Hunsader in cash 50% of the amount payable to Mr. Hunsader pursuant to the consulting agreement. Quote.com estimates that it will issue to Mr. Hunsader 203,118 shares of Quote.com common stock in connection with this payment, having an aggregate value of $1,181,131, assuming an average closing stock price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger of $51.25 per share, and that it will pay Mr. Hunsader $1,181,131 in cash.

ACCOUNTING TREATMENT

    Lycos intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that Lycos will treat Quote.com as a separate entity for periods prior to the closing and, thereafter, as a wholly owned subsidiary of Lycos.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the material United States federal income tax consequences of the exchange of shares of Quote.com capital stock for Lycos common stock pursuant to the merger that are generally applicable to holders of Quote.com capital stock. Brobeck, Phleger & Harrison LLP, legal counsel to Quote.com, is of the opinion that the following discussion accurately describes such material federal income tax consequences. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Quote.com shareholders as described herein.

    Quote.com shareholders should be aware that this discussion does not address all United States federal income tax considerations that may be relevant to particular Quote.com shareholders in light of their particular circumstances, such as shareholders who are dealers in securities or foreign currency, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Quote.com capital stock as capital assets, who hold their Quote.com capital stock as part of a straddle, pledge against currency risk, constructive sale or conversion transaction, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of other transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of Quote.com capital stock are acquired or shares of Lycos common stock are disposed of, or the tax consequences of the assumption by Lycos of the Quote.com options. Accordingly, QUOTE.COM SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    The merger is intended to constitute a reorganization within the meaning of the Code. Provided that the merger does so qualify as a reorganization, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following United States federal income tax consequences to the Quote.com shareholders:

    - No gain or loss will be recognized by holders of Quote.com capital stock upon their receipt of Lycos common stock in exchange for Quote.com capital stock in the merger (except to the extent of cash received in lieu of fractional shares of Lycos common stock).

    - The aggregate tax basis of the Lycos common stock received by Quote.com shareholders in the merger, together with any tax basis attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the Quote.com capital stock surrendered in exchange therefor.

    - The holding period of the Lycos common stock received by each Quote.com shareholder in the merger will include the period for which the Quote.com capital stock surrendered in exchange therefore was considered to be held.

    - Cash payments received by holders of Quote.com capital stock in lieu of fractional shares of Lycos common stock will be treated as if such fractional shares of Lycos common stock had

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
      been issued in the merger and then redeemed by Lycos. A Quote.com shareholder receiving cash in lieu of a fractional share of Lycos common stock will recognize gain or loss upon such payment measured by the difference, if any, between the amount of cash received and such shareholder's basis in such fractional share.

    The parties have not and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned upon Quote.com's receipt of an opinion from Brobeck, Phleger & Harrison LLP to the effect that the merger will constitute a reorganization within the meaning of the Code. Quote.com shareholders should be aware that the tax opinion does not bind the Internal Revenue Service, and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary position. The tax opinion will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Lycos and Quote.com.

    A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Quote.com shareholders recognizing taxable gain or loss with respect to each share of capital stock of Quote.com surrendered equal to the difference between the shareholder's basis in such share and the fair value as of the completion of the merger of the Lycos common stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Lycos common stock so received would equal the fair value of such stock, and the shareholder's holding period for such stock would begin the day after the merger.

    TAX CONSEQUENCES OF THE ESCROW. Under the merger agreement, 10% of the aggregate number of shares of Lycos common stock issuable in the merger will be placed in escrow. The return of any escrow shares to Lycos in satisfaction of an indemnifiable claim should not result in the recognition of gain or loss to the holders of escrow shares. The return of any escrow shares to Lycos should be characterized as an adjustment to the exchange terms of the merger agreement. Accordingly, the basis of each share of Lycos common stock received in the merger by holders of escrow shares would be adjusted. Shareholders of Quote.com are urged to consult their tax advisors regarding the tax consequences to them of the transfer of the escrow shares.

    BACKUP WITHHOLDING WITH RESPECT TO CASH PAID INSTEAD OF FRACTIONAL SHARES OF LYCOS COMMON STOCK. Certain non-corporate Quote.com shareholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of Lycos common stock. Backup withholding will not apply, however, to a Quote.com shareholder who (1) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Quote.com shareholders following the date of the merger, (2) provides a certification of foreign status on Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

                        THE AGREEMENT AND PLAN OF MERGER

    Please note that the following description of the merger agreement is a summary only. You should read the following summary and the merger agreement attached as Annex A to this proxy statement/ prospectus or a full understanding of the merger agreement. The merger agreement is incorporated by reference into this proxy statement/prospectus. Material elements of the merger agreement are described in this proxy statement/prospectus.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, Lycos, Quicksilver Acquisition Corp. and Quote.com made certain customary representations and warranties relating to, among other things:

    - their respective organization as corporations and similar corporate matters;

    - their respective authority to enter into the merger agreement, the absence of any conflict between the merger agreement and certain contracts, corporate instruments and laws, and the enforceability of the merger agreement against each of them;

    - their and their subsidiaries' respective capital structures;

    - their compliance with law;

    - the absence of certain litigation;

    - the absence of material adverse changes;

    - the engagement and payment of fees of brokers, investment bankers and financial advisors; and

    - the accuracy of information supplied by each of Lycos and Quote.com in connection with this proxy statement/prospectus.

    In addition, Quote.com made representations and warranties relating to, among other things:

    - the accuracy and completeness of certain financial information;

    - the filing of tax returns and payment of taxes;

    - the absence of certain changes or events since June 30, 1999 and the absence of undisclosed liabilities;

    - the status of certain employee matters, benefit plans, equity interests and insurance policies;

    - the status of certain relationships with customers and suppliers;

    - the satisfaction of certain takeover laws;

    - the shareholder vote required for approval;

    - year 2000 compliance;

    - the accuracy of information regarding the Internet traffic through Quote.com's website;

    - the status of operations of Quote.com, including its employees and principal customers;

    - the status of various assets of Quote.com, including properties, liabilities, contracts, intellectual property and accounts receivable; and

    - the ownership by Quote.com of certain software.

    In addition, Lycos represented and warranted that it has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since August 1, 1997.

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
    The representations and warranties of the parties will remain in full force and effect until the first anniversary of the closing date. See "Indemnification and Escrow Agreement" on page 39.

COVENANTS

    Lycos, Quicksilver Acquisition Corp. and Quote.com have agreed to several covenants. Quote.com has agreed, among other things, to carry on its business in the ordinary course until the completion of the merger. In addition, Quote.com has agreed that, among other things and subject to certain exceptions, prior to the completion of the merger, except as consented to in writing by Lycos, neither Quote.com nor any of its subsidiaries may:

    - declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or purchase, redeem or otherwise acquire any shares of capital stock of or any other securities of Quote.com or its subsidiaries;

    - issue, deliver, sell, grant, pledge or otherwise encumber (or authorize or propose such action with respect to) any shares of its capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any such securities or convertible securities, other than the issuance of shares of Quote.com common stock to Mr. Hunsader pursuant to his consulting agreement with Quote.com, the conversion of shares of any class of Quote.com preferred stock in accordance with their current terms or any conversion into shares in accordance with their current terms of outstanding Quote.com debt instruments, the issuance of Quote.com capital stock upon the exercise of options and warrants in accordance with their terms and certain other issuances of options to new and existing employees in the ordinary course of business, consistent with past practice;

    - amend or propose to amend its amended and restated articles of incorporation or amended and restated bylaws or similar organizational documents;

    - acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other entity or division thereof or any assets in excess of $100,000;

    - sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets (other than the sale or other disposition of the 40,000 shares of common stock of Cybernet Data Systems, Inc. (a.k.a. EDGAR Online, Inc.) held by Quote.com);

    - incur any debt or guarantee any debt, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt of Quote.com or any of its subsidiaries, enter into agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person;

    - make or agree to make any new capital expenditure or expenditures which, in the aggregate, are in excess of $100,000;

    - pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with recent past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against on the balance sheet of Quote.com as of July 31, 1999, or incurred since July 31, 1999, in the ordinary course of business consistent with recent past practice, or waive any material benefits of, or agree to modify in any materially adverse respect, any confidentiality, standstill or similar agreements to which Quote.com or any of its subsidiaries is a party;

    - modify, amend or terminate any material contract or waive, release or assign any material rights or claims thereunder;

    - enter into any contract relating to the distribution, sale, license or marketing by third parties of Quote.com's or its subsidiaries' products or material intellectual property;

    - terminate, adopt, enter into or amend any collective bargaining agreement or benefit plan, increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, pay any material benefit not provided for under any benefit plan, increase in any manner the severance or termination pay of any director, officer or employee, enter into certain arrangements with any current or former director, officer, employee or consultant or take certain other actions with respect to any benefit plan, except (a) Quote.com has the right to accelerate the vesting of stock options held by employees whose service is terminated by Quote.com without cause prior to the completion of the merger and such termination is at the written request, or with the prior written consent, of Lycos and (b) Quote.com has the right to offer severance packages consistent with past severance practices to employees whose service is terminated by Quote.com without cause prior to the completion of the merger and such termination is at the written request, or with the prior written consent of Lycos, but in no case will any such severance package exceed more than four (4) weeks of the employee's current base salary;

    - enter into any material contract, other than contracts for the sale or licensing of Quote.com's products in the ordinary course of business;

    - revalue any of its material assets or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

    - knowingly or intentionally take any action that would or could reasonably be expected to result in any representation and warranty of Quote.com set forth in the merger agreement becoming untrue or any condition to the merger not being satisfied;

    - commence any litigation (other than litigation relative to collections of accounts receivable or as a result of litigation commenced against Quote.com or any of its subsidiaries); and

    - hire more than three employees, except to replace employees terminated after the date of the merger agreement and prior to the completion of the merger.

    Quote.com also has agreed that it will not nor will it permit its subsidiaries or authorize certain other persons to:

    - solicit, initiate or encourage or take any other action designed or reasonable likely to facilitate any inquiries, expression of interest, proposals or offers of any business combination or similar transactions involving any purchase of more than 15% of the assets or capital stock of Quote.com or any of its subsidiaries; or

    - participate in any discussions or negotiations with, or furnish any information concerning, Quote.com to any person, other than Lycos, with respect to any of the foregoing.

    The merger agreement provides that neither the board of directors of Quote.com nor any committee thereof may withdraw or modify or propose to modify in a manner adverse to Lycos its approval or recommendation of the merger or the merger agreement, approve or recommend or propose to approve or recommend any alternative acquisition or business combination proposal described above or enter into any agreement relating thereto.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The obligation of Lycos, Quicksilver Acquisition Corp. and Quote.com to consummate the merger are subject to the satisfaction or waiver of customary and other conditions, including:

    - the receipt by Quote.com of shareholder approval and adoption of the merger agreement and approval of the merger;

    - the receipt of all necessary authorizations, orders, consents and approvals of governmental entities;

    - the absence of any order, injunction or other legal restraint preventing the occurrence of the merger; and

    - the approval for quotation on the Nasdaq National Market of the shares of Lycos common stock to be issued in the merger.

    The obligation of Lycos to consummate the merger is additionally subject to the satisfaction or waiver of certain conditions, including:

    - the accuracy of the representations and warranties of Quote.com contained in the merger agreement on the date of the merger agreement and at the time of the closing of the merger (except where the inaccuracy does not have and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Quote.com);

    - the performance in all material respects by Quote.com of all its covenants and agreements in the merger agreement;

    - the receipt of all legally required consents of governmental entities, all other consents of governmental entities except for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Lycos or Quote.com or interfere in any material respect with the ability of Lycos to operate the business of Quote.com;

    - the absence of any pending litigation by any governmental entity, or any suit with a reasonable probability of success bought by any third party, seeking to restrain the completion of the merger, seeking to prohibit or limit in any material respect the ownership or operation by Lycos or Quote.com of a material portion of the business or assets of Quote.com and its subsidiaries or Lycos and its subsidiaries or to prevent Lycos from effectively controlling Quote.com in any material respect;

    - holders of no more than 5% of Quote.com capital stock have perfected their dissenters' rights under California law;

    - the receipt by Lycos of a certificate from Quote.com certifying the Quote.com aggregate indebtedness as of the closing date, the full satisfaction of the payment to Mr. Hunsader pursuant to his consulting agreement with Quote.com, the amount of cash held by Quote.com as of the closing date and certain other matters;

    - the indemnification and escrow agreement being in full force and effect;

    - certain employment and non-competition agreements being in full force and effect;

    - the amendment in accordance with the terms of the merger agreement of all non-employee options and warrants of Quote.com; and

    - a certain agreement between Lycos and Mr. Hunsader being in full force and effect.

    The obligation of Quote.com to consummate the merger is additionally subject to the satisfaction or waiver of certain conditions, including:

    - the accuracy of the representations and warranties of Lycos contained in the merger agreement on the date of the merger agreement and at the time of the closing of the merger (except where such inaccuracy does not have and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Lycos);

    - the performance in all material respects by Lycos of all of its covenants and agreements in the merger agreement; and

    - the receipt by Quote.com of a legal opinion from Brobeck, Phleger & Harrison that the merger will qualify as a reorganization for federal income tax purposes.

    The merger agreement defines "material adverse effect" as any state of facts, change, effect, condition, development, event or occurrence that has been, is or could reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of a party and its subsidiaries, taken as a whole, other than (1) those arising directly as a result of the merger agreement or the transactions contemplated by the merger agreement or the announcement of the merger agreement or the transactions contemplated by the merger agreement or material changes in general economic or business conditions in the industry and market in which Quote.com or Lycos, as the case may be, operates or (2) in the case of Lycos, any decrease in the price of Lycos common stock or any state of facts, change, effect, condition, development, event or occurrence arising out of or relating to any decrease in the price of Lycos common stock.

TERMINATION AND AMENDMENT

    The merger agreement may be terminated at any time prior to the completion of the merger by:

    - the mutual consent of Lycos and Quote.com;

    - either Lycos or Quote.com if the merger has not occurred by December 31, 1999;

    - either Lycos or Quote.com if there has been a material breach of any representation, warranty, covenant, condition or agreement set forth in the merger agreement by the other party has not been cured within 20 business days after the breaching party receives notice of such breach;

    - either Lycos or Quote.com if the shareholders of Quote.com do not approve and adopt the merger agreement and approve the merger; or

    - either Lycos or Quote.com if a law, court order or other legal action that prohibits the completion of the merger has become final and nonappealable.

    The merger agreement may be amended, subject to certain limitations, by a written instrument signed on behalf of each party to the agreement.

FEES AND EXPENSES

    Except for certain tax-related expenses, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated; PROVIDED, that the fees and expenses of Quote.com (other than the fees of Hambrecht & Quist) will be deducted from the merger consideration in accordance with the terms of the merger agreement.

STOCK OPTIONS AND WARRANTS

    The merger agreement provides for the assumption of outstanding Quote.com stock options and warrants, and requires Lycos to prepare and file a registration statement before the merger is completed to register the shares of Lycos stock issuable upon exercise of Quote.com stock options. See "The Merger--Allocation of Merger Consideration--Treatment of Options and Warrants" beginning on page 25.

EMPLOYEE BENEFITS

    Under the terms of the merger agreement, Lycos and Quote.com will provide continuing employees of Quote.com with benefits that are at least as favorable, taken as a whole, as the benefits currently provided to employees of Lycos performing similar functions. In addition, the merger agreement gives continuing employees full credit for their employment with Quote.com for eligibility and vesting purposes under Lycos and Quote.com employee benefits and for purposes of vacation accrual. Lycos will also use reasonable efforts to waive any limitations as to pre-existing conditions, exclusions and waiting periods that might otherwise limit the participation or coverage of continuing employees of Quote.com under Lycos's insurance plans.

CERTAIN OTHER AGREEMENTS

    The merger agreement requires Lycos and Quote.com to fulfill and honor Quote.com's existing indemnification obligations to Quote.com directors and officers for at least six years after the merger becomes effective. The merger agreement also requires Quote.com's post-merger charter and by-laws to contain exculpation and indemnification terms that are at least as favorable to Quote.com directors and officers as the terms presently included in Quote.com's amended and restated articles of incorporation and bylaws. With certain limited exceptions, these terms may not be amended, modified or repealed for six years after the completion of the merger. These terms have the effect of limiting the personal liability of Quote.com directors and officers to Quote.com and its shareholders, including potential liability relating to the merger. See "The Merger--Other Interests of Officers and Directors in the Merger" on page 31.

HUNSADER PAYMENT

    The merger agreement provides for certain payments to be made to Mr. Hunsader, a shareholder of Quote.com, in connection with a consulting agreement between Mr. Hunsader and Quote.com. See "Hunsader Payment" on page 31.

                      INDEMNIFICATION AND ESCROW AGREEMENT

    Please note that the following description is a summary only.

    In connection with the merger, certain principal shareholders of Quote.com will enter into an indemnification and escrow agreement substantially in the form of Annex C to this proxy statement/ prospectus pursuant to which such shareholders will indemnify and hold Lycos and its affiliates harmless from any and all losses, net of insurance proceeds, setoffs or recoupment actually recovered, realized or retained by Lycos, arising out of, based upon or resulting from:

    - any inaccuracy in or breach of any representation and warranty of Quote.com that is contained in the merger agreement or in any certificate delivered pursuant to the merger agreement;

    - the failure of Quote.com to perform any of its covenants or agreements contained in the merger agreement or in any certificate delivered by Quote.com in connection with the merger;

    - any actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses, including reasonable attorney fees, incident to any of the foregoing;

    - any obligation of Quote.com to pay royalties to Mr. Hunsader pursuant to a certain software marketing agreement between Mr. Hunsader and Quote.com;

    - any termination by Mr. Hunsader of a certain software tools license agreement between Quote.com and Mr. Hunsader;

    - the termination of employment by Quote.com or by Lycos after the completion of the merger of Mr. Robert Honeycutt, Mr. Pietro Dova, Mr. Aaron Barnes, Mr. Akmal Hashmi or Karen Kelley, including any severance or other termination payments resulting from such termination;

    - any tax liabilities of Quote.com and any of its subsidiaries or affiliates for the pre-closing tax period; or

    - the failure by a shareholder to perform any covenant, agreement, obligation or undertaking of such shareholder in the indemnification and escrow agreement and any actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses, including reasonable attorney fees, incident to any of the foregoing.

    Except with respect to fraud, wilful misconduct or wilful concealment by or on behalf of Quote.com or certain shareholders of Quote.com, claims against the escrow fund are the sole and exclusive remedy for the satisfaction of indemnification claims by Lycos with respect to any inaccuracy in, or breach of, any representation, warranty, covenant or agreement by Quote.com in the merger agreement.

    Subject to certain exceptions set forth in the indemnification and escrow agreement, no claim for indemnification under the indemnification and escrow agreement may be brought by Lycos (1) until the aggregate amount of all claims for indemnification exceeds $150,000, and then only to the extent of such excess, or (2) for any individual item where the loss relating thereto is less than $25,000.

    To secure payment of these indemnification obligations, 10% of the total shares of Lycos common stock deliverable as merger consideration will be delivered to the escrow agent under the indemnification and escrow agreement. Because not all Quote.com shareholders are parties to the indemnification and escrow agreement, slightly more than 10% of the shares of Lycos common stock to be issued in the merger to the shareholders who are parties to the indemnification and escrow agreement will be delivered into escrow. Generally, the shares will be held for a period ending on the first anniversary of the completion of the merger. Escrowed shares may, however, be withheld after this date to satisfy claims for indemnification that are made prior to that date.

                          APPROVAL OF HUNSADER PAYMENT

    Quote.com estimates that the aggregate value of the payment to be made to Mr. Hunsader in accordance with the terms of the consulting agreement between Quote.com and Mr. Hunsader is $2,362,262. Such amount is equal to the difference between $5.0 million and the aggregate value of the merger consideration payable to Mr. Hunsader in respect of the 453,610 shares of Quote.com common stock owned by him prior to the completion of the merger. Quote.com estimates that it will issue to Mr. Hunsader 203,118 shares of Quote.com common stock in connection with this payment, having an aggregate value of $1,181,131, assuming an average closing price of Lycos common stock during the 20 trading days ending on the trading day preceding the completion of the merger of $51.25 per share and that it will pay Mr. Hunsader $1,181,131 in cash.

    No separate shareholder approval would normally be required to authorize the payment to Mr. Hunsader. However, to avoid adverse tax consequences to Lycos and Mr. Hunsader, the Quote.com board of directors is asking the Quote.com shareholders to approve the payments to Mr. Hunsader.

POTENTIAL ADVERSE TAX CONSEQUENCES

    In certain circumstances, payments of compensation made by a corporation to certain individuals, known as disqualified individuals, in connection with a change in ownership or control are subject to significant tax consequences under Sections 280G and 4999 of the Internal Revenue Code. As the holder of shares representing at least 1% of the total fair value of all of Quote.com's outstanding shares, Mr. Hunsader is a disqualified individual and the merger, if it becomes effective, will constitute a change in ownership or control for purposes of Section 280G. Accordingly, the payment to be made to Mr. Hunsader under the consulting agreement is subject to the provisions of Sections 280G and 4999 of the Internal Revenue Code.

    In general, if the total of all compensatory payments made to a disqualified individual that are contingent on a change in ownership or control equals or exceeds three times the individual's average annual compensation over the five-year period (or any shorter period of employment with the payor corporation) immediately preceding the calendar year in which the change in ownership or control occurs, known as the individual's base amount, such payments will constitute parachute payments under Section 280G of the Internal Revenue Code.

    Unless special rules apply, the amount by which the aggregate of all parachute payments made to the disqualified individual exceeds that individual's base amount, (the difference being the excess parachute payment), is subject to the following tax treatment:

    - The corporation making the parachute payment is denied a tax deduction for the excess parachute payment; and

    - The recipient of the parachute payment is subject to a nondeductible 20% excise tax on the excess parachute payment.

    Unless approved by the Quote.com shareholders in the manner described below, the payment to Mr. Hunsader payment will constitute a parachute payment under
Section 280G of the Internal Revenue Code and, accordingly, Lycos will be prevented from taking a deduction for the excess parachute payment for United States federal income tax purposes and Mr. Hunsader will be subject to an additional 20% excise tax on the excess parachute payment.

SHAREHOLDER APPROVAL EXCEPTION

    Under Section 280G of the Internal Revenue Code, the payment to Mr. Hunsader will not constitute a parachute payment if it is approved by a vote of the shareholders of Quote.com who own, immediately before the merger, more than 75% of the voting power of Quote.com, disregarding shares owned, actually or constructively, by Mr. Hunsader, and if such vote is based on adequate disclosure concerning the payment to be made to Mr. Hunsader. The vote must also determine Mr. Hunsader's right to receive the payment. Accordingly, in order to avoid the risk of adverse tax consequences, Mr. Hunsader has agreed that his right to receive the payment will be determined by a vote of the Quote.com shareholders in accordance with Section 280G of the Internal Revenue Code. The Quote.com shareholders are therefore being asked to approve the payment to Mr. Hunsader and such payment will not be made unless the requisite shareholder approval is obtained.

    All Quote.com shareholders other than Mr. Hunsader may participate in the vote on this proposal.

                             SHAREHOLDERS AGREEMENT

    Please note that the following description of the shareholders agreement is a summary only. The shareholders agreement attached as Annex B to this proxy statement/prospectus contains the complete terms of that agreement.

    In connection with the execution of the merger agreement, certain of the directors and holders of Quote.com capital stock, who together hold approximately 92% of the outstanding Quote.com common stock and approximately 96% of the outstanding Quote.com preferred stock at September 2, 1999, each agreed to vote all shares of Quote.com capital stock held by such holders in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The effect of the shareholders agreement is to ensure that Quote.com shareholder approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement will be obtained.

    Each of the parties to the shareholders agreement has also agreed to vote against the following actions:

    - any business combination or similar transaction involving more than 15% of the assets or capital stock of Quote.com or any of its subsidiaries; and

    - any amendment to Quote.com's amended and restated articles of incorporation or amended and restated bylaws or any other action that is intended, or could reasonably be expected, to prevent, materially impede or interfere with the completion of the merger or the transactions contemplated by the merger agreement or change in any manner the voting rights of any class or shares of Quote.com capital stock.

    Each of the parties to the shareholders agreement agreed not to:

    - sell, transfer, pledge, assign or otherwise dispose of (or enter into any agreement to do so) their shares of Quote.com capital stock unless the transferee enters into an agreement that is substantially identical to the shareholders agreement;

    - enter into certain voting agreements;

    - solicit, initiate or encourage or take any other action designed or reasonable likely to facilitate any inquiries, expression of interest, proposals or offers of any business combination or similar transactions involving any purchase of more than 15% of the assets or capital stock of Quote.com or any of its subsidiaries or participate in any discussions or negotiations or enter into any agreement with respect to any of the foregoing; and

    - excercise any rights of appraisal or dissent.

    Each of the parties to the shareholders agreement has irrevocably granted to, and appointed Lycos, Edward M. Philip, Lycos' chief operating officer and chief financial officer, Thomas E. Guilfoile, Lycos' vice president, finance & administration, and Jeffrey M. Snider, Lycos' general counsel, in their respective capacities as designees of Lycos, such party's proxy and attorney-in-fact to vote or grant a consent with respect to his Quote.com capital stock with respect to the merger agreement and the merger and other certain agreements in the indemnification and escrow agreement.

    The shareholders agreeement requires each shareholder party thereto to enter into the indemnification and escrow agreement.

    The shareholders agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

             COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF LYCOS AND
                           SHAREHOLDERS OF QUOTE.COM

    The rights of Quote.com's shareholders are governed by its amended and restated articles of incorporation, its amended and restated bylaws and the laws of the State of California. The rights of Lycos's stockholders are governed by its restated certificate of incorporation, its amended and restated bylaws and the laws of the State of Delaware. After the completion of the merger, Quote.com shareholders will become Lycos stockholders and will be governed by Lycos' restated certificate of incorporation, its amended and restated bylaws and the laws of the State of Delaware.

    The following is a summary of the material differences between the rights of holders of Lycos common stock and the rights of holders of Quote.com capital stock at the date hereof. These differences arise from differences between the Delaware General Corporation Law, or DGCL, and the California Corporations Code, or CCC, and between the respective corporate charters and bylaws of Lycos and Quote.com. This summary is not a complete comparison of rights that may be of interest to you, and you should therefore read the full text of the states' corporate statutes and the respective corporate charters and bylaws of Lycos and Quote.com. For information as to how these documents may be obtained, see "Where You Can Find More Information" on page 71.

COMPARISON OF AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Quote.com: The authorized capital stock of Quote.com consists of 10,000,000 shares of Quote.com common stock, 1,446,951 shares of Quote.com Series A preferred stock, 853,659 shares of Quote.com Series B preferred stock, 770,334 shares of Quote.com Series C preferred stock and 422,069 shares of Quote.com Series D preferred stock. As of September 30, 1999, there were 2,736,598 shares of Quote.com common stock outstanding, 1,446,951 shares of Quote.com Series A preferred stock outstanding, 853,659 shares of Quote.com Series B preferred stock outstanding, 762,700 shares of Quote.com Series C preferred stock outstanding and 413,793 shares of Quote.com Series D preferred stock outstanding.

    Lycos: The authorized capital stock of Lycos consists of 300,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 1999, there were 95,872,211 shares of Lycos common stock outstanding and no shares of Lycos preferred stock outstanding.

COMPARISON OF RIGHTS OF COMMON STOCK.

    Quote.com: Holders of Quote.com common stock are entitled to one vote per share in the election of directors, subject to cumulative voting rights, and on all other matters on which shareholders are entitled or permitted to vote. See "Comparison of Securityholder Rights--Cumulative Voting" on page 53. Subject to the preferences of the holders of Quote.com preferred stock, the holders of Quote.com common stock are entitled to receive dividends as may be declared from time to time by the Quote.com Board of directors. The Quote.com common stock has no redemption, preemptive, conversion or other subscription rights.

    Lycos: Holders of Lycos common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Lycos common stock do not have the right to cumulate their votes in the election of directors. Subject to the preferences of the holders of Lycos preferred stock, if any, the holders of Lycos common stock are entitled to receive dividends as may be declared from time to time by Lycos' board of directors.

COMPARISON OF RIGHTS AND PREFERENCES OF PREFERRED STOCK.

    Quote.com: Upon consummation of the merger, the holders of Quote.com preferred stock will become holders of Lycos common stock. Thereafter, these shareholders will no longer be entitled to the following rights, privileges and preferences of the Quote.com preferred stock:

 (i) Dividend Preference: Holders of Quote.com Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are entitled to per annum dividends of $0.367, $0.41, $0.66 and $0.731, respectively, if funds are legally available, payable when, as and if declared by the Quote.com board of directors. Holders of Quote.com common stock, subject to the prior rights of the preferred stock, are entitled to receive dividends out of funds legally available, when, as and if declared by the Quote.com board of directors. However, the Quote.com board of directors may not pay any dividends on common stock unless it has first received the approval of at least 80% of the then outstanding shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class.

 (ii) Liquidation Preference: In the event of any liquidation, dissolution or winding up of Quote.com, either voluntary or involuntary, in which the aggregate proceeds to be distributed to all shareholders of Quote.com equals or exceeds $90.0 million, distributions to the shareholders of Quote.com will be made in the following manner:

    Prior to all other allocations, (i) holders of Quote.com Series B preferred stock will receive $6.50 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock will receive $10.38 for each share of Quote.com Series C preferred stock held and (iii) holders of Quote.com Series D preferred stock will receive $11.49 for each share of Quote.com Series D preferred stock.

    Upon completion of the distribution to the holders of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding paragraph, the holders of Quote.com Series A preferred stock will be entitled to receive $6.00 per share for each share of Quote.com Series A preferred stock then held.

    Upon completion of the distribution to the holders of Quote.com Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding two paragraphs, the remaining assets and funds of Quote.com available for distribution to shareholders of Quote.com will be distributed ratably among the holders of the Quote.com preferred stock and the Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of the Quote.com preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible). This allocation will be made until
(i) holders of Quote.com Series B preferred stock have received $21.58 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock have received $34.48 for each share of Quote.com Series C preferred stock held and (iii) holders of Quote.com Series D preferred stock will have received $38.16 for each share of Quote.com Series D preferred stock held.

    After the allocations described in the preceding three paragraphs have been made, the remaining assets and funds of Quote.com available for distribution to shareholders of Quote.com will be distributed ratably among the holders of Quote.com Series A preferred stock and Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of the Quote.com Series A preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible).

If the aggregate proceeds are less than $90.0 million then distributions to the shareholders of Quote.com will be made in the following manner:

    Prior to all other allocations, (i) holders of Quote.com Series B preferred stock will receive $8.50 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock will receive $13.58 for each share of Quote.com Series C preferred stock held, and (iii) holders of Quote.com Series D preferred stock will receive $15.03 for each share of Quote.com Series D preferred stock held.

    Upon completion of the distribution to the holders of Quote.com Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding paragraph, the holders of Quote.com Series A preferred stock will be entitled to receive $6.00 per share for each share of Quote.com Series A preferred stock then held.

    Upon completion of the distribution to the holders of Quote.com Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock described in the immediately preceding two paragraphs, the remaining assets and funds of Quote.com available for distribution to shareholders of Quote.com will be distributed ratably among the holders of the Quote.com preferred stock and the Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of the Quote.com preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible). This allocation will be made until
(i) holders of Quote.com Series B preferred stock have received $12.78 for each share of Quote.com Series B preferred stock held, (ii) holders of Quote.com Series C preferred stock have received $20.42 for each share of Quote.com Series C preferred stock held and (iii) holders of Quote.com Series D preferred stock will have received $22.60 for each share of Quote.com Series D preferred stock held.

    After the allocations described in the preceding three paragraphs have been made, the remaining assets and funds of Quote.com available for distribution to shareholders of Quote.com will be distributed ratably among the holders of Quote.com Series A preferred stock and Quote.com common stock based upon the number of shares of Quote.com common stock held by them (or, in the case of the Quote.com Series A preferred stock, the number of shares of Quote.com common stock into which such preferred stock is convertible).

    For the purposes of determining the liquidation preferences due to holders of Quote.com capital stock, (i) any acquisition of Quote.com by means of merger or other form of corporate reorganization in which the shareholders of Quote.com do not own a majority of the outstanding shares of the surviving corporation, or
(ii) a sale of all or substantially all of the assets of Quote.com will in either case be treated as a liquidation, dissolution or winding up of Quote.com and will entitle the holders of existing preferred stock and common stock to receive at the closing cash, securities or other property as specified above.

(iii) Conversion: At the option of the holder, each share of Quote.com preferred stock may be converted at any time into one share of Quote.com common stock, subject to adjustment for, among other things, stock splits, stock dividends and issuances of additional shares of Quote.com common stock and securities convertible into Quote.com common stock at a per share price less than the original issue price of such share of Quote.com preferred stock.

    In addition, outstanding shares of Quote.com preferred stock will automatically convert into shares of Quote.com common stock (subject to adjustment as described above), as set forth below:

    - Each share of Series A preferred stock will automatically be converted into shares of common stock immediately upon (A) the approval by the holders of a majority of the then outstanding shares of Series A preferred stock, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, in connection with which all outstanding shares of Series B preferred stock are converted into shares of common stock.

    - Each share of Series B preferred stock will automatically be converted into shares of common stock immediately upon (A) the approval by the holders of a majority of the then outstanding shares of Series B preferred stock or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock, the aggregate gross proceeds of which exceed $15,000,000 at a per share issuance price of at least $7.50 (appropriately adjusted for any recapitalization).

    - Each share of Series C preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect immediately upon (A) the approval by the holders of a majority of the then outstanding shares of Series C preferred stock or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock, the aggregate gross proceeds of which exceed $15,000,000 at a per share issuance price of at least $11.98 (appropriately adjusted for any recapitalization).

    - Each share of Series D preferred stock will automatically be converted into shares of common stock immediately upon (A) the approval by the holders of a majority of the then outstanding shares of Series D preferred stock or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock, the aggregate gross proceeds of which exceed $15,000,000 at a per share issuance price of at least $13.25 (appropriately adjusted for any recapitalization).

 (iv) Protective Provisions: As a general matter, the holders of Quote.com preferred stock vote together with the holders of Quote.com common stock as a single class on all actions to be taken by the Quote.com shareholders. The Quote.com amended and restated articles of incorporation, however, provide that Quote.com cannot take the following actions without the consent of at least 80% of the then outstanding shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class:

    - alter or change the rights, preferences or privileges of the shares of Series B preferred stock, Series C preferred stock or Series D preferred stock so as to affect such shares adversely;

    - authorize or issue any new class or series of stock or any other securities convertible into equity securities of the corporation having rights as to dividends, redemption, liquidation or voting on parity with or superior to those of the Series B preferred stock, Series C preferred stock or Series D preferred stock;

    - pay any dividend on the common stock;

    - repurchase any existing preferred stock or common stock, except from current or former employees, directors or consultants of the corporation in connection with the termination of the shareholder's employment, directorship or consulting relationship with the corporation;

    - sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

    - liquidate or dissolve the corporation;

    - except as approved by the board of directors of Quote.com, make any loans or advances to employees (other than in the ordinary course of business as part of travel advances or salary);

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
    - mortgage or pledge, or create a security interest in, or permit any subsidiary to mortgage, pledge or create a security interest in, all or substantially all of the property of the corporation or such subsidiary of the corporation, unless approved by the board of directors of Quote.com;

    - take any action that would result in taxation of the holders of shares of the Series B preferred stock, Series C preferred stock or Series D preferred stock under Section 305 of the Internal Revenue Code (or any comparable provision of the Internal Revenue Code as from time to time amended);

    - increase the authorized number of directors of Quote.com to more than seven (7); or

    - increase the authorized number of shares of the Series B preferred stock, the Series C preferred stock or the Series D preferred stock.

    In addition, the Quote.com amended and restated articles of incorporation provide that Quote.com may not liquidate or dissolve the corporation without obtaining the approval of the holders of at least 66 2/3% of the then outstanding shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class. The Quote.com amended and restated articles of incorporation also provide that if a series of existing preferred stock would be adversely affected by an amendment of the articles in a different manner than the other series of existing preferred stock, then such amendment will require the approval of the holders of a majority of the then outstanding shares of such affected series.

 (v) Redemption Rights: Neither the Quote.com preferred stock nor the Quote.com common stock is redeemable.

 (vi) Election of Directors: In an election of directors to the Quote.com board of directors, the Quote.com amended and restated articles of incorporation provide that (i) so long as at least 500,000 shares of Series B preferred stock are outstanding, the holders of shares of Series B preferred stock, voting separately as a class, shall have the right to elect one member of the board of directors, (ii) so long as at least 500,000 shares of Series B preferred stock remain outstanding, the holders of shares of Series A preferred stock and common stock, voting together as a class, shall have the right to elect two members of the board of directors, (iii) so long as at least 285,000 shares of Series C preferred stock remain outstanding, the holders of shares of Series C preferred stock, voting separately as a class, shall have the right to elect one member of the board of directors,
      (iv) for so long as at least 140,000 shares of Series D preferred stock remain outstanding, the holders of shares of Series D preferred stock, voting separately as a class shall have the right to elect one member of the board of directors, and (v) each additional member of the board of directors, if any, shall be elected by the vote of the holders of the existing preferred stock and the holders of the common stock, voting together as a single class.

(vii) Contractual Rights: Certain contractual rights presently possessed by holders of Quote.com preferred stock will cease to exist after the merger, including but not limited to, certain information rights, registration rights, rights of representation on the Quote.com board of directors, rights to attend meetings of the Quote.com board of directors and other rights unique to the organization and financing of Quote.com.

    Lycos: The Lycos board of directors is authorized to issue up to 5,000,000 shares of preferred stock. The Lycos board of directors may issue one or more series of preferred stock and may fix the relative rights, preferences, privileges, qualifications, limitations and restrictions of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of Lycos common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Lycos.

COMPARISON OF SECURITYHOLDER RIGHTS.

    VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS. The CCC requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation. However, the Quote.com amended and restated articles of incorporation require a greater percentage vote for such transactions. Specifically, in the event of a merger of Quote.com into another corporation (other than a wholly owned subsidiary of Quote.com), Quote.com must obtain the approval of (i) the holders of record of a majority of the outstanding preferred stock and a majority of the outstanding common stock, voting together as a single class, (ii) the holders of record of at least a majority of the outstanding shares of (a) Quote.com common stock, voting as a separate class, and (b) Quote.com preferred stock, voting as a separate class, and (iii) the holders of record of at least 80% of the outstanding shares of Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together as a single class. The CCC further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under the CCC for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

    The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger or consolidation of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger; (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The Lycos restated certificate of incorporation does not require a greater percentage vote for such actions. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

    ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS. The Quote.com bylaws provide that in addition to the board of directors, the chairman of the board of directors and the president, one or more shareholders holding not less than 10% of the voting power of the corporation may call a special meeting of the shareholders.

    The Lycos bylaws provide that special meetings of stockholders may be called by the President, the Chairman of the board of directors or by the board of directors, unless otherwise prescribed by applicable law.

    The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three year period. A "business combination" includes a merger or consolidation involving the corporation and the interested stockholder, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation involving the corporation and the interested stockholder, certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation and the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; (v) the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership; (vi) the stockholder acquired the 15% interest when these restrictions did not apply; or (vii) the corporation has opted out of this provision. Lycos has not opted out of this provision.

    Under the CCC, there is no comparable provision. However, the CCC does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

    DIRECTOR NOMINATIONS. The Quote.com bylaws require advance notice of director nominations.

    The Lycos bylaws require advance notice of director nominations. To be timely, such notice must be delivered to the secretary of Lycos not later than
(1) with respect to an annual meeting or a special meeting in lieu of an annual meeting, 60 days prior to the first anniversary of the date the initial notice to the previous year's annual meeting of stockholders or special meeting in lieu of an annual meeting, and (2) with respect to a special meeting of stockholders not in lieu of an annual meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The notice must include (1) information concerning the stockholder, including his or her name and address, (2) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice, and (3) such other information as would be required to be included in a definitive proxy statement for the presentation of such matter to the stockholders.

    AMENDMENT TO GOVERNING DOCUMENTS. Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board of directors approval, although certain minor amendments may be adopted by the board of directors alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles of incorporation, as set forth in the protective provisions of the Quote.com articles. However, the Quote.com articles require a greater level of approval for certain amendments thereto. Under the CCC, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancelation of all or part of the shares of such class, including a reverse stock split but excluding a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preference or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or
(vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Under the CCC, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Quote.com bylaws provide that the Quote.com bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Quote.com board of directors may not amend the Quote.com bylaws in order to change the authorized number of directors without shareholder approval.

    The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Further, the DGCL states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Lycos restated certificate of incorporation expressly authorizes the board of directors to adopt, amend or repeal the Lycos bylaws.

    APPRAISAL RIGHTS. Under the CCC, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the reorganization may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the list of OTC margin stocks issued by the Board of directors of Governors of the Federal Reserve Systems, unless
(a) there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or (b) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

    Under the DGCL, holders of shares of any class or series, who neither vote in favor of the merger or consolidation nor consent thereto in writing, have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation; (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders;
(c) cash in lieu of fractional shares; or (d) some combination of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

    DERIVATIVE ACTION. The CCC provides that a shareholder bringing a derivative action on behalf of the corporation must have been a shareholder at the time of the transaction in question or that plaintiff's shares thereafter devolved upon plaintiff by operation of law from a holder who was a holder at the time of the transaction or any part thereof complained of; provided, that any shareholder who does not meet these requirements may nevertheless be allowed in the discretion of the court to maintain the action upon meeting certain specified requirements. In addition, the shareholder must allege with particularity the shareholder's efforts to secure from the board such action as the shareholder requires or the reasons for not making such efforts, and alleges further that the shareholder has either informed the corporation or the board of directors in writing of the ultimate facts of each cause of action against each defendant or delivered to the corporation or the board a true copy of the complaint which the shareholder proposes to file. The CCC also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

    Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

    STOCKHOLDER CONSENT IN LIEU OF MEETING. Under the CCC and the DGCL, unless otherwise provided in the articles or certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Under the CCC, if consent is sought from less than all shareholders entitled to vote, prompt notice of the action taken by written consent in the form required under the CCC is required to be provided to all shareholders entitled to vote who did not consent in writing. In addition, unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholder approval pursuant to certain specified provisions of the CCC shall be given at least 10 days before consummation of the action authorized by such approval. The Quote.com amended and restated articles of incorporation do not prohibit shareholder action by written consent. The Lycos restated certificate of incorporation permits stockholder action without a meeting only by unanimous written consent of all of the Lycos stockholders entitled to vote on such action.

    FIDUCIARY DUTIES OF DIRECTORS. Directors of corporations incorporated or organized under the CCC and the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the CCC, the duty of loyalty requires directors to perform their duties in good faith in a manner that the director reasonably believes to be in the best interests of the corporation and its shareholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

    Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation.

    STOCKHOLDER PROPOSALS. The Lycos bylaws provide that any business to be brought before a stockholders meeting must be of a nature that is appropriate for consideration at an annual meeting and must be (1) specified in the notice of meeting, or any supplement to such notice, given by or at the direction of the Lycos' board of directors or (2) be otherwise properly brought before the meeting by the stockholder. A written notice conforming to the requirements outlined in "Comparison of the Rights of Stockholders of Lycos and Shareholders of Quote.com--Comparison of Securityholders Rights--Director Nominations" on page 50 is required.

    INDEMNIFICATION. Under the CCC, (i) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

    The indemnification authorized by the CCC is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Quote.com amended and restated articles of incorporation and the Quote.com bylaws provide for the indemnification of its agents (as defined under the CCC) to the fullest extent permissible under the CCC, which may be in excess of the indemnification expressly permitted by Section 317 of the CCC, subject to the limits set forth in Section 204 of the CCC with respect to actions for breach of duty to the corporation and its shareholders.

    Under the DGCL expenses incurred by an officer or director in defending any action may be paid in advance, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the DGCL authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. The DGCL also permits a Delaware corporation to provide indemnification in excess of that provided by statute. The DGCL does not require authorizing provisions in the certificate of incorporation. Limitations on indemnification may be imposed by a court based on principles of public policy. The Lycos amended any restated bylaws provide for indemnification of directors, officers and certain other persons associated with Lycos.

    The CCC and the DGCL allow for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

    DIRECTOR LIABILITY. The CCC and the DGCL each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of the DGCL, for any breach of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of the CCC, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The Quote.com amended and restated articles of incorporation contain a provision limiting the liability of its directors to the fullest extent provided by the CCC. The Lycos restated certificate of incorporation contains a provision eliminating the liability of directors to the corporation or its stockholders for monetary damages for certain breaches of their fiduciary duty.

    CUMULATIVE VOTING. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

    The CCC provides any shareholder with the right to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so. The Quote.com bylaws provide that Quote.com shareholders may cumulate their votes for the election of directors provided that the candidate's name has been placed in nomination prior to the voting and one or more shareholders has given notice at the meeting prior to the voting of the shareholder's intent to cumulate the shareholder's vote. Under the DGCL, cumulative voting in the election of directors is a permitted option. The Lycos restated certificate of incorporation and the Lycos amended and restated bylaws do not permit cumulative voting.

    ADVANCE NOTICE OF MEETING DATE. The CCC and Quote.com's bylaws require that shareholders of record be provided prior written notice no more than 60 days nor less than 10 days of the date for any meeting of shareholders.

    The DGCL requires that stockholders be provided prior written notice no more than 60 days nor less than 10 days before the date of the meeting of stockholders.

    INSPECTION OF BOOKS AND RECORDS. The CCC and the DGCL allow any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the board of directors and to inspect the shareholders' list at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a shareholder. Additionally, the CCC provides for an absolute right to inspect and copy the corporation's shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a
Schedule 14A with the SEC.

    SIZE OF THE BOARD OF DIRECTORS. Under the CCC, as provided in the articles of incorporation or bylaws, the number of directors may be specific or may be not less than a stated minimum nor more than a stated maximum, with the exact number to be fixed by the board of directors or shareholders. The CCC provides that if a company has more than two shareholders, the minimum number of directors cannot be less than three. A bylaw changing or fixing a number of directors may only be adopted by approval of a majority of the outstanding shares. The current number of Quote.com directors is set at seven.

    The DGCL states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The Lycos amended and restated bylaws provide that the number of directors which shall constitute the board of directors shall be fixed from time to time exclusively by the Lycos board of directors. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of death, resignation, removal or expiration of the term of a director.

    CLASSIFIED BOARD OF DIRECTORS. A classified board is one on which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Under the CCC, directors generally must be elected annually. However, a "listed corporation," as defined below, is permitted to adopt a classified board. Quote.com is not a listed corporation and neither the Quote.com amended and restated articles of incorporation nor the Quote.com bylaws provide for a classified board of directors.

    A "listed corporation" is defined under the CCC as a corporation with outstanding securities listed on the New York Stock Exchange or the American Stock Exchange or designated as qualified for trading as a national market system security on the National Association Quotation System (or any successor national market system).

    Delaware law permits, but does not require, a classified board of directors, under which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

    The Lycos certificate provides for a classified board of directors with three classes of directors. Lycos board of directors is currently divided into three classes: Class I, whose term expires at the annual meeting of stockholders held in 1999 and consists of one member, Robert J. Davis; Class II, whose term expires at the annual meeting of stockholders held in 2000 and consists of two members,

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Daniel J. Nova and Richard H. Sabot; and Class III, whose term expires at the annual meeting of stockholders held in 2001 and consists of one member, John M. Connors, Jr. Subsequently, each term will expire at each third succeeding annual meeting of stockholders.

    REMOVAL OF DIRECTORS. The CCC provides that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or who has been convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board of directors is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.

    The Lycos restated certificate of incorporation provides for the removal of directors by a majority vote of Lycos stockholders only for cause.

    TRANSACTIONS INVOLVING DIRECTORS. Both the CCC and the DGCL state that any contract or transaction between a corporation and any of its directors, or a second corporation in which a director has a material financial interest is not void or voidable if either (a) the material facts as to the transaction and as to the director's interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith, (b) after full disclosure the transaction is approved by the board of directors or a committee in good faith by a vote sufficient without counting the vote of the interested director and the transaction is just and reasonable to the corporation, or (c) the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

    FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under the CCC, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles of incorporation or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director can only be filled by the shareholders unless board of directors approval is authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Quote.com bylaws provide that vacancies created by the removal of a director may be filled only by the approval of the shareholders.

    The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board of directors, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order any election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. The Lycos amended and restated bylaws provide that vacancies in the office of a director and newly created directorships shall be filled by a majority of the directors then in office, though less than a quorum, unless previously filled by the Lycos stockholders.

    DISSOLUTION. Under the CCC, shareholders holding 50% or more of the total voting power may authorize a corporation's voluntary dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. In addition, one-half

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or more of the directors in office, a shareholder or shareholders who hold shares representing not less than 33 1/3 percent of the total outstanding shares (assuming conversion of any convertible preferred shares) or the outstanding common shares or any other person expressly authorized to do so in the articles may file in the superior court of the proper county a verified complaint for involuntary dissolution on any one or more of the grounds specified in the statute.

    Under the DGCL, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, the DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The Lycos restated certificate of incorporation contains no such supermajority voting requirement.

    The foregoing discussion of certain similarities and material differences between the rights of Quote.com shareholders and the rights of Lycos stockholders under their respective corporate charters and bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the CCC and the DGCL, the common law thereunder and the full text of the corporate charters and bylaws of each of Quote.com and Lycos.

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                               BUSINESS OF LYCOS

    Lycos, "Your Personal Internet Guide," is a "New Generation Online Service" that offers through the Internet a network of online services and content including community, chat, e-mail and on-line shopping. Lycos seeks to draw a large number of viewers to its websites by providing a one-stop destination for identifying, selecting and accessing resources, services, content and information on the Internet. The Lycos network is dedicated to helping each individual user locate, retrieve and manage information tailored to his or her personal interests.

    Since its inception in June 1995, Lycos has rapidly expanded into a global Internet resource used daily by millions of people throughout the world. Lycos is one of the leading online media services in terms of level of use of its Website, revenues and user reach, serving millions of information requests per day. According to Media Metrix, Lycos' Websites attracted approximately 46.5% of all Internet users during August, 1999. Lycos generates revenues primarily through selling advertising and sponsorships, electronic commerce and by licensing its products and technology. Lycos' Websites have become a widely accepted advertising medium for several prominent companies, including Coca-Cola, Disney, General Motors, Hilton, IBM, Proctor and Gamble and Visa. Lycos has established electronic commerce and sponsorship relationships with several companies, including First USA Bank, Web MD, Barnes & Noble, Fleet Bank and Preview Travel. In addition, Lycos has established strategic licensing and technological alliances with some of the world's leading corporations, including such companies as Bertelsmann, Sumitomo, Microsoft and Viacom.

    Lycos' ability to easily adapt its technology in a variety of languages has made its service a popular global Internet destination, easily accessible to users throughout the world. In order to expand the international distribution of Lycos' services, in May 1997, Lycos entered into a joint venture with Bertelsmann AG to launch local versions of the Lycos service throughout Europe. In March 1998, Lycos entered into a joint venture with Sumitomo Corp., and in April 1999, Lycos entered into a joint venture with Mirae Corp. to offer localized versions of the Lycos Network Services in Korea. Recently, in September 1999, Lycos entered into a joint venture agreement with Singapore Telecommunications Ltd. to offer localized services in up to 14 Asian countries and Internet Initiative Japan, Inc. to offer a localized version of the Lycos service in Japan. Lycos currently offers localized versions of the Lycos service in Austria, Belgium, France, Germany, Italy, Japan, Korea, Luxembourg, the Netherlands, Spain, Sweden, Switzerland and the United Kingdom.

    See "Where You Can Find More Information" on page 71.

                             BUSINESS OF QUOTE.COM

    Quote.com, founded in 1993, is a leading Internet investment information and tools provider, utilizing both business to consumer and branded business to business distribution models. Quote.com reaches consumers directly through www.Quote.com and achieves business to business distribution through direct sales to retail financial institutions and others worldwide. Through its retail presence at www.Quote.com, Quote.com provides a comprehensive package of financial content, tools and transaction capabilities targeted at independent individual investors and retail oriented professionals such as registered investment advisors and certified financial planners. Quote.com's retail services are provided in the form of subscription packages that range from free to $99.95 per month. Under the Quote.com brand, Quote.com also provides retail financial institutions a one-stop-shop for Wall Street quality information and tools that allow them to deliver to their end-customers a full-featured investment-themed Web site at low cost and with fast time to market.

    Quote.com has made available a core set of services for free in order to attract new and recurring users to its Web site. Through education, promotion and a focus on the quality of the user's experience on-line, Quote.com expects to convert many of the free users to subscribers over time as the user

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becomes a more serious or active investor. Currently, the Quote.com site has over 360,000 registered users.

    Quote.com's revenues are derived from four complementary sources:

    - Retail subscriptions for premium services where revenues are derived principally from individuals subscribing to one or more of Quote.com's subscription offerings. Subscription revenues are recognized ratably in the period in which the service is delivered, provided no significant obligations remain for Quote.com.

    - Advertising and sponsorships where revenues are derived principally from short term advertising contracts in which Quote.com guarantees a minimum level of impressions (a view of an advertising banner or other promotional unit by the site user) for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided no significant obligations remain for Quote.com.

    - Co-branded and private label distribution partnerships with third parties where revenues are derived principally from licensing Quote.com's branded content to third parties for monthly fees which are either fixed or usage based. Partner revenues are recognized ratably in the period in which the service is delivered, provided no significant obligations remain.

    - Partnerships with on-line brokers where Quote.com will be paid a small fee for each order delivered to that broker through Quote.com services and also receive fees as a percentage of assets under management of an IPO mutual fund being launched by Hambrecht & Quist and Charles Schwab. However, revenues from either of these sources have not been significant to date.

    Quote.com's subscription revenue is derived from subscription packages ranging in price from $19.95 to $99.95 per month. The average subscriber in June 1999 was paying approximately $75 per month, versus approximately $30 per month in January 1998. Quote.com subscription packages provide access to multiple sources of market and fundamental data, news, editorial and a variety of investment tools. Quote.com's premier subscription package provides access to real-time streaming quotes and analytics, including Level II NASDAQ information.

    Advertising and sponsorship revenue is driven by high traffic levels and by desirable demographics in our user population. Quote.com employs a direct sales force which focuses on financial services, consumer and luxury goods advertisers.

    Quote.com's partner business focuses on business-to-business content delivery services primarily focused on retail financial institutions such as brokerages, mutual fund companies, commercial banks, insurance companies, credit unions, investment planning firms, and retail accounting firms. These financial institutions require the highest quality, most comprehensive content and tools delivered as fast as possible. Quote.com currently has over 150 partner institutions as customers. Its largest customers include Charles Schwab, Waterhouse Securities, Vanguard, Bank of America, Sun America and Toronto Dominion Bank.

    Quote.com has also entered into agreements to exchange advertising on its site for advertisements on Internet sites of other companies. Barter revenues and expenses are recorded at the fair market value of the services provided or received. Revenue from barter transactions is recognized as income when the advertisements are delivered on Quote.com's site. Barter expense is recognized when Quote.com's advertisements are run on the other company's web site, which is typically in the same period when the barter revenue is recognized.

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STRATEGY

Through aggressive marketing and distribution partnerships, Quote.com's strategy is to build a profitable business balancing subscription, advertising and strategic distribution partnership revenue. Quote.com will try to achieve this by doing the following:

    - Building on Quote.com's pioneering brand recognition, build a solid premium brand identified as a trusted source of information, tools, guidance and community for serious individual investors

    - Foster strategic relationships with key broadcast and print media and financial services firms and content providers for cross-marketing and content in the U.S. and in selected international markets.

    - Embrace the community of newer investors by providing community and education content and tools which enable them to learn how to become better investors

    - Invest in customer service and support infrastructure to build loyalty in the premium subscriber base, creating opportunity to sell additional services (e-commerce) provided by Quote.com or partners, including such services as tax services, estate planning, and other products and services targeted at a wealthy and motivated demographic.

    - Direct advertisement and marketing efforts across multiple media to drive traffic and new subscriptions

    - Continue to develop and deliver superior investment tools, such as streaming real-time data, easy to use analysis and portfolio tools, thereby maintaining a lead in value provided to Quote.com's customers

    - Providing Wall Street quality services and site experience at consumer prices by leveraging our low cost of delivery (low bandwidth utilization).

    - Extend Quote.com's international presence and content base by partnering with national financial services and content providers in certain targeted countries.

PRODUCTS AND SERVICES

    Quote.com's collection of information and tools includes some of the most well-known brand names in the finance industry, including Reuters, First Call, Standard & Poor's, Dow Jones, and others. Quote.com's proprietary LiveCharts java applet was the first to deliver streaming data on the Internet, and has become one of the most popular applets on the Internet. My.Quote.com is a personalized site allowing Quote.com's customers to select, in one convenient place, information and services that best meet their needs. Quote.com also owns proprietary content and analytics, such as the content, commentary and analysis that appears on our IPO Edge site.

    Quote.com currently offers free services, as well as a Plus package for $19.95 which includes streaming market data through LiveCharts and access to several fundamental and market data sources. Quote.com's Qcharts package provides real-time streaming market data and web-based access to fundamental and market information for $79.95. The Premium Qcharts package is sold for $99.95 per month and includes other premium information services. Quote.com also has a network of 3(rd) party developers who can use tools, including Quote.com's real-time market data feed interface, to develop applications that in turn can be sold and real-time enabled with a subscription to Quote.com's real-time information services.

    Quote.com's Template/Object architecture enables the rapid customization of online financial Websites, making it possible for Quote.com to build and maintain financial sites for over 150 partners. Quote.com has developed the Continuum time-series database and real-time streaming data delivery

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system allowing it to provide unprecedented levels of information at very low bandwidths, providing it with a cost advantage over other providers, giving its customers access to many sources of financial information, commentary and guidance, as well as Wall Street quality applications at consumer prices.

EMPLOYEES

    As of September 30, 1999 Quote.com had 93 employees including 48 in engineering and infrastructure, 38 in sales, marketing, and customer support, and 7 in finance and administration. From time to time, Quote.com also employs independent contractors to support its engineering, infrastructure, sales, marketing and administrative functions.

FACILITIES

    Quote.com's headquarters are located in a leased facility consisting of approximately 30,000 square feet located in Mountain View, California. The lease expires in March 2004. Quote.com currently sublets approximately 10,000 square feet of its headquarters facility on a sublease that expires in February 2000. Quote.com also leases offices for its sales force in New York City, New York.

LITIGATION

    Quote.com is not subject to any material legal proceedings. Quote.com has received a letter dated September 16, 1999, including a draft complaint and a draft arbitration demand from one of its content providers, ULTRA Trading Analytics, Inc. In its letter, ULTRA maintains that Quote.com has breached a software license agreement dated June 21, 1996. ULTRA has threatened to commence an arbitration proceeding against Lycos and Quote.com and file a lawsuit against four of the Company's customers. Quote.com's legal counsel is presently investigating the subject matter of the letter and Quote.com is presently evaluating the terms of a settlement offer. ULTRA has agreed to not commence any proceedings so long as Quote.com promptly explores settlement alternatives. Regardless of the outcome, Quote.com does not believe that ULTRA's claims could result in a material adverse effect upon the business and operations of Quote.com.

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                 QUOTE.COM MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Quote.com, founded in 1993, is a leading Internet investment information and tools provider, utilizing both business to consumer and branded business to business distribution models. Quote.com reaches consumers directly through www.Quote.com and achieves business to business distribution through direct sales to retail financial institutions and others worldwide. Through its retail presence at www.Quote.com, Quote.com provides a comprehensive package of financial content, tools and transaction capabilities targeted at independent individual investors and retail oriented professionals such as registered investment advisors and certified financial planners. Quote.com's retail services are provided in the form of subscription packages that range from free to $99.95 per month. Under the Quote.com brand, Quote.com also provides retail financial institutions a one-stop-shop for Wall Street quality information and tools that allow them to deliver to their end-customers a full featured investment-themed Web site at low cost and with fast time to market.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 1999 AND MARCH 31,
1998.

NET REVENUES

    Total revenues for the six month period ended March 31, 1999 increased by $389,000 or approximately 7%, to approximately $6.2 million from approximately $5.8 million for the previous six month period ended March 31, 1998. The increase was a result of growth in the number of subscriptions and an increase in the average revenue per subscriber. Increases in subscription revenue more than offset declines in Advertising and Partnership revenue.

    SUBSCRIPTION REVENUE. Subscription revenues for the six month period ended March 31, 1999 increased by approximately $1.1 million or approximately 99%, to approximately $2.2 million from approximately $1.1 million for the previous six month period ended March 31, 1998. The increase was a result of growth in subscriptions to Quote.com's QCharts and QCharts Premium packages which retail for $79.99 and $99.99 per month, respectively. The total number of subscribers, including those subscribing to other packages, grew from approximately 5,400 in March 1998 to approximately 7,900 in March 1999. QCharts was introduced in March 1998 and has largely been promoted via limited print and on-line advertising and by word-of-mouth on investment message boards.

    ADVERTISING REVENUE. Advertising revenues for the six month period ended March 31, 1999 decreased by approximately $305,000 or approximately 16%, to approximately $1.6 million from approximately $1.9 million for the previous six month period ended March 31, 1998. The decrease was a result of lower investments in marketing and brand-building activities in late 1998 and early 1999, rumors that Quote.com was for sale, increased competition and lower advertising rates, as well as declines in the rate of growth of traffic to our site. Certain large advertising customers did not renew during the six months ended March 31, 1999.

    PARTNERSHIP REVENUE. Partnership revenues for the six month period ended March 31, 1999 decreased by approximately $371,000 or approximately 13%, to approximately $2.4 million from approximately $2.8 million for the previous six month period ended March 31, 1998. The decrease was a result of the loss of some large customers and increased price competition. A loss of certain partnerships and a decline in new business can be attributed in part to rumors that Quote.com was for sale from the summer of 1998 through December 1998.

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COST OF REVENUES

    Quote.com's costs of revenues consists of fees paid to third-party data providers, costs related to Internet connectivity services and infrastructure, and advertising royalties paid to partners for the right to display online advertising on co-branded pages served up on partner Web sites. Cost of revenues for the six month period ended March 31, 1999 increased by approximately $953,000 or approximately 43%, to approximately $3.2 million from approximately $2.2 million for the previous six month period ended March 31, 1998. The increase was a result of increased costs for real-time market data feeds and news products, as well as the addition of new sources of market and fundamental information. Quote.com also added additional Internet service providers, expanding the available bandwidth to accommodate growth in usage of its Web site, and added headcount in operations to support the growth in Quote.com's overall infrastructure.

OPERATING EXPENSES

    Total Operating Expenses for the six month period ended March 31, 1999 increased by approximately $363,000 or approximately 7%, to approximately $5.7 million from approximately $5.3 million for the previous six month period ended March 31, 1998. The increase was primarily a result of higher product development and marketing expenses.

    PRODUCT DEVELOPMENT. Product Development expenses for the six month period ended March 31, 1999 increased by approximately $333,000 or approximately 17%, to approximately $2.4 million from approximately $2.0 million for the previous six month period ended March 31, 1998. The increase was primarily a result of increased headcount in engineering and operations, and increases in the use of outside contractors to accelerate development of key projects.

    SALES AND MARKETING. Sales and Marketing expenses for the six month period ended March 31, 1999 increased by approximately $329,000 or approximately 15%, to approximately $2.5 million from approximately $2.1 million for the previous six month period ended March 31, 1998. The increase was a result of increased headcount in marketing and additional promotional and travel expenses.

    GENERAL AND ADMINISTRATIVE. General and Administrative expenses for the six month period ended March 31, 1999 increased by approximately $89,000 or approximately 12%, to approximately $862,000 from approximately $773,000 for the previous six month period ended March 31, 1998. The increase was a result of general increases associated with processing larger volumes of business, increased general corporate expenses and an increase in headcount.

    INTEREST EXPENSE (NET). Interest Expense includes interest earned, discounts taken, credit card discounts, interest paid, loss on sale of assets and miscellaneous expense and income not associated with operating activities. Total Interest Expense for the six month period ended March 31, 1999 increased by approximately $189,000 or approximately 340%, to approximately $245,000 from approximately $56,000 for the previous six month period ended March 31, 1998. The increase was substantially a result of an increase in interest paid of approximately $136,000 for the six months ended March 31, 1999 and an increase of approximately $49,000 in credit card discounts paid as a result of higher credit card transaction volume related to increased subscription revenues.

    INCOME TAXES. During the six month period ended March 31, 1999, Quote.com recorded tax benefits of approximately $2.5 million related to the loss from continuing operations in the current period.

LIQUIDITY AND CAPITAL RESOURCES

    Through March 31, 1999, Quote.com financed its operations primarily from proceeds of the private sale of equity securities and secured debt totaling approximately $16 million. In November 1998, as a

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result of securing a six month $3.5 million note from a third party, Quote.com used a portion of the proceeds to repay existing bank indebtedness. At March 31, 1999, Quote.com had cash and cash equivalents of approximately $2.7 million. Quote.com regularly invests excess funds in short-term interest bearing money market funds.

    Quote.com used cash from operations of approximately $1.1 million in the six month period ended March 31, 1999, due primarily to the net loss. Capital expenditures have been primarily for computer equipment and software to support expansion of Quote.com's operations and management information systems. As of March 31, 1999, Quote.com's principal commitments for capital expenditures consisted of obligations under capital leases of approximately $130,000 and equipment related notes totaling approximately $280,000.

    Quote.com management believes that its current cash reserves as well as commitments to secure interim funding from its principal preferred shareholders will be sufficient to meet its anticipated cash needs for working capital and capital expenditures through the expected closing of the merger with Lycos. For longer term funding, Quote.com would seek to sell additional equity or debt securities.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1998, 1997 and
1996

NET REVENUES

    Total revenues for the fiscal year ended September 30, 1998 increased by approximately $4.4 million or approximately 61%, to approximately $11.5 million from approximately $7.1 million in 1997 and by approximately $4.6 million or 188% from approximately $2.5 million in 1996. The increase was a result of growth in the partner business line, increases in advertising revenue, and, to a lesser extent, increases in subscription revenue.

    SUBSCRIPTION REVENUE. Subscription revenues for the fiscal year ended September 30, 1998 increased by approximately $679,000 or approximately 37%, to approximately $2.5 million from approximately $1.8 million in 1997 and by approximately $372,000 or approximately 25% from approximately $1.5 million in 1996. The increase was a direct result of growth in the number of subscribers to Quote.com's suite of packages. The total number of paying subscribers grew from approximately 4,900 in September 1997 to approximately 6,400 in September 1998.

    ADVERTISING REVENUE. Advertising revenues for the fiscal year ended September 30, 1998 increased by approximately $1.4 million or approximately 68%, to approximately $3.5 million from approximately $2.1 million in 1997 and by approximately $1.6 million or approximately 336% from approximately $475,000 in 1996. The 1998 increase was primarily a result of increases in site traffic and inventory available for sale to advertisers over the prior fiscal year. The 1997 increase was primarily as a result of only four months of advertising activity recorded in 1996.

    PARTNERSHIP REVENUE. Partnership revenues for the fiscal year ended September 30, 1998 increased by approximately $2.6 million or approximately 93%, to approximately $5.4 million from approximately $2.8 million in 1997 and by approximately $2.3 million or approximately 429% from approximately $526,000 in 1996. The 1998 increase was a result of closing several significant new partner contracts. The 1997 increase included the benefits of twelve month of recorded activity for several large partners who became customers during the course of 1996.

COST OF REVENUES

    Quote.com's costs of revenues consists of fees paid to third-party data providers, costs related to Internet connectivity services and infrastructure, and advertising royalties paid to partners for the right to display online advertising on co-branded pages served up on partner Web sites. Cost of revenues for the fiscal year ended September 30, 1998, increased by approximately $1.9 million or approximately

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69%, to approximately $4.7 million from approximately $2.8 million in 1997 and by approximately $2.2 million or approximately 319% from approximately $674,000 in 1996. The increases were primarily due to the addition of new sources of market and fundamental information, increases in costs for existing sources of market and fundamental information, increases in demand for real-time market data feeds and news products, increases in advertising royalties paid to partners and increases in infrastructure and other support costs.

OPERATING EXPENSES

    Total Operating Expenses for the fiscal year ended September 30, 1998, increased by approximately $1.1 million or approximately 12%, to approximately $10.1 million from approximately $9.0 million in 1997 and by approximately $5.2 million or approximately 137% from approximately $3.8 million in 1996. The 1998 increases were primarily a result of increased research and development costs, including increases in salary expense, as well as increased depreciation expense associated with capital expenditures, increases in rent and related facilities costs, and an in-process research and development charge related to Quote.com's acquisition of Halley's Software in March 1998. The 1997 increases were primarily as a result of increased headcount in all areas of the business, increases in rent and related facilities costs, and increased marketing and advertising expenses.

    PRODUCT DEVELOPMENT. Product Development expenses consist primarily of compensation and benefits expenses for engineering and operations personnel, consulting fees, infrastructure fees and allocated costs. Product Development expenses for the fiscal year ended September 30, 1998 increased by approximately $1.0 million or approximately 31%, to approximately $4.3 million from approximately $3.3 million in 1997 and by approximately $2.5 million or approximately 343% from approximately $740,000 in 1996. The increases were primarily a result of increased headcount in engineering and operations, including increased expenses for consultants.

    SALES AND MARKETING. Sales and Marketing expenses consist primarily of compensation and benefits expenses, commissions paid to sales representatives, consulting fees, advertising and promotional expenses including trade show attendance, and allocated costs. Sales and Marketing expenses for the fiscal year ended September 30, 1998 decreased by approximately $556,000 or approximately 13%, to approximately $3.9 million from approximately $4.4 million for the previous fiscal year and increased by approximately $3.2 million or approximately 259% from approximately $1.2 million in 1996. The 1998 decrease was primarily a result of a decrease in amounts spent on advertising, including a decrease in the use of barter for promotional purposes, and a reduction in our partner sales force in March 1998. The 1997 increase was primarily a result of increased headcount in sales and marketing and an increase in marketing and advertising expenditures, including barter.

    GENERAL AND ADMINISTRATIVE. General and Administrative expenses consist primarily of compensation and benefits costs for finance and administration personnel, legal, human resources, professional fees, other general corporate expenses and allocated costs. General and Administrative expenses for the fiscal year ended September 30, 1998 increased by approximately $239,000 or approximately 19%, to approximately $1.5 from approximately $1.2 million in 1997 and by approximately $733,000 or approximately 143% from approximately $513,000 in 1996. The increases were a result of general increases associated with processing larger volumes of business related transactions, including increases in headcount, general corporate expenses and other related expenses.

    CHARGES FOR ACQUIRED RESEARCH AND DEVELOPMENT. In March 1998, Quote.com acquired Halley's Software in a stock purchase transaction. Upon the consummation of the acquisition, Quote.com's management made certain assessments of the identifiable assets resulting from or to be used in research and development activities as of the respective acquisition dates. In determining the amount of in-process research and development expense, the activity of Halley's Software was evaluated to determine the stage of development and related fair value. Since Halley's Software was a development stage company that had not generated significant commercial revenue as of the acquisition date, significant uncertainty existed in relation to the introduction of its products and services. As a result of this analysis, and for the fiscal year ending September, 1998, Quote.com expensed approximately $388,000 versus no in-process research and development expense for all prior fiscal years.

    Operating losses were approximately $3.4 million in 1998, $4.7 million in 1997 and $2.0 million in 1996. The decrease in operating losses in 1998 was primarily a result of higher growth rate in revenues versus operating expenses.

    INTEREST EXPENSE (NET). Interest Expense includes interest earned, discounts taken, credit card discounts, Interest Paid, Loss on Sale of Assets and miscellaneous expense and income not associated with operating activities. Total Interest Expense for the fiscal year ended September 30, 1998 increased by approximately $44,000 or approximately 44%, to approximately $145,000 from approximately $101,000 in 1997 and by approximately $82,000 or approximately 448% from approximately $18,000 in 1996. The increases were substantially a result of higher interest expenses, higher deferred rent expenses and increased credit card discounts from processing higher transaction volumes for Quote.com's subscriptions business.

    INCOME TAXES. Income tax expenses recorded during 1998, 1997 and 1996 represent state minimum franchise taxes. Based upon available information, which includes Quote.com's historical operating losses and the uncertainties regarding future results of operations of Quote.com, Quote.com provided a full valuation allowance against its net deferred tax assets during each of these periods, as it was determined that it was more likely than not that the deferred tax assets would not be realized. At September 30, 1998, Quote.com had approximately $7.7 million of Federal net operating loss carry-forwards for tax reporting purposes available to offset future taxable income. Because the merger will result in an ownership change of Quote.com for purposes of Section 382 of the Internal Revenue Code, the ability of Quote.com to use these net operating loss carry forwards to offset taxable income in the future will be limited.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21(st) century dates from 20(th) century dates. These date code fields will need to distinguish 21(st) century dates from 20(th) century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such Year 2000 requirements.

    Quote.com has evaluated the Year 2000 readiness of the hardware and software products sold by Quote.com ("Products"), the information technology systems used in its operations, and its non-information technology systems, such as building security, voice mail and other systems. Quote.com's evaluation covered the following phases: (i) identification of all Products, information technology systems, and non-information technology systems; (ii) assessment of repair or replacement requirements; (iii) repair or replacement; (iv) testing; (v) implementation; and (vi) creation of contingency plans in the event of Year 2000 failures. The initial evaluation was completed in the summer of 1999. Based on this evaluation, Quote.com believes that its Products are substantially Year 2000 compliant. Final testing will not be completed until the last quarter of 1999.

    However, the assessment of whether a complete system or device in which a product or system is embedded will operate correctly for an end-user depends in large part on the Year 2000 compliance of the product or system's other components, many of which are supplied by parties other than Quote.com. Further, Quote.com relies, both domestically and internationally, upon various vendors, governmental agencies, utility companies, telecommunications service companies, delivery service companies and other service providers who are outside of Quote.com's control. There is no assurance that such parties will not suffer a Year 2000 business disruption, which could have a material adverse effect on Quote.com's financial condition and results of operations.

    To date, Quote.com has not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of its expenses have related to the opportunity cost of time spent by employees of Quote.com evaluating its software, the current versions of its products, and Year 2000 compliance matters generally.

    As discussed above, Quote.com is engaged in an ongoing Year 2000 assessment. The results of this assessment will be taken into account in determining the nature and extent of any contingency plan. Currently, Quote.com does not have a Year 2000 contingency plan in place.

                       DESCRIPTION OF LYCOS CAPITAL STOCK

    The authorized shares of Lycos capital stock consist of 300,000,000 shares of common stock and 5,000,000 shares of preferred stock.

    The following is a summary of certain provisions of the common stock and preferred stock terms. This summary only summarizes the major terms; it is not a complete discussion of the terms of the Lycos capital stock.

COMMON STOCK

    Lycos common stockholders have one vote per share on matters on which they may vote. There are no cumulative voting rights. If the Lycos board of directors declares dividends, then the Lycos common stockholders receive ratable dividends, subject to the preferential rights of any outstanding Lycos preferred stock. If Lycos is liquidated or dissolved, then the Lycos common stockholders will share ratably in Lycos' assets that are distributed to its stockholders, subject to the preferential rights of any outstanding Lycos preferred stock. The shares of Lycos common stock outstanding upon the effective date of this proxy statement/prospectus are, and the shares offered under this proxy statement/ prospectus will be, fully paid and nonassessable when issued and paid for. The rights, preferences and privileges of Lycos common stockholders are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that Lycos may issue in the future. As of September 30, 1999, Lycos had 95,872,211 shares of issued and outstanding common stock.

PREFERRED STOCK

    The Lycos board of directors may issue up to 5,000,000 shares of preferred stock without further stockholder approval. The Lycos board of directors may issue one or more series of preferred stock and may fix the relative rights, preferences, privileges, qualifications, limitations and restrictions of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Lycos' ability to issue preferred stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes. However, if Lycos issues preferred stock, this could delay, defer or prevent a change in control of Lycos or discourage bids for Lycos common stock at a premium over the market price of the common stock and may decrease the market price of the Lycos common stock. Additionally, the issuance of preferred stock could adversely affect the voting and other rights of the holders of the Lycos common stock. No shares of Lycos preferred stock are outstanding or will be outstanding after the merger. Lycos has no present plans to issue any shares of preferred stock.

CERTAIN RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND STATUTORY PROVISIONS
  AFFECTING STOCKHOLDERS

    CLASSIFIED BOARD AND OTHER MATTERS. Lycos' board of directors is divided into three classes. Each class serves for three years, and one class is elected each year. Under the DGCL, unless a corporation's certificate of incorporation provides otherwise, stockholders may remove a director only for cause if the corporation's board of directors is divided into classes. Therefore, Lycos stockholders may only remove a director for cause. If a stockholder wishes to nominate a person for an election of directors or to bring any other matter before a meeting of stockholders, then such person must inform Lycos' secretary of this intent within the time periods specified in Lycos' amended and restated by-laws. Lycos' restated certificate of incorporation provides that only the board of directors, the Chairman of the board of directors or the President of Lycos may call special meetings of Lycos stockholders. The restated certificate of incorporation also provides that no action required or permitted to be taken at any annual or special meeting of the Lycos stockholders may be taken without a meeting, unless the consent of all of the Lycos stockholders entitled to vote on such action is obtained. The affirmative vote of the holders of at least 80% of the combined voting power of then outstanding voting stock of Lycos, voting together as a single class, is required to alter, amend or repeal the provisions described above. The classification of the board of directors, stockholder written consent requirements and the limitations on the removal of directors and the filing of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Lycos.

    See "Comparison of the Rights of Stockholders of Lycos and Shareholders of Quote.com" on page 43.

    DIRECTORS LIABILITY. The restated certificate of incorporation of Lycos provides that no director will be personally liable to Lycos or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

    - any breach of the director's duty of loyalty to Lycos or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct;

    - acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

    - any transaction from which such director derives improper personal benefit.

    This provision eliminates the rights of Lycos and its stockholders, through stockholders' derivative suits on behalf of Lycos, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. However Lycos or its stockholders may seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty. The limitations summarized above do not limit liability under the federal securities laws. Lycos amended and restated by-laws provide that Lycos will, to the full extent permitted by the DGCL as currently in effect, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents arising in connection with their acting in such capacities.

    Some of the provisions described above may delay stockholder actions with respect to business combinations and the election of new members to the board of directors. As such, the provisions could have the effect of discouraging open market purchases of Lycos common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantages. The existence of these provisions may depress the market price of the Lycos common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Lycos common stock is EquiServe, L.P.

                        SECURITY OWNERSHIP OF QUOTE.COM

SECURITY OWNERSHIP OF QUOTE.COM

    The following table indicates beneficial ownership of Quote.com capital stock as of September 30, 1999 by:

    - each executive officer and director of Quote.com;

    - each shareholder that beneficially owns more than 5% of any class or series of Quote.com's outstanding capital stock; and

    - the executive officers and directors of Quote.com as a group.

    Percentage beneficial ownership is based on 2,736,598 shares of common stock, 1,446,951 shares of Series A preferred stock, 853,659 shares of Series B preferred stock, 762,700 shares of Series C preferred stock and 413,793 Series D shares of preferred stock, outstanding as of September 30, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Quote.com believes, based on information provided to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Quote.com capital stock shown as beneficially owned by them. In computing the number of shares subject to options or warrants held by any of the individuals or entities listed below, such shares are deemed outstanding for the purpose of determining percentage ownership of that individual but are not deemed outstanding for the purpose of computing the percentage ownership of any other individual.

    The following table also shows the beneficial ownership of Lycos common stock after the merger by such Quote.com shareholders based upon certain assumptions described in footnote 17 to the table.

    Unless otherwise noted, the principal address of each of the shareholders listed below is c/o Quote.com, Inc., 850 North Shoreline Boulevard, Mountain View, CA 94043.

                                                                                                BENEFICIAL OWNERSHIP OF
                                         NUMBER OF QUOTE.COM SHARES BENEFICIALLY OWNED         LYCOS COMMON STOCK AFTER
                                        (PERCENTAGE OF SERIES/CLASS BENEFICIALLY OWNED)             THE MERGER (17)
                                  -----------------------------------------------------------  -------------------------
                                                         SERIES B     SERIES C     SERIES D                  PERCENTAGE
                                   COMMON    SERIES A    PREFERRED    PREFERRED    PREFERRED    NUMBER OF        OF
NAME                                STOCK      STOCK       STOCK        STOCK        STOCK       SHARES     COMMON STOCK
--------------------------------  ---------  ---------  -----------  -----------  -----------  -----------  ------------
EXECUTIVE OFFICERS AND
  DIRECTORS:
Christopher L. Cooper (1).......  1,725,000  1,341,281          --           --           --      504,938        *
                                      63.0%      92.7%
Michael Moritz (2)..............    113,900         --     853,659       76,270           --      254,660        *
                                       4.0%                 100.0%        10.0%
Daniel J. Nova (3)..............         --         --          --      572,025           --      216,476        *
                                                                          75.0%
Daniel P. Doyle (4).............         --         --          --           --      413,793      168,303        *
                                                                                      100.0%
Robert L. Honeycutt (5).........    428,000         --          --           --           --       48,562        *
                                      13.5%
Akmal Hashmi (6)................    142,000         --          --           --           --       16,112        *
                                       4.9%
Pietro Dova (7) ................    129,722         --          --           --           --       14,719        *
                                       4.5%
Kaj O.P. Pedersen (8)...........     97,300         --          --           --           --       11,040        *
                                       3.4%
Aaron A. Barnes (9).............     80,000         --          --           --           --        9,077        *
                                       2.8%
Jon S. Hjartberg (10)...........     64,625         --          --           --           --        7,333        *
                                       2.3%

                                                                                                BENEFICIAL OWNERSHIP OF
                                         NUMBER OF QUOTE.COM SHARES BENEFICIALLY OWNED         LYCOS COMMON STOCK AFTER
                                        (PERCENTAGE OF SERIES/CLASS BENEFICIALLY OWNED)             THE MERGER (17)
                                  -----------------------------------------------------------  -------------------------
                                                         SERIES B     SERIES C     SERIES D                  PERCENTAGE
                                   COMMON    SERIES A    PREFERRED    PREFERRED    PREFERRED    NUMBER OF        OF
NAME                                STOCK      STOCK       STOCK        STOCK        STOCK       SHARES     COMMON STOCK
--------------------------------  ---------  ---------  -----------  -----------  -----------  -----------  ------------
Karen B. Kelley (11)............     30,000         --          --           --           --        3,404        *
                                       1.1%

OTHER 5% SHAREHOLDERS:
AZ Company Ltd..................  1,725,000  1,341,281          --           --           --      504,938        *
  c/o Fitzgerald & Associates, 6      63.0%      92.7%
  Sullivan's Way, Cork, Ireland
  (1)
Sequoia Capital,................    113,900         --     853,659       76,270           --      254,660        *
  3000 Sand Hill Road, Suite           4.0%                 100.0%        10.0%
  280, Building 4, Menlo Park,
  CA 94025 (12)
Highland Capital Partners,......         --         --          --      572,025           --      216,476        *
  Two International Place,                                                75.0%
  Boston, MA 02110 (13)
Shawmut Capital, Partners,               --         --          --           --      413,793      168,303        *
  Inc.,.........................                                                      100.0%
  75 Federal Street, 18(th)
  floor, Boston, MA 02110 (14)
Barra, Inc.,....................     18,000         --          --      114,405           --       45,338        *
  2100 Milvia Street, Berkeley,           *                               15.0%
  CA 94704
Eric Scott Hunsader,............    503,610         --          --           --           --       57,141        *
  534 Essex Road, Kenilworth, IL      18.1%
  60043 (15)
All executive officers and
  directors as a group (11
  people) (16)..................  2,810,547  1,341,281     853,659      648,295      413,793    1,254,624          1.3%
                                      73.7%      92.7%      100.0%        85.0%       100.0%

------------------------------

*   Less than 1%.

------------------------------

(1) Consists of 1,725,000 shares of common stock held by AZ Company Ltd. and 1,341,281 shares of Series A preferred stock held by AZ Company Ltd. Mr. Cooper has certain contractual arrangements with the directors of AZ Company Ltd. Mr. Cooper disclaims beneficial ownership of any interest in AZ Company Ltd. and of shares of Quote.com capital stock held by AZ Company Ltd.

(2) Consists of 113,900 warrants of common stock, 853,659 shares of Series B preferred stock and 76,270 shares of Series C preferred stock held by Sequoia Capital. Mr. Moritz is a general partner of Sequoia Capital. Mr. Moritz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3) Consists of 572,025 shares of Series C preferred stock held by Highland Capital Partners. Mr. Nova is a general partner of Highland Capital Partners. Mr. Nova disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Ownership after the merger excludes shares of Lycos common stock held by Mr. Nova or Highland Capital Partners prior to the closing of the merger.

(4) Consists of 413,793 shares of Series D preferred stock held by Shawmut Capital Partners, L.P. Mr. Doyle is managing director of Shawmut Capital Partners, L.P. Mr. Doyle disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5) Includes 428,000 shares subject to options held by Mr. Honeycutt that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(6) Includes 142,000 shares subject to options held by Mr. Hashmi that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(7) Includes 118,500 shares subject to options held by Mr. Dova that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(8) Includes 97,300 shares subject to options held by Mr. Pedersen that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(9) Includes 80,000 shares subject to options held by Mr. Barnes that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(10) Includes 64,625 shares subject to options held by Mr. Hjartberg that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(11) Includes 30,000 shares subject to options held by Ms. Kelley that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(12) Includes 105,358 warrants of common stock, 789,635 shares of Series B preferred stock and 68,796 shares of Series C preferred stock owned by Sequoia Capital VII; 5,125 warrants of common stock, 38,415 shares of Series B preferred stock and 3,356 shares of Series C preferred stock owned by Sequoia Technology Partners VII; 3,417 warrants of common stock and 25,609 shares of Series B preferred stock owned by Sequoia 1995; 2,211 shares of Series C preferred stock owned by Sequoia 1997; and 1,907 shares of Series C preferred stock owned by Sequoia International Partners. Mr. Moritz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13) Includes 549,1444 shares owned by Highland Capital Partners III and 22,881 shares owned by Highland Entrepreneur's Fund III respectively. Mr. Nova disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Ownership after the merger excludes shares of Lycos common stock held by Highland Capital Partners prior to the closing of the merger.

(14) Includes 413,793 shares owned by Shawmut Capital Partners. Mr. Doyle disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15) Includes 50,000 shares subject to options held by Mr. Hunsader that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(16) See footnotes 1 through 11 above. Includes 113,900 warrants for common stock and 960,425 common stock options that are presently exercisable under the terms of Quote.com's 1996 Stock Option Plan.

(17) Figures assume (a) a Lycos common stock price of $51.25 used to calculate the merger consideration, (b) Quote.com holds $600,000 in cash (excluding any payment of fees and expenses incurred in the merger) and has relevant outstanding indebtedness of $7,400,000 at the time of the closing of the merger, (c) the cash payment to Mr. Hunsader is $1,181,131 and (d) the fees and expenses incurred in the merger are $500,000 (excluding fees and expenses payable to Hambrecht & Quist LLC).

                                 LEGAL MATTERS

    The legality of the shares of Lycos common stock offered by this proxy statement/prospectus will be passed upon for Lycos by Cravath, Swaine & Moore.

    Brobeck, Phleger & Harrison LLP, counsel for Quote.com, has delivered an opinion concerning certain material United States federal income tax consequences of the merger. See "The Merger-- Material Federal Income Tax Consequences" on page 32.

                                    EXPERTS

    The consolidated financial statements of Lycos incorporated by reference into this proxy statement/ prospectus have been audited by KPMG LLP, independent public accountants, as stated in their report appearing in such incorporated documents. Lycos' consolidated financial statements are incorporated by reference in this proxy statement/prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Quote.com included in this proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report appearing elsewhere herein. Quote.com' consolidated financial statements are included in this proxy statement/prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Lycos files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Lycos files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lycos' SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov. Lycos has filed a registration statement to register with the SEC the Lycos common stock to be issued to Quote.com shareholders in the merger. This proxy statement/prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    Some of the important business and financial information that you may want to consider in deciding how to vote is not included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been filed by Lycos with the SEC. The information that is incorporated by reference consists of:

    - Lycos' Current Reports on Form 8-K filed on August 11, 1998, August 13, 1998 and October 20, 1998 and on Form 8-K/A filed on October 27, 1998, and Lycos' Current Reports on Form 8-K for the events reported on February 9, 1999, filed on February 11, 1999 and February 26, 1999, for the events reported on May 11, 1999, filed on May 14, 1999, for the events reported on October 5, 1998, filed on July 15, 1999, for the events reported on July 27, 1999, filed on August 6, 1999, for the events reported on September 2, 1999, filed on September 16, 1999;

    - Lycos' Proxy Statement on Schedule 14A filed on June 16, 1999;

    - Lycos' Annual Reports on Form 10-K/A for the year ended July 31, 1998, filed on February 2, 1999 and on April 16, 1999;. Lycos' Current Reports on Form 8-K/A for the events reported each of February 2, 1998, April 30, 1998 and August 13, 1998, filed on February 2, 1999;

    - Lycos' Quarterly Reports on Form 10-Q for the quarter ended October 31, 1998, filed on December 14, 1998, for the quarter ended January 31, 1999, filed on March 16, 1999 and for the quarter ended April 30, 1999, filed on June 1, 1999;

    - Lycos' Quarterly Reports on Form 10-Q/A for the quarters ended October 31, 1998 and January 31, 1999, filed on April 16, 1999;

    - Lycos' Annual Report on Form 10-K for the fiscal year ended July 31, 1998, filed on October 29, 1998;

    - All documents filed by Lycos under the Securities Exchange Act of 1934 (e.g., Forms 10-Q and 8-K) after the date of this proxy statement/prospectus and prior to the special meeting.

    If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this proxy statement/prospectus.

    If you are a shareholder of Quote.com, you can obtain any of the documents incorporated by reference through Lycos or the SEC. Documents incorporated by reference are available from Lycos without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing to the following address or by telephone:

                                  Lycos, Inc.
                         Attention: Investor Relations
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02451
                                 (718) 370-2700

    If you would like to request documents from Lycos, please do so by       ,
1999 to ensure that you receive them before the special meeting.

    If you are a shareholder of Quote.com and have any questions or require additional material from Quote.com, please call investor relations at Quote.com at (650) 930-1000 (collect). Copies of the Quote.com by-laws and articles of incorporation are available without charge, upon written or oral request, from Quote.com, at the following address:

                                Quote.com, Inc.
                         Attention: Investor Relations
                             850 N. Shoreline Blvd.
                            Mountain View, CA 94043
                                 (650) 930-1000

    If you would like to request document from Quote.com, please do so by , 1999 to ensure that you receive them before the special meeting.

    You should rely on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the merger agreement, the merger and the payment to Mr. Hunsader. We have not authorized anyone to provide you with information that is different from what is contained in this proxy
statement/prospectus. This proxy statement/prospectus is dated             ,
1999 and you should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

                           FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934 in this document. Forward-looking statements include information concerning the possible or assumed future results of operations of the combined company as well as statements preceded by, followed by or that include words such as "believes," "expects," "anticipates" or similar expressions. Certain important factors, in addition to those discussed under the caption "Risk Factors" and elsewhere in this document and in the documents that Lycos has incorporated by reference, could affect the future results of the combined company and could cause those results to differ materially from those expressed in our forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this document, even if new information, future events or other circumstances have made them incorrect or misleading.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                  PAGE
                                                                                                                  -----
Quote.com, Inc.:
  Independent Auditors' Report...............................................................................         F-2
  Consolidated Balance Sheets................................................................................         F-3
  Consolidated Statements of Operations and Comprehensive Income (Loss)......................................         F-4
  Consolidated Statements of Shareholders' (Deficit) Equity..................................................         F-5
  Consolidated Statements of Cash Flows......................................................................         F-6
  Notes to Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Quote.com, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Quote.com, Inc. and its subsidiary at September 30, 1997 and 1998, and the results of their operations and their cash flows for the three years ended September 30, 1996, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since inception and additional financing will be needed to enable the Company to fund its operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
San Jose, California
November 9, 1998, except as to Note 15,
which is as of September 30, 1999

                                QUOTE.COM, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                            SEPTEMBER 30,            MARCH 31,
                                                                    -----------------------------  --------------
                                                                        1997            1998            1999
                                                                    -------------  --------------  --------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   1,162,000  $    1,741,000  $    2,734,000
  Accounts receivable, net of allowance for doubtful accounts of
    $109,000, $121,000 and $216,000 (unaudited)...................        897,000       1,015,000         959,000
  Other current assets............................................        313,000         231,000         290,000
                                                                    -------------  --------------  --------------
    Total current assets..........................................      2,372,000       2,987,000       3,983,000

Property and equipment, net.......................................      1,775,000       2,037,000       2,237,000
Other assets......................................................        101,000         160,000         152,000
                                                                    -------------  --------------  --------------
    Total assets..................................................  $   4,248,000  $    5,184,000  $    6,372,000
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank borrowings, current portion................................  $     831,000  $      638,000  $           --
  Accounts payable................................................        624,000         695,000       1,065,000
  Accrued expenses and other current liabilities..................        616,000         953,000       1,700,000
  Notes payable to related parties................................         70,000              --              --
  Deferred revenue................................................        163,000         475,000         513,000
  Notes payable, current portion..................................             --         228,000       3,783,000
  Capital lease obligations, current portion......................             --          44,000          46,000
                                                                    -------------  --------------  --------------
    Total current liabilities.....................................      2,304,000       3,033,000       7,107,000

Bank borrowings...................................................        138,000              --              --
Notes payable.....................................................             --         244,000         169,000
Capital lease obligations.........................................             --         113,000          89,000
Other long term liabilities.......................................         40,000          72,000          99,000
                                                                    -------------  --------------  --------------
    Total liabilities.............................................      2,482,000       3,462,000       7,464,000
                                                                    -------------  --------------  --------------

Commitments and contingencies (Notes 5, 6, 7 and 12)

Shareholders' equity (deficit):
  Convertible Preferred Stock, no par value;
    3,500,000 shares authorized; 3,063,310, 3,477,103 and
    3,477,103 (unaudited) shares issued and outstanding...........      8,587,000      11,521,000      11,521,000
  Common Stock, no par value; 10,000,000 shares authorized;
    2,047,218, 2,550,427 and 2,623,016 (unaudited) shares issued
    and outstanding...............................................        393,000         889,000         958,000
  Receivable from shareholder.....................................        (41,000)             --              --
  Accumulated deficit.............................................     (7,173,000)    (10,688,000)    (13,571,000)
                                                                    -------------  --------------  --------------
    Total shareholders' equity (deficit)..........................      1,766,000       1,722,000      (1,092,000)
                                                                    -------------  --------------  --------------
    Total liabilities and shareholder's equity (deficit)..........  $   4,248,000  $    5,184,000  $    6,372,000
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                QUOTE.COM, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                           SIX MONTHS ENDED
                                                 YEARS ENDED SEPTEMBER 30,                    MARCH 31,
                                        -------------------------------------------  ----------------------------
                                            1996           1997           1998           1998           1999
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
NET REVENUES..........................  $   2,470,000  $   7,110,000  $  11,467,000  $   5,834,000  $   6,223,000

COST OF REVENUES......................        674,000      2,829,000      4,776,000      2,237,000      3,190,000
                                        -------------  -------------  -------------  -------------  -------------

Gross profit..........................      1,796,000      4,281,000      6,691,000      3,597,000      3,033,000
                                        -------------  -------------  -------------  -------------  -------------

OPERATING EXPENSES:
  Product development.................        740,000      3,279,000      4,295,000      2,017,000      2,350,000
  Sales and marketing.................      1,238,000      4,449,000      3,893,000      2,130,000      2,459,000
  General and administrative..........        514,000      1,245,000      1,485,000        773,000        862,000
  Charge for acquired research and
    development.......................             --             --        388,000        388,000             --
  Compensation charge on repurchase of
    shares............................      1,300,000             --             --             --             --
                                        -------------  -------------  -------------  -------------  -------------
      Total operating expenses........      3,792,000      8,973,000     10,061,000      5,308,000      5,671,000
                                        -------------  -------------  -------------  -------------  -------------

Loss from operations..................     (1,996,000)    (4,692,000)    (3,370,000)    (1,711,000)    (2,638,000)

Interest expense, net.................        (13,000)       (89,000)       (99,000)       (45,000)      (180,000)
Other expense, net....................         (5,000)       (12,000)       (46,000)       (11,000)       (65,000)
Net loss..............................  $  (2,014,000) $  (4,793,000) $  (3,515,000) $  (1,767,000) $  (2,883,000)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Net loss per share:
  Basic and diluted...................  $       (0.67) $       (2.44) $       (1.51) $       (0.83) $       (1.10)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
  Weighted average shares
    outstanding.......................      2,999,856      1,961,360      2,332,096      2,119,609      2,609,208

  The accompanying notes are an integral part of these consolidated financial statements.

                                QUOTE.COM, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                      CONVERTIBLE
                                    PREFERRED STOCK         COMMON STOCK       RECEIVABLE
                                 ---------------------  --------------------      FROM       ACCUMULATED
                                  SHARES      AMOUNT     SHARES     AMOUNT     SHAREHOLDER     DEFICIT       TOTAL
                                 ---------  ----------  ---------  ---------  -------------  ------------  ----------
Balance at September 30,
  1995.........................         --  $       --  3,500,000  $  70,000    $      --     $ (174,000)  $ (104,000)
Issuance of Common Stock.......         --          --    211,336    317,000           --             --      317,000
Conversion of Common Stock to
  Series A Convertible
Preferred Stock................  1,855,670     194,000  (1,855,670)  (194,000)          --            --           --
Issuance of Series B
  Convertible Preferred Stock
  at $4.10 per share, net......    853,659   3,460,000         --         --           --             --    3,460,000
Repurchase of Series A
  Convertible Preferred Stock
  at $3.67 per share, net of
  compensation expense.........   (408,719)     (8,000)        --         --           --       (192,000)    (200,000)
Net loss.......................         --          --         --         --           --     (2,014,000)  (2,014,000)
                                 ---------  ----------  ---------  ---------  -------------  ------------  ----------
Balance at September 30,
  1996.........................  2,300,610   3,646,000  1,855,666    193,000           --     (2,380,000)   1,459,000
Exercise of stock options......         --          --    191,552     97,000      (41,000)            --       56,000
Issuance of Series C
  Convertible Preferred Stock
  at $6.55 per share, net......    762,700   4,941,000         --         --           --             --    4,941,000
Compensation expense on
  issuance of Common Stock and
  warrants to third parties....         --          --         --    103,000           --             --      103,000
Net loss.......................         --          --         --         --           --     (4,793,000)  (4,793,000)
                                 ---------  ----------  ---------  ---------  -------------  ------------  ----------
Balance at September 30,
  1997.........................  3,063,310   8,587,000  2,047,218    393,000      (41,000)    (7,173,000)   1,766,000
Issuance of Series D
  Convertible Preferred Stock
  at $7.25 per share, net......    413,793   2,934,000         --         --           --             --    2,934,000
Issuance of Common Stock for
  acquisition of Halley's
  Software, Inc................         --          --    450,000    450,000           --             --      450,000
Issuance of Common Stock and
  warrants for services........         --          --     10,631     20,000           --             --       20,000
Exercise of stock options......         --          --     42,578     26,000           --             --       26,000
Stock option loans.............         --          --         --                  41,000             --       41,000
Net loss.......................         --          --         --         --           --     (3,515,000)  (3,515,000)
                                 ---------  ----------  ---------  ---------  -------------  ------------  ----------
Balance at September 30,
  1998.........................  3,477,103  11,521,000  2,550,427    889,000           --    (10,688,000)   1,722,000
Exercise of stock options
  (unaudited)..................         --          --     72,589     69,000           --             --       69,000
Net loss (unaudited)...........         --          --         --         --           --     (2,883,000)  (2,883,000)
                                 ---------  ----------  ---------  ---------  -------------  ------------  ----------
Balance at March 31, 1999
  (unaudited)..................  3,477,103  $11,521,000 2,623,016  $ 958,000    $      --    ($13,571,000) $(1,092,000)
                                 ---------  ----------  ---------  ---------  -------------  ------------  ----------
                                 ---------  ----------  ---------  ---------  -------------  ------------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                                QUOTE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED                    SIX MONTHS
                                                               SEPTEMBER 30,                ENDED MARCH 31,
                                                     ----------------------------------  ----------------------
                                                        1996        1997        1998        1998        1999
                                                     ----------  ----------  ----------  ----------  ----------

                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................  $(2,014,000) $(4,793,000) $(3,515,000) $(1,767,000) $(2,883,000)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization................     129,000     515,000     994,000     446,000     609,000
      Charge for acquired research and
        development................................          --          --     388,000     353,000          --
      Compensation expense on issuance of Common
        Stock and warrants to third parties........          --     103,000      20,000      18,000          --
      Deferred rent expense and other noncash
        charges....................................          --          --      72,000      46,000      27,000
      Changes in assets and liabilities:
        Accounts receivable, net...................    (475,000)   (379,000)   (118,000)   (479,000)     56,000
        Other current assets.......................    (160,000)   (124,000)     82,000      98,000     (59,000)
        Other assets...............................          --    (101,000)    (35,000)         --     (24,000)
        Accounts payable...........................     420,000     122,000      71,000     (33,000)    370,000
        Accrued expenses and other current
          liabilities..............................     296,000     288,000     297,000     455,000     747,000
        Deferred revenue...........................      54,000     103,000     312,000     (55,000)     38,000
                                                     ----------  ----------  ----------  ----------  ----------
          Net cash used in operating activities....  (1,750,000) (4,266,000) (1,432,000)   (918,000) (1,119,000)
                                                     ----------  ----------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment............    (712,000) (1,578,000) (1,218,000)   (595,000)   (777,000)
                                                     ----------  ----------  ----------  ----------  ----------
        Net cash used in investing activities......    (712,000) (1,578,000) (1,218,000)   (595,000)   (777,000)
                                                     ----------  ----------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of Common Stock...........     317,000      56,000      67,000      10,000      69,000
  Proceeds from issuance of Convertible Preferred
    Stock, net.....................................   3,460,000   4,941,000   2,934,000   2,931,000          --
  Repurchase of Convertible Preferred Stock........    (200,000)         --          --          --          --
  Proceeds from shareholder note receivable........          --          --          --      41,000          --
  Proceeds from borrowings under notes payable.....          --     969,000     567,000     468,000   3,700,000
  Lease-back transactions..........................          --          --     163,000          --          --
  Principal payments...............................     (28,000)         --    (432,000)   (138,000)   (880,000)
  Repayment of notes payable to related parties....      (5,000)    (98,000)    (70,000)         --          --
                                                     ----------  ----------  ----------  ----------  ----------
          Net cash from financing activities.......   3,544,000   5,868,000   3,229,000   3,312,000   2,889,000
                                                     ----------  ----------  ----------  ----------  ----------
Net change in cash and cash equivalents............   1,082,000      24,000     579,000   1,799,000     993,000
Cash and cash equivalents at beginning of period...      56,000   1,138,000   1,162,000   1,162,000   1,741,000
                                                     ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents at end of period.........  $1,138,000  $1,162,000  $1,741,000  $2,961,000  $2,734,000
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest...........................  $    5,000  $   82,000  $   99,000  $   44,000  $  179,000
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------
Noncash investing and financing activities:
  Receivable from shareholder......................  $       --  $   41,000  $       --  $       --  $       --
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                                QUOTE.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    Quote.com, Inc. (the "Company") was founded in October 1993 to develop and provide quality financial market data and relevant business news to internet users in a timely fashion. The Company began by selling subscription services on the World Wide Web in July 1994 and has further expanded its market by creating a network of strategic distribution partners. The Company began selling online advertising in June 1996.

    LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1998, the Company had an accumulated deficit of $10,688,000 and continued to be dependent on external sources of capital to support its operations. In November 1998, the Company received a secured loan from a corporation for $3,500,000 (see Note 6). Additionally, certain of the Company's shareholders have made commitments for additional cash advances to fund working capital requirements. Management believes that the cash provided by the loan and the amounts available under investor commitments will be sufficient to fund operations through September 30, 1999. However, the Company's future capital needs will require the Company to obtain additional financing, which may include the sale and issuance of equity securities. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business operating results and financial condition.

    The financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities or any adjustments that might be necessary should the Company be unable to continue as a going concern.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Quote.com, Inc. and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    In October 1997, March 1998 and December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position ("SOP") 97-2, 98-4 and 98-9, respectively, which provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 and 98-4 are effective for the Company's fiscal year ending September 30, 1999. SOP 98-9 is effective for the Company's fiscal year ending September 30, 2000.

                                QUOTE.COM, INC.

1. THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The Company has assessed the provisions of SOP 97-2, SOP 98-4 and SOP 98-9 and does not expect that adoption will have a material impact on its financial statements.

    The Company generates revenues from the following activities:

    Subscription revenues are derived from the sale of services provided on the Company's Internet directory. Subscription revenues are recognized ratably over the subscription period. For the years ended September 30, 1996, 1997, 1998 and for the six months ended March 31, 1998 and 1999, subscription revenues represented 60%, 28%, 22%, 19% (unaudited) and 36% (unaudited) of net revenues, respectively.

    The Company provides financial market data through strategic distribution partners. Revenues from agreements with such partners are recognized as amounts that are earned under the terms of applicable agreements, provided no significant Company obligations exist and collection of the resulting receivable is probable. For the years ended September 30, 1996, 1997, 1998 and for the six months ended March 31, 1998 and 1999, customer contract revenues represented 22%, 41%, 48%, 49% (unaudited) and 39% (unaudited) of net revenues, respectively.

    Advertising revenues are derived from the sale of advertising space on the Company's web site. Advertising revenues are recognized ratably over the period the advertisement is displayed, provided no significant Company obligations remain and collection of the resulting receivable is probable. For the year ended September 30, 1996, 1997, 1998 and for the six months ended March 31, 1998 and 1999, advertising revenues represented 18%, 31%, 30%, 32% (unaudited) and 25% (unaudited) of net revenues, respectively. Revenues from the sale of certain advertising space on the Company's web site are shared with third parties under the terms of certain agreements. The Company records advertising revenues allocable to third parties under the terms of such agreements as a cost of revenues.

    PRODUCT DEVELOPMENT

    Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. For all periods presented herein, software development costs incurred subsequent to the establishment of technological feasibility have been immaterial. Accordingly, the Company has charged all such costs to product development expense.

    ADVERTISING COSTS

    Advertising costs are recorded as an expense the first time an advertisement appears. For the years ended September 30, 1996, 1997, 1998 and for the six months ended March 31, 1998 and 1999, advertising expense totaled $120,000, $437,000, $153,000, $39,000 (unaudited) and $255,000 (unaudited), respectively.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and complies with the

                                QUOTE.COM, INC.

1. THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation."

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 1997 and 1998 and at March 31, 1999, cash equivalents include $819,000, $1,149,000 and $2,791,000 (unaudited), respectively, of money market funds and certificate of deposits, the fair value of which approximates cost.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. Substantially all of the Company's cash and cash equivalents are invested in a highly-liquid mutual fund with two financial institutions.

    To date, accounts receivable have been derived from revenues earned from customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of the accounts receivable balances.

    For the periods ended September 30, 1996, 1997, 1998 and for the six months ended March 31, 1998 and 1999, one customer accounted for 11%, no customers accounted for greater than 10%, one customer accounted for 11%, one customer accounted for 12% (unaudited) and no customers accounted for greater than 10% (unaudited), respectively, of the total revenue. At September 30, 1997 and 1998 and at March 31, 1999, one customer accounted for 13%, three customers accounted for 37% and three customers accounted for 37% (unaudited), respectively, of the Company's accounts receivable.

    PROPERTY AND EQUIPMENT

    Property and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years, or the life of the lease, whichever is shorter.

    LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

    INCOME TAXES

    Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

                                QUOTE.COM, INC.

1. THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) DEFERRED REVENUE

    Deferred revenue consists of billings in excess of recognized revenue relating to advertising, subscription and distribution partner agreements.

    NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common and potential common shares outstanding. Potential common shares consist of the incremental number of common shares issuable upon conversion of Convertible Preferred Stock (using the if-converted method) and common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive.

    Weighted average potential common shares, which are excluded from the determination of diluted net loss per share as their effect is anti-dilutive, are as follows:

                                                                              SIX MONTHS ENDED MARCH
                                               YEAR ENDED SEPTEMBER 30,                31,
                                          ----------------------------------  ----------------------
                                             1996        1997        1998        1998        1999
                                          ----------  ----------  ----------  ----------  ----------

                                                                                   (UNAUDITED)
Convertible Preferred Stock.............     756,365   2,676,736   3,437,424   3,399,801   3,477,103
Common Stock options....................     282,162     860,988   1,157,652   1,157,652   1,301,209
Preferred Stock warrants................          --          --      15,910      15,910      15,910
Common Stock warrants...................          --     102,978     122,530     116,373     128,900
                                          ----------  ----------  ----------  ----------  ----------
                                           1,038,527   3,640,702   4,733,516   4,689,736   4,923,122
                                          ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------

    UNAUDITED INTERIM RESULTS

    The accompanying interim consolidated balance sheet as of March 31, 1999 and the consolidated statements of operations, of changes in shareholders' equity and of cash flows for the six months ended March 31, 1998 and 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 1999 and for the six months ended March 31, 1998 and 1999. The data disclosed in the notes to the consolidated financial statements related to these periods are unaudited. The results for the six months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ended September 30, 1999.

    SEGMENT INFORMATION

    Effective October 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it operates in only one operating segment.

                                QUOTE.COM, INC.

1. THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE INCOME

    Effective October 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company's comprehensive net loss has not varied materially from the reported net loss.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

2. ACQUISITION OF HALLEY'S SOFTWARE INC.

    In March 1998, the Company entered into a stock purchase agreement to acquire all of the outstanding shares of Halley's Software, Inc. for 450,000 shares of the Company's Common Stock at $1.00 per share. The acquisition was recorded as a purchase for accounting purposes. Approximately $388,000 was allocated to in-process research and development and immediately charged to the Company's statement of operations for the period ended September 30, 1998. As a result of this transaction, the Company recognized goodwill of $98,000, which is being amortized over the estimated useful life of 18 months. Upon acquisition, the historical financial results of Halley's Software, Inc. were DE MINIMIS.

3. BALANCE SHEET COMPONENTS

                                                                                SEPTEMBER 30,          MARCH 31,
                                                                          --------------------------  ------------
                                                                              1997          1998          1999
                                                                          ------------  ------------  ------------
                                                                                                      (UNAUDITED)
PROPERTY AND EQUIPMENT:
Computer equipment and purchased software...............................  $  2,207,000  $  3,409,000  $  4,165,000
Furniture, office equipment and fixtures................................       225,000       241,000       254,000
Leasehold improvements..................................................        63,000        63,000        63,000
                                                                          ------------  ------------  ------------
                                                                             2,495,000     3,713,000     4,482,000
Less: accumulated depreciation and amortization.........................      (720,000)   (1,676,000)   (2,245,000)
                                                                          ------------  ------------  ------------
                                                                          $  1,775,000  $  2,037,000  $  2,237,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                                QUOTE.COM, INC.

3. BALANCE SHEET COMPONENTS (CONTINUED)
    Assets acquired under capital lease obligations are included in property and equipment and totaled $0, $163,000 and $163,000 (unaudited), with related accumulated amortization of $0, $8,000 and $35,000 (unaudited) at September 30, 1997 and 1998 and March 31, 1999, respectively.

                                                                                 SEPTEMBER 30,        MARCH 31,
                                                                             ----------------------  ------------
                                                                                1997        1998         1999
                                                                             ----------  ----------  ------------
                                                                                                     (UNAUDITED)
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:
Accrued compensation.......................................................  $  244,000  $  282,000  $    385,000
Data providers costs.......................................................      82,000     109,000       281,000
General reserve............................................................     150,000     415,000       500,000
Other accrued liabilities..................................................     140,000     147,000       534,000
                                                                             ----------  ----------  ------------
                                                                             $  616,000  $  953,000  $  1,700,000
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

                                QUOTE.COM, INC.

4. NOTES PAYABLE TO RELATED PARTIES

    Notes payable to shareholder related entities were unsecured and bore interest ranging from 4.5% to 6.5% per annum and were payable on demand. The notes payable, principal plus interest, were paid in full during the period ended September 30, 1998.

5. BANK BORROWINGS

    At September 30, 1998, the Company had $500,000 and $138,000 outstanding under a Line of Credit and Term Loan, respectively, with a bank ("Bank Borrowings"). At September 30, 1998, interest on the Line of Credit and the Term Loan were 8.75% and 9.00%, respectively. Additionally, the bank issued a Letter of Credit to the Company's landlord pursuant to the Company's office lease agreement (see Note 12). Each instrument was secured by the tangible and intangible assets of the Company. On November 9, 1998, pursuant to a Loan, Guarantee and Termination agreement with Intuit Inc. ("Intuit"), the Company repaid the total outstanding balances on the Line of Credit and Term Loan and terminated the bank's security interests, liens and encumbrances in the assets and properties of the Company. The Letter of Credit remains outstanding and is secured by the guarantee of Intuit.

6. NOTES PAYABLE

                                                                                         SEPTEMBER 30,        MARCH 31,
                                                                                    -----------------------  -----------
                                                                                       1997         1998        1999
                                                                                       -----     ----------  -----------
                                                                                                             (UNAUDITED)
Comdisco, Inc. Loan...............................................................   $      --   $  400,000   $ 325,000
International Software Finance Corporation........................................          --       72,000     127,000
Intuit Loan.......................................................................          --           --   3,500,000
                                                                                           ---   ----------  -----------
                                                                                            --      472,000   3,952,000
Less: Current portion.............................................................          --      228,000   3,783,000
                                                                                           ---   ----------  -----------
                                                                                     $      --   $  244,000   $ 169,000
                                                                                           ---   ----------  -----------

    The loan extended by Comdisco bears interest at 13.7% per annum and is secured by certain of the Company's assets. Monthly payments of $15,000, starting from April 1998, are due until March 2001 along with a final payment of $47,000.

    The line of credit extended by International Software Finance Corp. bears interest at 14% per annum and is intended to be used for the purchase of certain software products. Under the agreement, $299,000 of credit is available and is secured by a $150,000 letter of credit, which will be reduced by $25,000 per month beginning April 1, 1999.

    On November 9, 1998, the Company entered into a Loan, Guarantee and Termination agreement (the "Agreement") with Intuit for aggregate proceeds of $3,500,000, which is secured by the tangible and intangible assets of the Company. Under the terms of the Agreement, the funds will be used solely for working capital purposes and to repay those amounts outstanding under the Bank Borrowings agreements. The loan expires in May 1999 and bears interest at a rate of 10% per annum. In addition, Intuit agreed to guarantee the outstanding letters of credit. The loan was repaid subsequent to March 31, 1999.

                                QUOTE.COM, INC.

7. CAPITAL LEASE

    Future minimum lease payments under capital leases are as follows:

    YEAR ENDED                                                                       CAPITAL
  SEPTEMBER 30,                                                                       LEASES
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $   61,000
2000..............................................................................      61,000
2001..............................................................................      69,000
2002..............................................................................          --
Thereafter........................................................................          --
                                                                                    ----------
Total minimum lease payments......................................................     191,000
Less: Amount representing interest................................................     (34,000)
                                                                                    ----------
Present value of capital lease obligations........................................     157,000
Less: Current portion.............................................................     (44,000)
Long-term portion of capital lease obligations....................................  $  113,000
                                                                                    ----------
                                                                                    ----------

8. SHAREHOLDERS' EQUITY

    CONVERTIBLE PREFERRED STOCK

    The following table summarizes Convertible Preferred Stock at September 30, 1998 and March 31, 1999 (unaudited):

                                                              SHARES
                                                      -----------------------       NET
                                                      AUTHORIZED  OUTSTANDING    PROCEEDS
                                                      ----------  -----------  -------------
Series A............................................   1,446,951   1,446,951   $     186,000
Series B............................................     853,659     853,659       3,460,000
Series C............................................     770,334     762,700       4,941,000
Series D............................................     422,069     413,793       2,934,000
                                                      ----------  -----------  -------------
                                                       3,493,013   3,477,103   $  11,521,000
                                                      ----------  -----------  -------------
                                                      ----------  -----------  -------------

    The Company's Articles of Incorporation, as amended, authorize the Company to issue 3,500,000 shares with no par value Preferred Stock in the aggregate.

    The rights, preferences, privileges and restrictions of holders of Series A, B, C and D Convertible Preferred Stock ("Series A," "Series B," "Series C" and "Series D," respectively) are set forth in the Company's Amended and Restated Certificate of Incorporation, and are summarized as follows:

    VOTING RIGHTS

    Each share of Series A, B, C and D has the same number of votes as the number of shares of Common Stock into which the Preferred Stock is convertible.

    DIVIDENDS

    Holders of Series A, B, C and D are entitled to noncumulative, preferential dividends of $0.367, $0.41, $0.66 and $0.731, respectively, per share per annum when and if declared by the Board of

                                QUOTE.COM, INC.

8. SHAREHOLDERS' EQUITY (CONTINUED)
Directors. In the event that the Company declares any dividends on the Common Stock, the holders of the Preferred Stock shall be entitled to receive, in addition to the dividends provided above, a proportionate share of any such dividend on an as converted basis.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distribution to shareholders is to be made in the following manner:

    The holders of the Series B, C and D are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of the Series A or Common Stock an amount equal to $6.50, $10.38 and $11.49 per share, respectively, in which the aggregate assets to be distributed to all shareholders are equal to or greater than $90,000,000, and $8.50, $13.58 and $15.03 per share, respectively, in which the aggregate assets to be distributed are less than $90,000,000, for each share of Series B, C and D Preferred Stock then held plus all declared and unpaid dividends, if any, on such shares.

    Upon completion of the distribution to the holders of Series B, C and D, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of Common Stock, an amount equal to $6.00 per share for each share of Series A then held plus all declared and unpaid dividends, if any, on such shares.

    Upon completion of the distribution to the holders of Series A, B, C and D, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of the Preferred Stock and the Common Stock of the Company based upon the number of shares of Common Stock on an as converted basis until, with respect to the holders of Preferred Stock, such holders shall have received an aggregate of $21.58, $34.48 and $38.16 per share of Series B, C and D Preferred Stock, respectively, in which the aggregate assets to be distributed to all shareholders are equal to or greater than $90,000,000, and $12.78, $20.42 and $22.60 per share of Series B, C and D
Preferred Stock, respectively, in which the aggregate assets to be distributed to all shareholders are less than $90,000,000. Thereafter, the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A and the Common Stock based on the number of shares of Common Stock on an as converted basis.

                                QUOTE.COM, INC.

    ACQUISITION

    In the event of any acquisition of the Company, by means of merger or other form of corporate reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation, or a sale of all or substantially all of the assets of the Company, shall in either case be treated as a liquidation, dissolution or winding up of the Company and shall entitle the holders of existing Preferred Stock and Common Stock to receive at the closing cash, securities or other property as specified in case of liquidation, dissolution or winding up of the Company.

    CONVERSION

    Each share of Series A, B, C and D is convertible at the option of the holder at any time into Common Stock at the initial conversion rate of one share of Common Stock for each share of Preferred Stock. The initial conversion rate of Preferred Stock is subject to adjustment as provided in the amended and restated Articles of Incorporation. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate upon the closing of a firm commitment underwritten initial public offering of the Company's Common Stock. Each share of Series B, C and D shall be automatically converted into shares of Common Stock at the then effective conversion rate upon the closing of a firm commitment underwritten initial public offering of the Company's Common Stock at a price of not less than $7.50, $11.98 and $13.25 per share, respectively, and an aggregate offering price to the public of not less than $15,000,000, exclusive of underwriting commissions and offering expenses.

    COMMON STOCK

    The Company's Articles of Incorporation, as amended, authorize the Company to issue 10,000,000 shares of Common Stock.

    In March 1998, the Company acquired Halley's Software, Inc. for 450,000 shares of Common Stock valued at $1.00 (see Note 2 and Note 12).

    For the year ended September 30, 1998, the Company issued 2,250 and 8,381 shares of Common Stock to officers and consultants of the Company, respectively, at prices ranging from $0.90 to $1.00 per share. The estimated fair value of such services was determined to be $10,000 and recorded as expense in the year ended September 30, 1998.

    See Note 15--Subsequent Events.

9. WARRANTS

    PREFERRED STOCK WARRANTS

    During the year ended September 30, 1997, the Company issued a warrant to purchase 12,195 shares of Series B Preferred Stock for $4.10 per share to a lender. The warrant is exercisable for 5 years after issuance. Following the issuance of Series C Preferred Stock in March 1997, the terms of the warrant were amended to allow the warrant holder the right to purchase 7,634 shares of Series C Preferred Stock for $6.55 per share. The estimated fair value of the warrant is $24,000, which was recorded as an expense in the year ended September 30, 1997.

                                QUOTE.COM, INC.

9. WARRANTS (CONTINUED)
    During the year ended September 30, 1997, the Company issued a warrant to purchase 9,160 shares of Series C Preferred Stock for $6.55 per share to a lender. The warrant is exercisable for 5 years after issuance. Following the issuance of Series D Preferred Stock in October 1997, the terms of the warrant were amended to allow the warrant holder the right to purchase 8,276 shares of Series D Preferred Stock for $7.25 per share. In addition, in lieu of exercising the warrant, the holder has the right to require the Company to purchase the warrant for $10,000. The estimated fair value of the warrant is $29,000 which has been fully amortized.

    COMMON STOCK WARRANTS

    During the year ended September 30, 1997, the Company issued a warrant to purchase 113,900 shares of Common Stock at $0.50 per share to a shareholder. The warrant is exercisable for 5 years after issuance. The estimated fair value of the warrant is $27,000, which was recorded as an expense in the year ended September 30, 1997.

    In February 1998, in connection with a Loan and Security Agreement and a Master Lease Agreement, the Company issued to the lender warrants to purchase 15,000 shares of Common Stock at $1.00 per share. The warrants are exercisable for a period of 10 years after issuance or seven years from the effective date of the Company's initial public offering, whichever is shorter. The estimated fair value of the warrants is approximately $10,000, which was recorded as an expense during the year ended September 30, 1998.

10. RECEIVABLE FROM SHAREHOLDER

    During the year ended September 30, 1997, the Company received a note for $41,000 from a shareholder in exchange for and secured by 82,656 shares of the Company's Common Stock. The note bore interest at an annual rate of 8%. The receivable was paid in full during the period ended September 30, 1998.

11. STOCK OPTION PLAN

    In May 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "Plan"). The Plan, as amended, provides for the granting of up to 1,816,194 incentive stock options and nonqualified stock options. Under the Plan, incentive stock options may be granted to employees, officers and directors of the Company and nonqualified stock options and stock purchase rights may be granted to consultants, employees, directors and officers of the Company. Options granted under the Plan are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted to Stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the Plan generally vest ratably each month over a forty-eight month period.

    In April 1999, the Board of Directors amended the 1996 Stock Option Plan to increase the shares of common stock available for granting up to 2,166,194 (unaudited). Subsequent to March 31, 1999 until June 30, 1999, the Company has granted 208,500 stock options at a weighted-average exercise price of $1.10 per share.

                                QUOTE.COM, INC.

11. STOCK OPTION PLAN (CONTINUED)
    The following summarizes stock option activity under the Plan:

                                                                                                         WEIGHTED
                                                                                                          AVERAGE
                                                                               OPTIONS                   EXERCISE
                                                                              AVAILABLE     OPTIONS        PRICE
                                                                              FOR GRANT   OUTSTANDING    PER SHARE
                                                                             -----------  -----------  -------------
Options authorized.........................................................    1,531,000           --    $      --
Options granted............................................................   (1,087,159)   1,087,159         0.53
Options exercised..........................................................           --           --           --
Options canceled...........................................................      522,836     (522,836)        0.50
                                                                             -----------  -----------
Balance at September 30, 1996..............................................      966,677      564,323         0.53

Options authorized.........................................................      285,194           --           --
Options granted............................................................   (1,067,705)   1,067,705         0.58
Options exercised..........................................................           --     (183,790)        0.50
Options canceled...........................................................      290,586     (290,586)        0.51
                                                                             -----------  -----------
Balance at September 30, 1997..............................................      474,752    1,157,652         0.56

Options authorized.........................................................           --           --           --
Options granted............................................................   (1,060,403)   1,060,403         1.00
Options exercised..........................................................           --      (42,578)        0.61
Options canceled...........................................................    1,088,175   (1,088,175)        0.71
                                                                             -----------  -----------
Balance at September 30, 1998..............................................      502,524    1,087,302         0.89

Options authorized (unaudited).............................................           --           --           --
Options granted (unaudited)................................................     (555,995)     555,995         1.00
Options exercised (unaudited)..............................................           --      (72,755)        0.96
Options canceled (unaudited)...............................................      125,777     (125,777)        0.95
                                                                             -----------  -----------
Balance at March 31, 1999 (unaudited)......................................       72,306    1,444,765         0.92
                                                                             -----------  -----------
                                                                             -----------  -----------

    The minimum value of options granted for the years ended September 30, 1997 and 1998 and for the six months ended March 31, 1999 was approximately $0.11, $0.19 and $0.20 (unaudited), respectively.

    The following table summarizes the information about stock options outstanding and exercisable as of September 30, 1998:

                                                               OPTIONS OUTSTANDING
                                                     ---------------------------------------    OPTIONS EXERCISABLE
                                                                     WEIGHTED                 ------------------------
                                                                      AVERAGE      WEIGHTED                 WEIGHTED
                                                                     REMAINING      AVERAGE                  AVERAGE
                                                       NUMBER       CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISABLE PRICE                           OUTSTANDING       LIFE          PRICE    OUTSTANDING     PRICE
---------------------------------------------------  -----------  ---------------  ---------  -----------  -----------
$0.50--$0.90.......................................     377,111           8.37         $0.64     193,938    $    0.62
 1.00-- 1.50.......................................     710,191           9.45          1.02     120,327         1.15
                                                     -----------                              -----------
                                                      1,087,302           9.07          0.89     314,265         0.82
                                                     -----------                              -----------
                                                     -----------                              -----------

                                QUOTE.COM, INC.

11. STOCK OPTION PLAN (CONTINUED)
    The following table summarizes the information about stock options outstanding and exercisable as of March 31, 1999 (unaudited):

                                                               OPTIONS OUTSTANDING
                                                     ---------------------------------------    OPTIONS EXERCISABLE
                                                                     WEIGHTED                 ------------------------
                                                                      AVERAGE      WEIGHTED                 WEIGHTED
                                                                     REMAINING      AVERAGE                  AVERAGE
                                                       NUMBER       CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISABLE PRICE                           OUTSTANDING       LIFE          PRICE    OUTSTANDING     PRICE
---------------------------------------------------  -----------  ---------------  ---------  -----------  -----------
$0.50--$0.90.......................................     282,225           7.81         $0.60     162,196    $    0.57
 1.00-- 1.50.......................................   1,162,540           9.40          1.01     175,073         1.03
                                                     -----------                              -----------
                                                      1,444,765           9.08          0.92     337,269         0.81
                                                     -----------                              -----------
                                                     -----------                              -----------

    FAIR VALUE DISCLOSURES

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable periods: dividend yield of 0% for all periods; risk-free interest rates of 5.97% to 6.57% for options granted during the year ended September 30, 1997, 4.62% to 5.93% for options granted during the year ended September 30, 1998 and 4.18% (unaudited) to 5.14% (unaudited) for options granted for the six months ended March 31, 1999, and a weighted average expected option term of four years for all periods.

    The Company applies the measurement principles of APB No. 25 in accounting for its stock option plan. Had compensation for options granted for the periods ended September 30, 1997 and 1998 and March 31, 1999 (unaudited) been determined based on the fair value at the grant dates as prescribed by SFAS No. 123, the Company's net loss would not have been materially different from the reported net loss for the respective periods.

12. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under noncancelable operating leases with various expiration dates through March 2004. The Company subleases certain properties which expire in February 28, 1999. Rent expense for the years ended September 30, 1996, 1997, 1998 and for the six months ended March 31, 1998 and 1999 was $148,000, $423,000, $670,000, $350,000 (unaudited) and $313,000
(unaudited), respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

                                QUOTE.COM, INC.

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases, and future minimum sublease rental receipts under noncancelable operating leases are as follows:

YEAR ENDED                                                                                 OPERATING     SUBLEASE
SEPTEMBER 30,                                                                                LEASES       INCOME
----------------------------------------------------------------------------------------  ------------  ----------
1999....................................................................................  $    798,000  $  100,000
2000....................................................................................       788,000          --
2001....................................................................................       775,000          --
2002....................................................................................       769,000          --
Thereafter..............................................................................     1,181,000          --
                                                                                          ------------  ----------
Total minimum lease payments and sublease income........................................  $  4,311,000  $  100,000
                                                                                          ------------  ----------
                                                                                          ------------  ----------

    In March 1997, under the terms of the lease for office space, a bank issued to the landlord a standby Letter of Credit, secured by the Company's Line of Credit in the amount of $200,000 in favor of the Company. The present amount is reduced by $50,000 per year each April 1. At September 30, 1998, the amount outstanding under the Letter of Credit was $150,000. On November 9, 1998, the Company entered into a Loan, Guarantee and Termination agreement with Intuit, whereby Intuit guaranteed the Letter of Credit and the bank's security interest in the Company's tangible and intangible assets was released (see Note 5).

    The Company is subject to various claims and litigation arising in the normal course of business. It is the opinion of management and outside legal counsel that losses, if any, will not have a material effect on the Company's financial position or results, operations or cash flows.

    CONSULTING AGREEMENT

    In connection with the acquisition of Halley's Software, Inc., the Company entered into a consulting agreement with the former owner. Under the terms of this agreement, upon the occurrence of specific events, including, sale of all or substantially all of the assets of the Company, a change in control of the Company, dissolution, liquidation or bankruptcy of the Company; should the Company seek to maintain exclusive rights to the technology acquired, the Company will pay to the former owner an amount equal to $5,000,000 less the sum of the fair value of the 450,000 shares of Common Stock of the Company issued in connection with the acquisition and the fair value of all subsequent additional stock royalty payments to the former owner. As of September 30, 1998, all stock royalty payments have been made under the consulting agreement and are reflected as expense in the consolidated statements of operations. The estimated payment based on the merger agreement is $2.4 million (see Note 15).

13. EMPLOYEE BENEFIT PLANS

    In 1997, the Company sponsored a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company may elect to contribute matching and discretionary contributions to the Plan. No contributions were made by the Company in fiscal 1998.

14. INCOME TAXES

    No current provision or benefit for federal or state income taxes has been recorded for the years ended September 30, 1996, 1997 and 1998 and for the six months ended March 31, 1998 (unaudited) and 1999 (unaudited) as the Company has incurred net operating losses and has no carryback potential.

                                QUOTE.COM, INC.

14. INCOME TAXES (CONTINUED)
    At September 30, 1998 and March 31, 1999, the Company had approximately $7,700,000 and $10,200,000 (unaudited), respectively, of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards begin to expire in 2008. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

    Deferred tax assets, totaling approximately $3,500,000 and $4,800,000 (unaudited) at September 30, 1998 and March 31, 1999, respectively, consist primarily of net operating loss carryforwards, reserves, accrued expenses and credit carryforwards which are not yet deductible for tax purposes. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability based upon the weight of currently available information.

15. SUBSEQUENT EVENTS

    ACQUISITION OF IPO CROSSROADS

    On April 26, 1999, the Company entered into a stock purchase agreement to acquire all of the outstanding shares of IPO Crossroads, LLC for 100,000 shares of the Company's Common Stock at $1.10 per share. The acquisition has been accounted for using the purchase method of accounting. As a result of this transaction, the Company recognized goodwill of $83,000, which will be amortized over the estimated useful life of 18 months.

    SECURED PROMISSORY NOTE

    On June 30, 1999, the Company entered into a security agreement (the "Agreement") with InfoSpace.com, Inc. ("InfoSpace"), for aggregate proceeds of $6,000,000, which is secured by the tangible and intangible assets of the Company. Under the terms of the Agreement, the funds will be used solely for working capital purposes and to repay those amounts under the Intuit agreement (Note 5). In addition, InfoSpace agreed to guarantee the outstanding letters of credit. The loan is repayable on the earlier of (a) March 31, 2000 or (b) the date of any financing by the Company in excess of $8,000,000, the sale of all, or substantially all, of the assets of the Company or execution of a merger agreement with a third party. Pursuant to the merger agreement, the Company obtained an extension of the due date of the InfoSpace promissory note until the closing of the merger with Lycos.

    MERGER AGREEMENT

    On September 2, 1999, the company signed a definitive agreement to merge with Lycos, Inc. ("Lycos"), a publicly traded company. In the merger, Quote.com shareholders will receive Lycos common stock in exchange for their shares of Quote.com capital stock. The total amount of shares of Lycos common stock to be received by Quote.com shareholders is determined as described in the merger agreement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                  LYCOS, INC.,
                         QUICKSILVER ACQUISITION CORP.
                                      AND
                                QUOTE.COM, INC.
                         DATED AS OF SEPTEMBER 2, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                          ARTICLE I

                                                         THE MERGER

SECTION           1.01.  Effective Time of the Merger...........................................................         A-2
SECTION           1.02.  Closing................................................................................         A-2
SECTION           1.03.  Effect of the Merger...................................................................         A-2
SECTION           1.04.  Articles of Incorporation and By-laws..................................................         A-2
SECTION           1.05.  Directors..............................................................................         A-2
SECTION           1.06.  Officers...............................................................................         A-2

                                                         ARTICLE II

                                                  CONVERSION OF SECURITIES

SECTION           2.01.  Conversion of Capital Stock............................................................         A-3
SECTION           2.02.  Exchange of Certificates...............................................................         A-6

                                                         ARTICLE III

                                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION           3.01.  Organization and Standing of the Company...............................................         A-9
SECTION           3.02.  Authority; Noncontravention............................................................         A-9
SECTION           3.03.  Capital Stock of the Company...........................................................        A-10
SECTION           3.04.  Equity Interests.......................................................................        A-11
SECTION           3.05.  Financial Statements...................................................................        A-11
SECTION           3.06.  Undisclosed Liabilities................................................................        A-12
SECTION           3.07.  Taxes..................................................................................        A-12
SECTION           3.08.  Assets.................................................................................        A-14
SECTION           3.09.  Intellectual Property, Etc.............................................................        A-14
SECTION           3.10.  Contracts..............................................................................        A-16
SECTION           3.11.  Litigation; Decrees....................................................................        A-18
SECTION           3.12.  Operation of the Business; Absence of Changes or Events................................        A-19
SECTION           3.13.  Compliance with Applicable Laws........................................................        A-20
SECTION           3.14.  Certain Employee Matters...............................................................        A-20
SECTION           3.15.  Benefit Plans..........................................................................        A-22
SECTION           3.16.  Insurance..............................................................................        A-23
SECTION           3.17.  Customers; Effect of Transaction.......................................................        A-23
SECTION           3.18.  Disclosure.............................................................................        A-24
SECTION           3.19.  Voting Requirements....................................................................        A-24
SECTION           3.20.  Brokers; Schedule of Fees and Expenses.................................................        A-24
SECTION           3.21.  State Takeover Statutes................................................................        A-24
SECTION           3.22.  Year 2000 Compliance...................................................................        A-24
SECTION           3.23.  Information Supplied...................................................................        A-25
SECTION           3.24.  Customer Accounts Receivable...........................................................        A-25
SECTION           3.25.  Corporate Name.........................................................................        A-25
SECTION           3.26.  Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors...............        A-25
SECTION           3.27.  Traffic................................................................................        A-25
SECTION           3.28.  Minute Books, Etc......................................................................        A-26
SECTION           3.29.  Halley's Software......................................................................        A-26
SECTION           3.30.  Underdeliveries under Advertising Contracts............................................        A-26

                                                                                                                     PAGE
                                                         ARTICLE IV

                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

SECTION           4.01.  Organization...........................................................................        A-26
SECTION           4.02.  Authority; Noncontravention............................................................        A-26
SECTION           4.03.  Capital Stock of Parent................................................................        A-27
SECTION           4.04.  Parent SEC Documents...................................................................        A-27
SECTION           4.05.  Absence of Certain Changes or Events...................................................        A-27
SECTION           4.06.  Litigation.............................................................................        A-27
SECTION           4.07.  Taxes..................................................................................        A-27
SECTION           4.08.  Interim Operations of Sub..............................................................        A-28
SECTION           4.09.  Information Supplied...................................................................        A-28
SECTION           4.10.  Brokers................................................................................        A-28

                                                          ARTICLE V

                                                          COVENANTS

SECTION           5.01.  Covenants of the Company...............................................................        A-28
SECTION           5.02.  No Solicitation........................................................................        A-32
SECTION           5.03.  Other Actions..........................................................................        A-32

                                                         ARTICLE VI

                                                    ADDITIONAL AGREEMENTS

SECTION           6.01.  Preparation of the Form S-4 and the Proxy Statement; Shareholders Meeting..............        A-33
SECTION           6.02.  Access to Information..................................................................        A-33
SECTION           6.03.  Legal Conditions to Merger.............................................................        A-34
SECTION           6.04.  Stock Options; Warrants................................................................        A-34
SECTION           6.05.  Fees and Expenses......................................................................        A-35
SECTION           6.06.  Additional Agreements..................................................................        A-35
SECTION           6.07.  Indemnification........................................................................        A-35
SECTION           6.08.  Quotation..............................................................................        A-36
SECTION           6.09.  Litigation.............................................................................        A-36
SECTION           6.10.  Tax Treatment..........................................................................        A-36
SECTION           6.11.  Letters of the Company's Accountants...................................................        A-36
SECTION           6.12.  Letters of Parent's Accountants........................................................        A-36
SECTION           6.13.  Affiliates.............................................................................        A-36
SECTION           6.14.  Shareholders Agreement Legend..........................................................        A-36
SECTION           6.15.  Employee Benefits......................................................................        A-36
SECTION           6.16.  Transition Team........................................................................        A-37
SECTION           6.17.  Hunsader Payment.......................................................................        A-37
SECTION           6.18.  Waivers................................................................................        A-37

                                                         ARTICLE VII

                                                         CONDITIONS

SECTION           7.01.  Conditions to Each Party's Obligation to Effect the Merger.............................        A-38
SECTION           7.02.  Conditions of Obligations of Parent and Sub............................................        A-38
SECTION           7.03.  Conditions of Obligations of the Company...............................................        A-40

                                                        ARTICLE VIII

                                                  TERMINATION AND AMENDMENT

SECTION           8.01.  Termination............................................................................        A-40

                                                                                                                     PAGE
SECTION           8.02.  Effect of Termination..................................................................        A-40
SECTION           8.03.  Amendment..............................................................................        A-41
SECTION           8.04.  Extension; Waiver......................................................................        A-41

                                                         ARTICLE IX

                                                        MISCELLANEOUS

SECTION           9.01.  Survival of Representations, Warranties and Covenants..................................        A-41
SECTION           9.02.  Notices................................................................................        A-41
SECTION           9.03.  Definitions............................................................................        A-42
SECTION           9.04.  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership....................        A-42
SECTION           9.05.  GOVERNING LAW..........................................................................        A-43
SECTION           9.06.  Publicity..............................................................................        A-43
SECTION           9.07.  Assignment.............................................................................        A-43
SECTION           9.08.  Counterparts...........................................................................        A-43
SECTION           9.09.  Exhibits and Schedules; Interpretation.................................................        A-43
SECTION           9.10.  Consent to Jurisdiction................................................................        A-43
SECTION           9.11.  Waiver of Jury Trial...................................................................        A-44
SECTION           9.12.  Enforcement............................................................................        A-44

Annex I                  Members of the Transition Team

Exhibit A                Form of Articles of Incorporation of the Surviving Corporation

Exhibit B                Form of By-laws of the Surviving Corporation

Exhibit C                Form of Proprietary Information and Inventions Assignment Agreement

Exhibit D                Form of Letter

Exhibit E                Form of Indemnification and Escrow Agreement

                                                                  CONFORMED COPY

           AGREEMENT AND PLAN OF MERGER dated as of September 2, 1999 (this "Agreement"), by and among LYCOS, INC., a Delaware corporation ("Parent"), QUICKSILVER ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and QUOTE.COM, INC., a California corporation (the "Company").

    WHEREAS the Board of Directors of each of Sub and the Company deems it advisable and in the best interests of their respective shareholders to consummate, and have approved, the merger (the "Merger"), on the terms and subject to the conditions set forth herein, of Sub with and into the Company in which the Company would become a subsidiary of Parent, all in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of California (the "CGCL");

    WHEREAS the Board of Directors of the Company has (a) determined that the consideration to be paid to the shareholders of the Company for each share held by them of Company Common Stock and Company Preferred Stock (each as defined in Section 2.01) in the Merger is fair to and in the best interests of such shareholders, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended to such shareholders that they approve the Merger and this Agreement;

    WHEREAS for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and (b) this Agreement constitutes a plan of reorganization;

    WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Sub to enter into this Agreement, Parent and certain principal shareholders of the Company (collectively, the "Principal Shareholders") are entering into an agreement (the "Shareholders Agreement") pursuant to which the Principal Shareholders will agree to vote to adopt and approve this Agreement and approve the transactions contemplated hereby, and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Shareholders Agreement;

    WHEREAS as a condition to the consummation of the Merger, Parent, the Principal Shareholders, the Representative (as defined therein), on behalf of the Principal Shareholders, and the Escrow Agent named therein will enter into an Indemnification and Escrow Agreement (the "Escrow Agreement") pursuant to which, among other things, the Holders will agree to indemnify Parent against, among other things, losses arising out of breaches of the representations, warranties and covenants set forth in this Agreement and to the escrow of 10% of the Merger Consideration otherwise issuable hereunder to all holders (collectively, the "Holders") of Company Capital Stock to secure the indemnification obligations referred to above; and

    WHEREAS as a condition to the consummation of the Merger, Parent and certain employees of the Company will enter into agreements (the "Employment and Non-Competition Agreements") pursuant to which such employees will agree, among other things, to continue their employment with the Company after the Effective Time and not to have certain Relationships (as defined in the Employment and Non-Competition Agreements) with certain third parties during the Noncompetition Period (as defined in the Employment and Non-Competition Agreements).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date (as defined in Section 1.02), (a) a copy of this Agreement (or such other properly executed agreement of merger conforming to the requirements of the CGCL as the parties may agree upon), together with an officer's certificate of each constituent corporation in accordance with Section 1103 of the CGCL (collectively, the "California Agreement of Merger"), shall be delivered by the Company to the Secretary of State of the State of California for filing, as provided in the CGCL, and (b) a certificate of merger and all other appropriate documents (collectively, the "Delaware Certificate of Merger") shall be duly prepared, executed, acknowledged and filed with the Secretary of State of the State of Delaware by the parties hereto as provided in the DGCL. The Merger shall become effective upon the filing of the California Agreement of Merger with the Secretary of State of the State of California or at such time thereafter as is agreed upon by Parent and the Company and provided in the California Agreement of Merger (the "Effective Time").

    SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VII that by their terms are not to be satisfied or waived at the Closing (the "Closing Date"), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

    SECTION 1.04. ARTICLES OF INCORPORATION AND BY-LAWS. (a) The Amended and Restated Articles of Incorporation of the Company shall be amended at the Effective Time to read in its entirety in the form of Exhibit A hereto, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The Amended and Restated By-laws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in their entirety in the form of Exhibit B hereto, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.05. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.06. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    SECTION 2.01. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value, of the Company (the "Company Common Stock"), any shares of Series A Preferred Stock, no par value, of the Company (the "Company Series A Preferred Stock"), any shares of Series B Preferred Stock, no par value, of the Company (the "Company Series B Preferred Stock"), any shares of Series C Preferred Stock, no par value, of the Company (the "Company Series C Preferred Stock"), any shares of Series D Preferred Stock, no par value, of the Company (the "Company Series D Preferred Stock" and, together with the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, the "Company Preferred Stock"; the Company Common Stock and Company Preferred Stock are referred to herein collectively as the "Company Capital Stock") or any shares of capital stock of
Sub:

        (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b) PARENT-OWNED STOCK TO REMAIN OUTSTANDING. All shares of Company Capital Stock owned by any subsidiary (as defined in Section 9.03) of the Company or Parent (other than Sub) immediately prior to the Effective Time shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (c) CONVERSION OF COMPANY CAPITAL STOCK. Subject to Sections 2.01(e), 2.01(f) and 2.02(e) and subject further to the terms of the Escrow Agreement and except for shares of Company Capital Stock to remain outstanding in accordance with Section 2.01(b), the Merger Consideration (as defined in this Section 2.01(c)) shall be first allocated (as set forth in clauses
    (i)--(iii) below) and then paid (as set forth in clause (iv) below) to the Holders as follows:

           (i) the holders of Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock shall be entitled to receive, PARI PASSU, but prior and in preference to any allocation of Merger Shares (as defined in this Section 2.01(c)) to the holders of Company Series A Preferred Stock or Company Common Stock by reason of their ownership thereof, an amount of Merger Shares (calculated based on the Closing Date Average Closing Price (as defined in this Section 2.01(c)) equal to (a) $6.50 per share (if the Merger Share Value (as defined in this Section 2.01(c)) is equal to or exceeds $90 million) or $8.50 per share (if the Merger Share Value is less than $90 million) for each share of Company Series B Preferred Stock then held by them (the "Initial Series B Allocation"), (b) $10.38 (if the Merger Share Value is equal to or exceeds $90 million) or $13.58 per share (if the Merger Share Value is less than $90 million) per share for each share of Company Series C Preferred Stock then held by them (the "Initial Series C Allocation") and (c) $11.49 per share (if the Merger Share Value is equal to or exceeds $90 million) or $15.03 per share (if the Merger Share Value is less than $90 million) for each share of Company Series D Preferred Stock then held by them (the "Initial Series D Allocation");

           (ii) upon completion of the allocations described in clause (i) above, the holders of Company Series A Preferred Stock shall be entitled to receive, prior and in preference to any allocation of Merger Shares to the holders of Company Common Stock by reason of their ownership thereof, an amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $6.00 per share for each share of Company Series A Preferred Stock then held by them (the "Initial Series A Allocation");

           (iii) upon completion of the allocations described in clauses (i) and
       (ii) above, any remaining Merger Shares shall be allocated ratably among the holders of Company Preferred

       Stock and Company Common Stock (the "Initial Common Allocation") based upon the number of shares of Company Common Stock (or shares of Company Common Stock then issuable upon conversion of Company Preferred Stock) held by them until, (A) with respect to the holders of Company Series B Preferred Stock, such holders shall have received an aggregate amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $21.58 per share (if the Merger Share Value is equal to or exceeds $90 million) or $12.78 per share (if the Merger Share Value is less than $90 million) of Company Series B Preferred Stock (in either case, including all amounts paid to such holders in respect of such shares under clause (i) above and this clause (iii)) (the "Final Series B Allocation" and, together with the Initial Series B Allocation, the "Series B Allocated Merger Shares"), (B) with respect to the holders of Company Series C Preferred Stock, such holders shall have received an aggregate amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $34.48 per share (if the Merger Share Value is equal to or exceeds $90 million) or $20.42 per share (if the Merger Share Value is less than $90 million) of Company Series C Preferred Stock (in either case, including all amounts paid to such holders in respect of such shares under clause (i) above and this clause
       (iii)) (the "Final Series C Allocation" and, together with the Initial Series C Allocation, the "Series C Allocated Merger Shares") and (c) with respect to the holders of Company Series D Preferred Stock, such holders shall have received an aggregate amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $38.16 per share (if the Merger Share Value is equal to or exceeds $90 million) or $22.60 per share (if the Merger Share Value is less than $90 million) of Company Series D Preferred Stock (in either case, including all amounts paid to such holders in respect of such shares under clause (i) above and this clause (iii)) (the "Final Series D Allocation" and, together with the Initial Series D Allocation, the "Series D Allocated Merger Shares"). Thereafter, any remaining Merger Shares shall be allocated ratably among the holders of Company Series A Preferred Stock (the "Final Series A Allocation" and, together with the "Initial Series A Allocation, the "Series A Allocated Merger Shares") and holders of Company Common Stock (the "Final Common Allocation" and, together with the Initial Common Allocation, the "Common Allocated Merger Shares") based on the number of shares of Company Common Stock held by each (assuming conversion of all Company Series A Preferred Stock); and

           (iv) upon completion of the allocations described in clauses
       (i)-(iii) above, (A) each issued and outstanding share of Company Common Stock shall be converted into the right to receive that number (the "Common Stock Exchange Ratio") of fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the amount obtained by dividing (x) the Common Allocated Merger Shares by (y) the aggregate number of outstanding shares of Company Common Stock as of the Effective Time (assuming the conversion of all Stock Options and the exercise of all Common Stock Warrants) (the "Common Stock Merger Consideration"),

           (B) each share of Company Series A Preferred Stock shall be converted into the right to receive that number (the "Series A Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing (x) the Series A Allocated Merger Shares by
       (y) the aggregate number of outstanding shares of Company Series A Preferred Stock as of the Effective Time (the "Series A Merger Consideration"),

           (C) each share of Company Series B Preferred Stock shall be converted into the right to receive that number (the "Series B Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing (x) the Series B Allocated Merger Shares by
       (y) the aggregate number of outstanding shares of Company Series B Preferred Stock as of the Effective Time (the "Series B Merger Consideration"),

           (D) each share of Company Series C Preferred Stock shall be converted into the right to receive that number (the "Series C Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing (x) the Series C Allocated Merger Shares by
       (y) the aggregate number of outstanding shares of Company Series C Preferred Stock as of the Effective Time (assuming the exercise of all Series C Warrants) (the "Series C Merger Consideration"), and

           (E) each share of Company Series D Preferred Stock shall be converted into the right to receive that number (the "Series D Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by multiplying (x) the Series D Allocated Merger Shares by (y) the aggregate number of outstanding shares of Company Series D Preferred Stock as of the Effective Time (assuming the exercise of all Series D Warrants) (the "Series D Merger Consideration").

    The Common Stock Merger Consideration, the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Series D Merger Consideration are referred to herein collectively as the "Merger Consideration". The term "Merger Shares" shall mean that number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the amount obtained by dividing (A) $88,000,000 plus the Closing Date Cash (as defined in Section 7.02) (less (x) the amount of Company Indebtedness (as defined in
Section 3.03) as of the Closing Date (other than (i) the fees and expenses of Hambrecht & Quist LLC, which shall not exceed the amount set forth in the terms of the letter agreement dated May 10, 1999, between the Company and Hambrecht & Quist LLC (the "H&Q Fee") and (ii) the portion of such Company Indebtedness owed to the holders of Company Preferred Stock), (y) the Hunsader Amount (as defined in Section 6.17) and (z) all the fees and expenses incurred by the Company (other than the H&Q Fee) in connection with the Merger, this Agreement and the transactions contemplated by this Agreement (the "Company Expenses") (as defined in Section 6.05)) by (B) the Closing Date Average Closing Price. The Closing Date Average Closing Price shall be an amount equal to the average of the last quoted sale price per share of Parent Common Stock on the Nasdaq National Market ("Nasdaq") (as reported in THE WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) for the 20 consecutive trading days ending on and including the trading day preceding the Closing Date. Notwithstanding anything to the contrary contained herein, in the event that the Closing Date Average Closing Price is less than $30.75 (the "Minimum Price"), then solely for the purposes of the definition of Merger Shares, the Closing Date Average Closing Price shall be deemed to be the Minimum Price, and in the event that the Closing Date Average Closing Price is greater than $51.25 (the "Maximum Price"), then solely for the purposes of the definition of Merger Shares, the Closing Date Average Closing Price shall be deemed to be the Maximum Price. The term "Merger Share Value" shall mean the product obtained by multiplying (A) the Merger Shares by (B) the Closing Date Average Closing Price.

    As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration with respect thereto and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02 (subject, in the case of such shares held by the Holders, to the terms of the Escrow Agreement), without interest.

        (d) ANTI-DILUTION PROVISIONS. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock or in the event Parent Common Stock is converted or exchanged as a result of any consolidation or merger to which Parent is a party (other than a merger in which Parent is the continuing corporation and which does not result in any reclassification of, or change in, outstanding shares of Parent Common Stock), and the record date or the closing date, as the case may be, therefor shall be prior to the Effective Time, Parent Common Stock, the Merger Shares and the Merger Consideration shall be adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction or converted to reflect such consolidation or merger.

        (e) SHARES OF DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Capital Stock held by a person (a "Dissenting Shareholder") who duly demands purchase of his shares of Company Capital Stock pursuant to the CGCL and is in compliance with all the provisions of the CGCL concerning the right of such holders to demand purchase of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.01(c) but shall become the right to receive an amount in cash equal to the fair value of such shares as may be determined to be due to such Dissenting Shareholder as provided in the CGCL. If, however, such Dissenting Shareholder withdraws his demand for purchase or fails to perfect or otherwise loses his right of purchase, in any case pursuant to the CGCL, the shares of Company Capital Stock of such shareholder shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration with respect to such shares, without interest. The Company shall give Parent (i) prompt notice of any demands for purchase of shares received by the Company from Dissenting Shareholders and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        (f) ESCROW OF MERGER SHARES. At the Closing, on behalf of the Principal Shareholders and pursuant to the terms of the Escrow Agreement, Parent will deposit with the Escrow Agent named therein that number of shares of Parent Common Stock equal to 10% of the total number of shares of Parent Common Stock issuable to the Holders pursuant to Section 2.01(c).

    SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be reasonably designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), which shall provide that Parent shall, subject to Section 2.01(f), deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Capital Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined below) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
2.01 in exchange for outstanding shares of Company Capital Stock.

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable and not more than 10 business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the right to receive the applicable Merger Consideration with respect thereto pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive, subject to Section 2.01(f), in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions as and to the extent specified in Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock as and to the extent specified in
    Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect thereto, certain dividends or distributions as and to the extent specified in Section 2.02(c) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate as and to the extent specified in Section 2.02(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled as and to the extent specified in Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d)  NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK.  Subject to
    Section 2.01(f), all shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

        (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to the right to vote or to any other rights of a stockholder of Parent.

           (i) In lieu of such fractional share interests, Parent shall pay to each former holder of Company Capital Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Capital Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the last quoted sale price for a share of Parent Common Stock on the Nasdaq (as reported in THE WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

           (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Capital Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Capital Stock subject to and in accordance with the terms of Section 2.02(c).

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent (and Parent shall assume and perform the obligations of the Exchange Agent) for payment of their claim for the applicable Merger Consideration with respect thereto, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

        (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be added to the Exchange Fund and used to pay the expenses of the Exchange Fund.

        (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

        (j) WITHHOLDING RIGHTS. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, the Exchange Agent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing Authority.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

    Except for items disclosed on the disclosure schedule or the exhibits or schedules thereto (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

    SECTION 3.01. ORGANIZATION AND STANDING OF THE COMPANY. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries has all requisite corporate or other power and authority necessary to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as now being conducted and proposed to be conducted, except where the failure to have such power and authority could not be reasonably expected to have a material adverse effect (as defined in Section 9.03) on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, requires such qualification or licensing, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Company. The Company has delivered to Parent true and complete copies of its Amended and Restated Articles of Incorporation (which for all purposes under this Agreement include each certificate of determination with respect thereto), as amended to the date hereof, and the Amended and Restated By-laws, as in effect on the date hereof, and the certificates of incorporation and by-laws or other similar organizational documents of its subsidiaries, in each case as amended to the date hereof. The respective certificates of incorporation and by-laws or other similar organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of (i) the Company to control such subsidiaries or (ii) the Company or any of its subsidiaries to engage in any lawful business or activity. The share certificate and transfer books of the Company and each of its subsidiaries (which have been made available to Parent and its representatives) are true and complete in all material respects.

    SECTION 3.02. AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and, assuming the Shareholder Approval (as defined in Section 3.19) has been obtained, the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or, assuming the Shareholder Approval has been obtained, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, when executed and delivered by Parent and Sub, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights. The execution and delivery of this Agreement do not, and, assuming the Shareholder Approval has been obtained, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") in or upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Amended and Restated Articles of Incorporation or the Amended and Restated By-laws of the Company or the certificates of incorporation or by-laws or other similar organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, arrangement, obligation, undertaking, instrument, permit, concession, franchise or license (each a "Contract") to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (a "Law") or (B) order, writ, injunction, decree, judgment or stipulation (an "Order"), in each case, applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), and in the case of clause (i) to the extent such clause relates to the Company's subsidiaries, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company or affect Parent in a material and adverse way, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of the California Agreement of Merger with the Secretary of State of the State of California, the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business and (2) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    SECTION 3.03. CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 2,734,547 shares are issued and outstanding as of the date of this Agreement, and 3,500,000 shares of Company Preferred Stock, of which (a) 1,446,951 shares have been designated as Company Series A Preferred Stock (1,446,951 of which Company Series A Preferred Stock shares are issued and outstanding as of the date of this Agreement); (b) 853,659 shares have been designated as Company Series B Preferred Stock (853,659 of which Company Series B Preferred Stock shares are issued and outstanding as of the date of this Agreement); (c) 770,334 shares have been designated as Company Series C Preferred Stock (762,700 of which Company Series C Preferred Stock shares are issued and outstanding as of the date of this Agreement); and (d) 422,069 shares have been designated as Company Series D Preferred Stock (413,793 of which Company Series D Preferred Stock shares are issued and outstanding as of the date of this Agreement). As of the date of this Agreement, (i) 1,890,703 shares of Company Common Stock were reserved for issuance upon the exercise of Stock Options (as defined in Section 6.04(a)(i)) outstanding under the Company Stock Plan (as defined below), (ii) 113,900 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock with an exercise price of $0.50 per share and 15,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock with an exercise price of $1.00 per share (collectively, the "Common Stock Warrants"), (iii) 7,634 shares of Company Series C Preferred Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Series C Preferred Stock with an exercise price of $6.55 per share (the "Series C Warrants"), (iv) 8,276 shares of Company Series D Preferred Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Series D

Preferred Stock with an exercise price of $7.25 per share (the "Series D Warrants" and, together with the Common Stock Warrants and the Series C Warrants, the "Warrants") and (v) 3,493,013 shares of Company Common Stock were reserved for issuance upon the conversion of Company Preferred Stock (including the Company Series C Preferred Stock and the Company Series D Preferred Stock issuable upon exercise of the Series C Warrants and the Series D Warrants, respectively). Except as set forth above, as of the date of this Agreement no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Company Capital Stock. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except (i) as set forth above, (ii) as expressly permitted by
Section 5.01(a)(ii) and (iii) the Hunsader Shares (as defined in Section 6.17), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are not any outstanding contractual or other obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or (ii) of the Company to vote or to dispose of any shares of capital stock or other securities of any of its subsidiaries. All outstanding options to purchase Company Common Stock were issued pursuant to the Company's 1996 Stock Option Plan, as amended to date (the "Company Stock Plan"). Section 3.03(a) of the Company Disclosure Schedule sets forth a true and complete list of the holders of outstanding Stock Options, the number of shares of Company Common Stock subject to each such outstanding Stock Option and the exercise prices thereof, in each case as of the date of this Agreement. Section 3.03 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (A) the identity of each holder of shares of Company Capital Stock and Warrants, (B) the number of shares of each class of Company Capital Stock and the Warrants owned of record by such holder and (C) the exercise price of each of the Warrants. All the outstanding indebtedness for borrowed money of the Company or its subsidiaries is prepayable without prepayment penalty or premium (other than the payment of customary LIBOR breakage costs), and no indebtedness for borrowed money of the Company or its subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on its properties or assets. The Company has outstanding Indebtedness (as defined in Section 3.10) (the "Company Indebtedness") in the aggregate principal amount of $6,438,648.00, as of the date of this Agreement.

    SECTION 3.04. EQUITY INTERESTS. Section 3.04 of the Company Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other voting or equity interests of each subsidiary of the Company are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

    SECTION 3.05. FINANCIAL STATEMENTS. The Company has delivered to Parent the audited consolidated balance sheets of the Company as of September 30, 1997, and September 30, 1998, and the related audited consolidated income statements, statements of changes in shareholders equity and cash-flow statements of the Company for the fiscal years ended on such dates (the financial statements described above are collectively referred to as the "Financial Statements"). The Financial Statements were derived from and are in accordance in all material respects with the books and records of the Company and its consolidated subsidiaries, have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied (except as described in the notes included therein) and fairly present the financial condition of the Company and its subsidiaries as of the dates thereof and the results of operations of the Company and its subsidiaries for the periods then ended.

    The Company has also delivered to Parent unaudited consolidated balance sheets and related unaudited consolidated income statements, statements of changes in shareholders equity and cash-flow statements of the Company as of March 31, 1999, June 30, 1999 and July 31, 1999 and for the six month, nine month and ten month, respectively, periods then ended (the "Unaudited Statements"). The Unaudited Statements have been prepared in accordance in all material respects with GAAP and on a consistent basis with the audited consolidated financial statements of the Company as of and for the year ended September 30, 1998 (except that they do not contain footnotes and are subject to normal recurring year-end audit adjustments). There were no changes in the method of application of the Company's accounting policies or changes in the method of applying the Company's use of estimates in the preparation of the Unaudited Statements as compared with the audited consolidated financial statements of the Company as of September 30, 1998, and the year then ended.

    SECTION 3.06. UNDISCLOSED LIABILITIES. Except as set forth or reflected on the Financial Statements or the Unaudited Statements (or specifically described in the notes thereto), neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except for liabilities and obligations incurred since the date of the most recent balance sheet included in the Unaudited Statements in the ordinary course of business consistent with past practice.

    SECTION 3.07. TAXES. (a) As used in this Agreement, (i) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder; (ii) "Taxes" shall mean all Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or other governmental charges of any nature, including any interest, penalties or additions with respect thereto and any obligations under any agreements or arrangements with any other person with respect to such amounts; (iii) "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes; and (iv) "Tax Return" shall mean all returns, reports, forms, including information returns, with respect to Taxes.

    (b) The Company and each of its subsidiaries, and any affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its subsidiaries is or has ever been a member or any group of corporations with which the Company or any of its subsidiaries files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax Return (each such group, a "Company Consolidated Group"), has timely filed or caused to be filed all income and franchise Tax Returns and all other material Tax Returns required to be filed by each such entity. All such Tax Returns are true and complete in all material respects. The Company, each of its subsidiaries and each Company Consolidated Group has timely paid or caused to be timely paid (or the Company has timely paid on its subsidiaries' behalf) all Taxes due from it or them with respect to the taxable periods covered by such Tax Returns, and, in accordance with generally accepted accounting principles, the balance sheet of the Company as of September 30, 1998, reflects an adequate reserve for all Taxes payable by the Company and each of its subsidiaries for all taxable periods and portions thereof through its date. Neither the Company nor any of its subsidiaries nor any Company Consolidated Group has requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed.

    (c) No income or franchise or other material Tax Return of the Company, any of its subsidiaries or any Company Consolidated Group is or has ever been under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company, any of its subsidiaries or any Company Consolidated Group. Each material deficiency, if any, resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No material issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, and no material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is open with respect to all U.S. Federal income Tax Returns of the Company and each of its subsidiaries. The Company has made available to Parent documents, if any, setting forth the years in which the statute of limitations has not yet expired for the income, franchise and other material Tax Returns of the Company, any of its subsidiaries or any Company Consolidated Group and listing the last year in which the Company, any of its subsidiaries or any Company Consolidated Group is subject to audit with respect to all income, franchise and other material Tax Returns.

    (d) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority.

    (e) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for Taxes not yet due.

    (f) Neither the Company nor any of its subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

    (g) Neither the Company nor any of its subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of any other Tax law or for any other reason.

    (h) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any officer, director or employee of the Company or its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) would be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

    (i) The Company and each of its subsidiaries has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions of state, local, domestic or foreign Tax law) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

    (j) No consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries.

    (k) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (l) No property owned by the Company or any of its subsidiaries (i) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (ii) is tax exempt bond financed property within the meaning of
Section 168(g) of the Code.

    (m) Neither the Company nor any of its subsidiaries has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law.

    (n) Neither the Company nor any of its subsidiaries is or ever has been a personal holding company within the meaning of Section 542 of the Code.

    (o) Section 3.07(o) of the Company Disclosure Schedule sets forth each state, county, local, municipal or foreign jurisdiction in which the Company and each of its subsidiaries (i) files, is required or has been required to file a Tax Return relating to state and local income, franchise, license, excise, net worth property and sales and use Taxes except in a case where the Company or any of its subsidiaries is or has been required to file such a Tax Return and such failure to file could not reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries or (ii) is or has been liable for any material Taxes on a "nexus" basis at any time for taxable periods ending after December 31, 1994.

    (p) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of Company Capital Stock contemplated by this Agreement.

    (q) Neither the Company nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 3.08. ASSETS. (a) The Company and each of its subsidiaries has good and marketable title to, or good and valid leasehold interests in, all of its material personal properties and assets (including with respect to all real property and interests in real property leased by it), in each case, free and clear of any Liens, except for such property and assets as are no longer used or useful in the conduct of its businesses and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of the Company and its subsidiaries to use such property or assets in their intended manner.

    (b) The Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect as could not reasonably be expected to materially affect the ability of the Company to obtain the benefit of such leases. The Company and each of its subsidiaries enjoys peaceful and undisturbed possession in all material respects under all material real property leases to which it is a party.

    (c) Neither the Company nor any of its subsidiaries holds any fee or other ownership interest in any real property. Section 3.08 of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company.

    SECTION 3.09. INTELLECTUAL PROPERTY, ETC. (a) Section 3.09(a) of the Company Disclosure Schedule sets forth a true and complete list of all material patents, patent applications, trademarks, trade names, service marks and registered copyrights and mask work rights and applications therefor, if any, owned by or licensed to the Company or any of its subsidiaries. All material patents, patent applications, trademarks, mask works, service marks and copyrights of the Company or any of its subsidiaries have been duly registered and filed with or issued by each appropriate Governmental Entity in the jurisdictions indicated in Section 3.09(a) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect. The Company and each of its subsidiaries owns or is licensed or otherwise has the right to use, without payment to any other person except for fees set forth in
Section 3.09(b) of the Company Disclosure Schedule, all Intellectual Property (as defined in Section 3.09(m) below) necessary for or material to the conduct of its business as presently conducted or as proposed to be conducted, in each case free and clear of all Liens. The conduct of the Company's business, as presently conducted and as proposed to be conducted, does not in any material respect conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, any Contract between the Company or any of its subsidiaries and any person or any other Intellectual Property rights of any other person.

    (b) Section 3.09(b) of the Company Disclosure Schedule sets forth a true and complete list of all material options, rights, licenses or interests of any kind relating to Intellectual Property granted to the Company or any of its subsidiaries, other than software licenses for generally available software (such as Lotus 1-2-3, Word Perfect and the like) and generally available system development tools, or granted by the Company to any other person.

    (c) All software, other than generally available software (such as Lotus 1-2-3, WordPerfect and the like) and generally available system development tools, that is either marketed to customers of the Company or any of its subsidiaries as a program or as part of a product or service or is used by the Company or any of its subsidiaries to support its business:

        (i) is owned by the Company or any of its subsidiaries or the Company or any of its subsidiaries has the right to use, modify, copy, sell, distribute, sublicense and make Derivative Works (as defined in Section 3.09(m)) from such software, free and clear of any limitations or Liens; and

        (ii) is free from any interest of any former or present employees of, or contractors or consultants to, the Company or any of its subsidiaries.

    (d) To the extent third party software is marketed to customers of the Company or any of its subsidiaries together with the Intellectual Property of the Company or any of its subsidiaries, (i) the third party rights have been identified in Section 3.09(d) of the Company Disclosure Schedule, (ii) all necessary licenses have been obtained and (iii) no royalties or payments are due (or such royalties and payments are identified in Section 3.09(d) of the Company Disclosure Schedule).

    (e) None of the material trade secrets of the Company or any of its subsidiaries has been published or disclosed by the Company or any of its subsidiaries or, to the knowledge of the Company or any of its subsidiaries, by any other person to any person except pursuant to licenses or Contracts requiring such other persons to keep such trade secrets confidential.

    (f) The Company and each of its subsidiaries is not, and to the knowledge of the Company, no other party to any licensing, distributorship or other similar arrangements with the Company or any of its subsidiaries relating to Intellectual Property is, in breach of or default under its obligations under such arrangements in any material respect.

    (g) No person has any marketing rights to the Intellectual Property of the Company or any of its subsidiaries, other than pursuant to the OEM contracts listed in Exhibit 3.10(i) to Section 3.10 of the Company Disclosure Schedule.

    (h) Neither the Company nor any of its subsidiaries has received any written communications, and no executive officer of the Company has received any oral communication, alleging the Company or any of its subsidiaries has infringed or violated or, by conducting its businesses as presently conducted and as proposed to be conducted by the Company or any of its subsidiaries, would infringe or violate any of the Intellectual Property of any other person.

    (i) To the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries in any material respect with respect to any material Intellectual Property owned by or licensed to the Company or any of its subsidiaries.

    (j) The Company and each of its subsidiaries have taken reasonable steps to protect their Intellectual Property consistent with industry practice.

    (k) No licenses or rights have been granted to distribute the source code of, or to use source code to create Derivative Works, of, any product currently marketed by, commercially available from or under development by the Company or any of its subsidiaries for which the Company or any of its subsidiaries possesses the source code. As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

    (l) Neither the Company nor any of its subsidiaries has assigned, sold or otherwise transferred ownership of any material patent, patent application, trademark, service mark, copyright or mask work owned by the Company.

    (m) For purposes of this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, copyrights, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, whether patented, patentable or not patentable in any jurisdiction; mask works, trade secrets and confidential proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any person; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; any computer programs or software (including source code, object code and data), other than commercially available computer programs and software; and licenses relating to the foregoing.

    SECTION 3.10. CONTRACTS. None of the Company or any of its subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written or oral:

        (a) employment agreement or employment Contract that is not terminable at will by the Company or such subsidiary both without any penalty and without any obligation of the Company or any of its subsidiaries to pay severance or other amounts (including any bonus) other than base salary, accrued commissions, vacation pay and legally mandated benefits;

        (b)(i) employee collective bargaining agreement or other Contract with any labor union, (ii) plan, program or Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits upon the termination or resignation of any employee of the Company or such subsidiary or (iii) plan, program or Contract that provides for medical or life insurance benefits for former employees of the Company or such subsidiary or for current employees of the Company or such subsidiary upon their retirement from, or termination of employment with, the Company or such subsidiary (other than health coverage continuation provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended);

        (c) Contract pursuant to which the Company or any of its subsidiaries has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

        (d) Contract with (i) any shareholder of the Company or any of its subsidiaries, (ii) any affiliate of the Company or any of its subsidiaries or of any shareholder of the Company or any of its subsidiaries or (iii) any director, officer or employee of the Company or any of its subsidiaries or of any affiliate of the Company or any of its subsidiaries (other than employment agreements covered by clause (b) above);

        (e) license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any such subsidiary has agreed to refrain from granting license or franchise rights to any other person;

        (f) Contract under which the Company or such subsidiary has (i) incurred any Indebtedness that is currently owing or (ii) given any Guarantee (each as defined below);

        (g) Contract expressly creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

        (h) Contract for OEM services that is currently in effect or that is scheduled to become effective by December 31, 1999;

        (i) Contract providing for future performance by the Company or such subsidiary in consideration of amounts previously paid in excess of $15,000 (including any provision requiring "make good" or recovery of advertising shortfall (including advertising banners, buttons or account openings));

        (j) Contract pursuant to which payments of royalty fees to third parties in excess of $5,000 per month were made in July or August of 1999;

        (k) Contract granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

        (l) Contract providing confidential treatment by the Company or such subsidiary of material third party information;

        (m) Contract which is material in any respect containing any provisions dealing with a "change of control" or similar event with respect to the Company or such subsidiary;

        (n) Contract granting the other party or any third person "most favored nation" status;

        (o) Contract providing for monetary liquidated damages (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or termination of the Contract);

        (p) Contract that expressly guarantees that the materials and/or services to be provided under the Contract will be Year 2000 Ready (as defined in Section 3.22); and

        (q) Contract pursuant to which the Company or any of its subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services in competition with that of another; and

        (r) Contract which (i) has aggregate future sums due from the Company or such subsidiary in excess of $50,000 and is not terminable by the Company or such subsidiary for a cost of less than $25,000 or (ii) is otherwise material to the business of the Company or such subsidiary as presently conducted or as proposed to be conducted.

Each material Contract, including the Software Tools License Agreement dated April 2, 1997, between Eric S. Hunsader and Halley's Software, Inc., of the Company and each of its subsidiaries is in full force and effect and is a legal, valid and binding agreement of the Company or such subsidiary and, to the knowledge of the Company or such subsidiary, of each other party thereto, enforceable against the Company or any of its subsidiaries, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. The Company and each of its subsidiaries has performed or is performing all material obligations required to be performed by it under each of its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of the Company or such subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder. Neither the Company nor any of its subsidiaries knows of any circumstances that could (x) materially adversely affect in any material respect its ability to perform its obligations under any material Contract or (y) require the Company to become obligated to provide advertising or similar services under any provision contained in any Contract requiring "make good" or recovery of advertising shortfall (including advertising banners, buttons or account openings).

    "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such indebtedness of the payment of such indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness; PROVIDED, HOWEVER, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such person, (h) all capital lease obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and
(j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances to the extent of any drawdowns thereon. The term "Indebtedness" shall not include the Hunsader Amount or the Company Expenses.

    SECTION 3.11. LITIGATION; DECREES. There are no lawsuits, claims, arbitration or other proceedings or to the knowledge of the Company investigations ("Litigation") pending or, to the knowledge of the Company, threatened by or against or affecting (other than litigation to which the Company or any of its subsidiaries is not a party that may generally affect the lines of business in which the Company or any of its subsidiaries operates) the Company or any of its subsidiaries, or any of their respective properties or assets. There is no outstanding Order applicable to the Company or any of its subsidiaries or any of their respective properties, assets or businesses having, or which could reasonably be expected to have, a material adverse effect on the Company or its business as conducted on the date hereof. Section 3.11 of the Company Disclosure Schedule sets forth a complete list of Litigation for which legal process has been served upon the Company or any of its subsidiaries and which has not been settled or disposed on the date hereof.

    SECTION 3.12. OPERATION OF THE BUSINESS; ABSENCE OF CHANGES OR EVENTS. (a) Since June 30, 1999, the Company and each of its subsidiaries has conducted its business only in the ordinary course consistent in all material respects with past practice and there has not been (i) any state of facts, change, effect, condition, development, event or occurrence that has had or could reasonably be expected to have a material adverse effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition of any of the Company's or any of its subsidiaries' capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (other than in connection with the exercise of Stock Options), (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's or any of its subsidiaries' capital stock, (iv) (A) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases effected prior to June 30, 1999, of cash compensation in the ordinary course of business consistent with past practice, or any payment by (or entering into of any obligation or Contract with respect to any payment by) the Company or any of its subsidiaries of any bonus, except for bonuses prior to June 30, 1999, made in the ordinary course of business consistent with past practice, in each case to any director, officer or employee, (B) any granting by the Company or any of its subsidiaries to any officer or employee of any increase in severance or termination pay, (C) any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification or consulting agreement with any current or former director, officer, employee or consultant, or (D) any adoption of, or material amendment to, a Benefit Plan (other than amendments required by law or required to maintain the qualified status of a Benefit Plan), (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company, (vi) any material change in accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles, (vii) the making of any Tax election that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Tax liabilities or Tax attributes of the Company or any of its subsidiaries or the entering into of any settlement or compromise with respect to any material income Tax liability, (viii) any revaluation by the Company or any of its subsidiaries of any of its material assets or (ix) any Contract with regard to the acquisition or disposition of any material Intellectual Property or rights thereto other than licenses in the ordinary course of business consistent with past practice.

    (b) Since June 30, 1999, each of the Company and its subsidiaries has continued all pricing, sales, receivables, payables and inventory production practices substantially in accordance with generally accepted industry practices and has not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on recent past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on recent past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its subsidiaries that would otherwise be expected (based on recent past practice) to be made in pre-Closing periods or
(iv) any other promotional sales, discount activity or inventory overstocking or understocking in a manner outside the ordinary course of business or contrary to generally accepted industry practices. Since September 30, 1998, each of the Company and its subsidiaries has not overstocked or understocked inventory or produced inventory in excess of, or failed to produce inventory in amounts comparable to, amounts that would be expected to be produced by the Company and its subsidiaries in post-Closing periods or otherwise in amounts in excess of or below those amounts of inventory produced by the Company in the ordinary course of business consistent with generally accepted industry practices.

    SECTION 3.13. COMPLIANCE WITH APPLICABLE LAWS. (a) The Company and each of its subsidiaries and their respective properties, assets, operations and businesses have been and are being operated and have been and are in compliance in all material respects with all applicable Laws.

    (b) The Company and each of its subsidiaries has obtained all franchises, licenses, permits, authorizations and approvals ("Permits") that are required with respect to the operation of its business and the ownership of its assets under Federal, state, local and foreign Laws, including environmental, health and safety laws and import/export laws, other than any Permits the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. The Company and each of its subsidiaries is in compliance in all material respects with all terms and conditions of such Permits.

    (c) There are no past or present or, to the knowledge of the Company, future events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to (i) interfere with or prevent compliance or continued compliance by the Company or any of its subsidiaries with any environmental, health and safety laws governing the Company's or any of its subsidiaries' operations or with any Law, Order, notice or demand letter issued, entered, promulgated or approved thereunder or (ii) give rise to any material liability of the Company or any of its subsidiaries under any environmental, health and safety law governing the Company's or any of its subsidiaries' past, present and currently contemplated future operations. The Company has not received any written or oral notice of violation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal (including off-site disposal), transport or handling, or the emission, discharge, release or threatened release into, or migration through, the environment, of any hazardous or toxic substance or waste (including petroleum and derivative products), or based on or related to importation or export of goods or services.

    SECTION 3.14. CERTAIN EMPLOYEE MATTERS. (a) No director, officer or, to the knowledge of the Company, other employee of the Company or any of its subsidiaries is a party to or bound by any Contract, or subject to any Order of any Governmental Entity, that may interfere with the use of such director's, officer's or other employee's best efforts to promote the interests of the Company and its subsidiaries, conflict with the business of the Company or any of its subsidiaries (as now conducted or as proposed to be conducted) or the transactions contemplated by this Agreement or could reasonably be expected to have a material adverse effect on the Company. No activity of any employee of the Company or any of its subsidiaries as or while an employee of the Company or any such subsidiary has caused a violation of any employment agreement, confidentiality agreement, patent disclosure agreement or other Contract. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation to or loss of a material benefit under, any Contract under which any such employees are now obligated.

    (b) All former and current employees, contractors and consultants of the Company and each of its subsidiaries including any employee employed by both the Company or any of its subsidiaries, on the one hand, and TriNet Employer Group, Inc. ("TriNet"), on the other hand, including all employees, contractors and consultants involved in the development of Intellectual Property of the Company and each of its subsidiaries, have executed and delivered to the Company a confidential information agreement in substantially the form attached as Exhibit C hereto restricting such person's right to use and disclose confidential information of the Company and its subsidiaries. All such persons have been party to a proprietary rights agreement in a form substantially similar to that attached as Exhibit C hereto with the Company, during the entire term of each such person's employment with or retention by the Company or by TriNet, pursuant to which either (i) in accordance with applicable Federal, state and foreign law, the Company has been accorded full, effective, exclusive and original ownership of all Intellectual Property thereby arising or
(ii) there has been conveyed to the Company by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property including inventions relating to the business of the Company and its subsidiaries and thereby arising within the scope of their employment or engagement by or with the Company or TriNet, copies of which agreements have been made available to Parent prior to the date hereof. No employee, contractor or consultant has made any alteration or modification to the form of agreement attached as Exhibit C hereto. No employee, contractor or consultant associated with any person who has contributed to, or participated in, the conception and development of Intellectual Property for the Company or any of its subsidiaries has asserted or threatened any claim against the Company or such subsidiary in connection with such person's involvement in the conception and development of such Intellectual Property and to the knowledge of the Company no such person has a reasonable basis for any such claim.

    (c) None of the Company or any of its subsidiaries, or any of their respective officers, employees or (to the knowledge of the Company or such subsidiary) contractors or consultants, has any patents issued or applications pending for any device, process, method, design or invention of any kind now used or needed by the Company or such subsidiary in the furtherance of its business operations as presently conducted or as proposed to be conducted by the Company or such subsidiary, which patents or applications have not been assigned to the Company or such subsidiary with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

    (d) None of the employees of the Company or any of its subsidiaries are represented by any union with respect to their employment by the Company or such subsidiary. Since the date of its incorporation, neither the Company nor any of its subsidiaries has experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements. The Company and each of its subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. The Company has not received notice of any unfair labor practice charge or complaint against the Company or any of its subsidiaries which is pending and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company threatened before the National Labor Relations Board or any comparable state or foreign agency or authority. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company or any of its subsidiaries. No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its subsidiaries. No grievance which could reasonably be expected to have a material adverse effect on the Company, nor any arbitration proceeding arising out of collective bargaining agreements, is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

    (e) Section 3.14(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all current employees of the Company and each of its subsidiaries, including their title and current compensation and whether any such employee was, to the knowledge of the Company, formerly an employee of Parent.

    (f) Section 3.14(f) of the Company Disclosure Schedule sets forth (i) the name of each employee of the Company entitled to severance benefits actually payable as of the Effective Time or upon termination of employment after the Effective Time pursuant to any individual employment, severance, termination or change of control agreement or arrangement between the Company or any of its subsidiaries and such employee, (ii) the category or type of each such severance benefit to which such employee is entitled, (iii) the aggregate value of each such severance benefit actually payable as of the Effective Time and each such severance benefit that would be payable upon termination of employment after the Effective Time and (iv) the aggregate value of severance that would be paid to each employee set forth on Section 3.14(f) of the Company Disclosure Schedule upon termination of employment based on the terms of any severance plan or plans applicable to such employee in effect at the Effective Time.

    SECTION 3.15. BENEFIT PLANS. (a) Section 3.15(a) of the Company Disclosure Schedule contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company and its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") or any entity that is considered a co-employer with the Company or any Commonly Controlled Entity for the benefit of any present or former officers, employees, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans"). The Company has delivered to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. No Benefit Plan is a defined benefit plan (within the meaning of Section 3(35) of ERISA) or is subject to Title IV of ERISA or the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA.

    (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. The Company has received no notice, and to the Company's knowledge, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

    (c) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans and any applicable collective bargaining agreement have been timely made.

    (d) Each Benefit Plan that is a Pension Plan (hereinafter, a "Company Pension Plan") has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. The Company has delivered to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to Parent a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received. No event has occurred that could subject any Company Pension Plan to tax under Section 511 of the Code.

    (e) With respect to each Benefit Plan, (i) there has not occurred any prohibited transaction in which the Company or any of its employees has engaged that could subject the Company or any of its employees, or, to the knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA, and
(ii) neither the Company or, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or, to the knowledge of the Company, any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

    (f) The list of Welfare Plans in Section 3.15(f) of the Company Disclosure Schedule discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without material liability to the Company at any time after the Closing Date. The Company and its subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

    (g) No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement and no amount payable to any employee of the Company or its subsidiaries as a result of the transactions contemplated by this Agreement or otherwise will fail to be deductible by reason of Section 280G of the Code.

    (h) All options (whether or not currently outstanding) granted to individuals which were intended to qualify as "incentive stock options" under
Section 422 of the Code so qualify and the Company will have no liability to any of such individuals if it should be determined that such options do not qualify as incentive stock options.

    SECTION 3.16. INSURANCE. Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list and description, including annual premiums and deductibles, of all policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance presently in effect on the date hereof with respect to the Company's and its subsidiaries' business, true and complete copies of which have been delivered to, or made available for review by, Parent. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company and each of its subsidiaries, of the kinds, in the amounts and against the risks required to comply with applicable Law. The Company reasonably believes such policies are sufficient to protect the properties, assets, operations and business of the Company and each of its subsidiaries against the risks of the sort normally insured by similar businesses. No notice of cancelation or termination has been received with respect to any such policy.

    SECTION 3.17. CUSTOMERS; EFFECT OF TRANSACTION. (a) The Company does not have any customer to whom it made more than 5% of its sales during its most recent six-month period. Since the date of the Unaudited Statements, there has not been (i) any material adverse change in the business relationship of the Company with any customer named in Section 3.17(a) of the Company Disclosure Schedule or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. During the past two years, the Company has received no customer complaints concerning its products and services, nor has it had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.

    (b) No creditor, supplier, employee, client or other customer or other person having a material business relationship with the Company or any of its subsidiaries has informed any executive officer of the Company or such subsidiary orally or in writing or has informed the Company or such subsidiary in writing that such person intends to materially change the relationship because of the transactions contemplated by this Agreement.

    SECTION 3.18. DISCLOSURE. No representation or warranty by the Company contained in this Agreement and no statement contained in the Company Disclosure Schedule and any certificate or other document or instrument delivered or to be delivered pursuant to this Agreement by the Company or its representatives contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading.

    SECTION 3.19. VOTING REQUIREMENTS. The affirmative vote or consent of each of (a) the holders of a majority of the outstanding shares of Company Common Stock together with the holders of the outstanding shares of Company Preferred Stock, voting as a single class and (b) the holders of 80% of the outstanding shares of Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock, voting as a single class (collectively, the "Shareholder Approval"), are the only votes or consents of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and approve the transactions contemplated hereby.

    SECTION 3.20. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Hambrecht & Quist LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.20 of the Company Disclosure Schedule.

    SECTION 3.21. STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar Law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

    SECTION 3.22. YEAR 2000 COMPLIANCE. All computer and other systems, software (whether embedded or otherwise), hardware and other products (other than motherboards) owned or licensed by the Company or any of its subsidiaries and used in connection with the services provided by the Company and, to the Company's knowledge, all computer and other systems, software (whether embedded or otherwise), hardware and other products (other than motherboards) produced by any third party that are licensed by the Company or any of its subsidiaries under a license that does not explicitly disclaim liability with respect to failures of such products to be Year 2000 Ready, in each case have been written, manufactured and tested to be Year 2000 Ready. For purposes of this Agreement, "Year 2000 Ready" shall mean, with respect to any system, software (whether embedded or otherwise), product, equipment or facility, that such system, product, equipment or facility is capable of correctly processing, providing, receiving and manipulating date data within and between the twentieth and twenty-first centuries, and its operation and functionality has not been adversely affected and will not be adversely affected in any material respect as a result of the advent of the Year 2000.

    SECTION 3.23. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement relating to the Shareholders Meeting (as defined herein) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") will not, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

    SECTION 3.24. CUSTOMER ACCOUNTS RECEIVABLE. All customer accounts receivable of the Company, whether reflected on the Unaudited Statements or subsequently created, have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The Company reasonably believes all such customer accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Unaudited Statements. The Company has good and marketable title to its accounts receivable, free and clear of all Liens. Since the date of the Unaudited Statements, there have not been any write-offs as uncollectible of any accounts receivable of the Company, except for write-offs in the ordinary course of business consistent with past practice.

    SECTION 3.25. CORPORATE NAME. The Company (i) has the exclusive right to use its name as the name of a corporation in any jurisdiction in which the Company does business and (ii) has not received any notice of conflict during the past two years with respect to the rights of others regarding the corporate name of the Company. To the knowledge of the Company, no person is presently authorized by the Company to use the name of the Company.

    SECTION 3.26. ACCOUNTS; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY; OFFICERS AND DIRECTORS. Section 3.26 of the Company Disclosure Schedule sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and its subsidiaries and those persons authorized to sign thereon, (ii) a true and correct list of all powers of attorney granted by the Company and its subsidiaries and those persons authorized to act thereunder and (iii) a true and correct list of all officers and directors of the Company and its subsidiaries.

    SECTION 3.27. TRAFFIC. Section 3.27 of the Company Disclosure Schedule sets forth (A) for each of May, June and July of 1999, pageview information regarding the Company's business, including each of (i) its www.quote.com website, (ii) its OEM partnership with Alpha Microsystems (Stockvue) and (iii) LiveCharts, and (B) as of the last day of each such Month, the number of paid subscribers (excluding trials) for each of the Company's Plus, Q Charts and Q Charts Premium products, which, in each case, are true and correct. The Company has not paid any third party any fee for traffic referrals.

    SECTION 3.28. MINUTE BOOKS, ETC. The minute books, stock certificate book and stock ledger of the Company are complete and correct in all material respects.

    SECTION 3.29. HALLEY'S SOFTWARE. The Company or a subsidiary of the Company owns all of the Software (as defined in Section III.22 of the Agreement and Plan of Merger dated March 9, 1998, among the Company, Halley's Acquisition Corp., Halley's Software, Inc. and Eric S. Hunsader).

    SECTION 3.30. UNDERDELIVERIES UNDER ADVERTISING CONTRACTS. The Company has not underdelivered services in amounts in excess of 100,000 advertising banners per month under any of its advertising Contracts during the six-month period ended August 31, 1999.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Except for items disclosed on the disclosure schedule or on the exhibits or schedules thereto (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates) delivered by Parent to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

    SECTION 4.01. ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and otherwise hold and operate its assets and to carry on its business as now being conducted.

    SECTION 4.02. AUTHORITY; NONCONTRAVENTION. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, when executed and delivered by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien, in or upon any of the properties or assets of Parent under, any provision of (i) the charter or by-laws of Parent or Sub, (ii) any Contract applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) Law or (B) Order, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing with the SEC of the Form S-4 and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (2) the filing of the California Agreement of Merger with the Secretary of State of the State of California and the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    SECTION 4.03. CAPITAL STOCK OF PARENT. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, of which 94,900,701 shares were issued and outstanding on July 31, 1999, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued or outstanding. Except as set forth in Section 4.03 of the Parent Disclosure Schedule, all of the issued and outstanding shares of Parent Common Stock are (and all shares of Parent Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, shall be) duly authorized, validly issued, fully paid and nonassessable, and none of such shares has been or will be issued in violation of any applicable preemptive rights.

    (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.

    SECTION 4.04. PARENT SEC DOCUMENTS. Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since August 1, 1997 (collectively, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

    SECTION 4.05. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Documents"), since the date of the most recent financial statements included in the Parent Filed SEC Documents, Parent has conducted its business only in the ordinary course and there has not been any material adverse change with respect to Parent.

    SECTION 4.06. LITIGATION. There is no action, suit, proceeding, claim, arbitration or to the knowledge of Parent investigation pending or as to which Parent or any of its subsidiaries has received any notice of assertion that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger.

    SECTION 4.07. TAXES. Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 4.08. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    SECTION 4.09. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation in the Form S-4.

    SECTION 4.10. BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE V
                                   COVENANTS

    SECTION 5.01. COVENANTS OF THE COMPANY. (a) During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent or as specifically contemplated by this Agreement, the Company shall, and shall cause its subsidiaries to, use their reasonable best efforts to carry on their respective businesses in the ordinary course (unless, as to a particular action, Parent withholds its written consent under this Section 5.01(a)) consistent with recent past practice and use their reasonable best efforts to comply in all material respects with all applicable laws, rules and regulations and, to the extent consistent therewith, use their reasonable best efforts to preserve their material assets and material technology and preserve their relationships with material customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent or as specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

        (i) (x) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its subsidiaries, including any Stock Option;

        (ii) issue, deliver, sell, pledge or otherwise encumber or authorize or propose the issuance, delivery, sale, pledge or other encumbrance of, any shares of its capital stock, or any other securities of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than
    (w) the Hunsader Shares, (x) the conversion of shares of any class of Company Preferred Stock in accordance with their current terms or any conversion into shares pursuant to and in accordance with their current terms of the Company Convertible Debt, (y) the issuance of Company Capital Stock upon the exercise of Stock Options and Warrants in accordance with their respective current terms and (z) the issuance of Stock Options granted in the ordinary course of business, consistent with past practice, (I) to new employees of the Company and to Mr. Francis Gagnon, in each case, as set forth in Section
    3.03 of the Company Disclosure Schedule, such Stock Options representing in the aggregate not more than 21,500 shares of Company Common Stock, (II) to employees of the Company in connection with regular performance reviews, such Stock Options representing in the aggregate not more than 100,000 shares of Company Common Stock and not more than 10,000 shares of Company Common Stock to any one employee and (III) to new employees hired pursuant to clause (xvi) of this Section 5.01(a), such Stock Options representing in the aggregate not more than 100,000 shares of Company Common Stock and not more than 15,000 shares of Company Common Stock to any one new employee.

        (iii) amend or propose to amend its amended and restated articles of incorporation or amended and restated by-laws or similar organizational documents;

        (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other entity or division thereof or (y) any assets which, in the aggregate, are in excess of $100,000;

        (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (other than the sale or other disposition of the 40,000 shares of common stock of Cybernet Data Systems, Inc. (doing business as EDGAR Online, Inc., a public company) held by the Company), except sales in the ordinary course of business consistent with recent past practice;

        (vi) except pursuant to agreements in effect prior to the date hereof and set forth in Section 5.01(a)(vi) of the Company Disclosure Schedule, incur any Indebtedness or Guarantee any such Indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any Indebtedness of the Company or any of its subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person;

        (vii) make or agree to make any new capital expenditure or expenditures which, in the aggregate, are in excess of $100,000;

        (viii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with recent past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against on the balance sheet of the Company as of July 31, 1999, or incurred since July 31, 1999, in the ordinary course of business consistent with recent past practice, or waive any material benefits of, or agree to modify in any materially adverse respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

        (ix) except in the ordinary course of business, modify, amend or terminate any material Contract to which the Company or such subsidiary is a party or waive, release or assign any material rights or claims thereunder;

        (x) enter into any Contracts relating to (x) the distribution, sale, license or marketing by third parties of the Company's or such subsidiary's products or products licensed by the Company or such subsidiary or (y) material Intellectual Property (other than, in each case, in the ordinary course of business consistent with recent past practice);

        (xi) except as otherwise contemplated by this Agreement or as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) terminate, adopt, enter into or amend any collective bargaining agreement or Benefit Plan, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (C) pay any material benefit not provided for under any Benefit Plan, (D) increase in any manner the severance or termination pay of any director, officer or employee, (E) enter into (I) any employment, severance, termination or indemnification agreement, or consulting agreement (other than in the ordinary course of business consistent with past practice), with any current or former director, officer, employee or consultant or (II) any agreements with any current or former director, officer, employee or consultant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature contemplated by this Agreement, (F) grant any awards under any Benefit Plan (including the grant of Stock Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, contract, agreement or arrangement or Benefit Plan or (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan; PROVIDED, HOWEVER, that (1) the Company shall have the right to accelerate, in full or in part, the vesting of Stock Options held by employees whose service is terminated by the Company without cause prior to the Effective Time and such termination is at the written request, or with the prior written consent, of Parent and (2) the Company shall have the right to offer severance packages consistent with the Company's past severance practices to employees whose service is terminated by the Company without cause prior to the Effective Time and such termination is at the written request, or with the prior written consent of Parent, but in no case shall any such severance package exceed more than four (4) weeks of the employee's current base salary;

        (xii) except as otherwise contemplated by this Agreement, enter into any material Contract, other than Contracts for the sale or licensing of the Company's products in the ordinary course of business;

        (xiii) revalue any of its material assets or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

        (xiv) knowingly or intentionally take any action that would or could reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Merger set forth in Article VII not being satisfied;

        (xv) commence any Litigation (other than Litigation relative to collections of accounts receivable or as a result of Litigation commenced against the Company or any of its subsidiaries);

        (xvi) hire no more than three employees, except to replace employees terminated after the date of this Agreement and prior to the Effective Time; provided, that no employee shall be hired after the date of this Agreement unless such person executes a written agreement with the Company in which such person acknowledges that the Company is party to this Agreement and that such person will not be entitled to receive any severance or other termination pay in the event of his or her termination by Parent or the Company; and

        (xvii) authorize any of, or commit, resolve or agree to take any of, the actions prohibited by clauses (i) through (xvi) above.

    (b) CERTAIN TAX MATTERS. (i) TAX RETURNS. (A) During the period from the date of this Agreement to the Effective Time, the Company, and each of its subsidiaries and each Company Consolidated Group shall timely file or cause to be timely filed all Tax Returns ("Post-Signing Returns") required to be filed by it (after taking into account any applicable extensions) (in each case, at the Company's own cost and expense and in a manner that is consistent with past practice and that is not reasonably likely to defer income to a taxable period that ends after the Closing Date or to accelerate deductions to a taxable period that ends on or before the Closing Date).

    (B) The Company and each of its subsidiaries shall timely pay all Taxes due and payable in respect of such Post-Signing Returns that are filed pursuant to
Section 5.01(b)(i)(A) of this Agreement.

        (ii) COMPANY COVENANTS. (A) The Company shall accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by the Company and each of its subsidiaries for which no Post-Signing Return is due prior to the Effective Time.

           (B) Prior to the Effective Time, the Company and each of its subsidiaries shall promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any Tax. Neither the Company nor any of its subsidiaries shall settle or compromise any such Action without Parent's prior written consent (which consent shall not be unreasonably withheld).

           (C) Prior to the Effective Time, neither the Company nor any of its subsidiaries shall make or change any material Tax election, amend any Tax Return or take any other action (or fail to take any other action) in respect of Taxes, in each case, if such action (or failure to take action) could reasonably be expected to have the effect of increasing the Tax liability of Parent or any of its affiliates (including, after the Closing Date, the Company and its subsidiaries) with respect to a taxable period that ends after the Closing Date.

        (iii) Additional Tax Matters. (A) Any and all existing Tax sharing agreements or arrangements between the Company and/or any subsidiary, on the one hand, and any other party, on the other hand, shall be terminated as of the Closing Date. After such date, none of the Company or any of its subsidiaries shall have any obligations thereunder.

           (B) All stock transfer, real property transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions thereto) incurred in connection with the transactions contemplated by the Agreement shall be borne by the Company, and the Company shall indemnify Parent or any of its affiliates for any such Taxes incurred as a result of the Company's failure timely to pay such Taxes.

           (C) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent and the Company, certifying that the transactions contemplated by this Agreement are not subject to the Foreign Investment in Real Property Tax Act.

    (c) ADVICE OF CHANGES; FILINGS. The Company and each of its subsidiaries shall (i) confer on a regular and frequent basis with Parent to report on operational matters and other matters requested by Parent and (ii) promptly advise Parent orally and in writing of any change or event which could reasonably be expected to have a material adverse effect on the Company. If Parent delivers notice to the Company that the Company or any of its subsidiaries is not in compliance with clause (i) of the preceding sentence, Parent shall in such notice set forth a proposed schedule for such discussions to achieve such compliance and the Company shall have five days from receipt of such notice to conform to such schedule. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Federal, state, local or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

    SECTION 5.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the foregoing, it is understood that any action of any director, officer or employee of the Company or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company if such action is a violation of or inconsistent with the restrictions set forth in the preceding sentence. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its subsidiaries, for a merger, consolidation, combination, reorganization, acquisition, recapitalization, joint venture, dissolution, liquidation or other business combination or similar transaction involving, or any purchase of, more than 15% of the assets of the Company or any of its subsidiaries or more than 15% of any class of capital stock of the Company or any of its subsidiaries.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, confidentiality agreement or other agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

    (c) The Company shall advise Parent orally and in writing promptly (and in any event within 24 hours) after the making of any Takeover Proposal or any inquiry or communication with respect to or that could reasonably be expected to lead to any Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry, and, in each case, the terms and conditions thereof, including any amendment or other modification to the terms of any such Takeover Proposal or inquiry or communication. The Company shall keep Parent fully informed of the status, including any change to the details of any such Takeover Proposal or inquiry or communication on a prompt basis.

    SECTION 5.03. OTHER ACTIONS. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article VII not being satisfied.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01. PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT; SHAREHOLDERS MEETING. (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare the Proxy Statement and the Form S-4 and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. If the SEC requires a Tax opinion in connection with the filing of the Form S-4, the Company shall cause Brobeck, Phleger & Harrison LLP, counsel to the Company, to provide such opinion in the form required by the SEC. The issuance of such opinion shall be conditioned upon the receipt by Brobeck, Phleger & Harrison LLP of customary representation letters from each of the Company and Parent in a form previously agreed to by the parties. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plan. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement.

    (b) The Company will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving and adopting this Agreement and approving the transactions contemplated by this Agreement (including the issuance of the Hunsader Shares). The Company will, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and approval of the transactions contemplated by this Agreement (including the issuance of the Hunsader Shares). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

    (c) In the event that the Form S-4 appears unlikely to become effective within sixty (60) days after the date of this Agreement, then at the Company's written request and if consented to in writing by Parent, Parent and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued pursuant to this Agreement pursuant to
Section 3(a)(10) of the Securities Act and the rules and regulations promulgated thereunder.

    SECTION 6.02. ACCESS TO INFORMATION. Upon reasonable notice, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its employees, properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries, accountants, counsel and other advisors to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent will treat any such information which is nonpublic as confidential in accordance with the terms of the Mutual Confidentiality and Nondisclosure Agreement dated as of May 25, 1999 (the "Confidentiality Agreement"), between Parent and the Company, until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Parent shall promptly upon request return or destroy all nonpublic documents obtained from the Company, and any copies made of such documents, to the Company.

    SECTION 6.03. LEGAL CONDITIONS TO MERGER. Each of the Company, Parent and Sub will use reasonable efforts to take, and will cause each of its subsidiaries to use reasonable efforts to take, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including cooperating fully with the other parties hereto, furnishing all information to each other in connection with any requirements imposed upon any party in connection with the Merger). Each of the Company, Parent and Sub will, and will cause each of its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of, or enter into any licensing or similar arrangement with respect to, any material assets.

    SECTION 6.04. STOCK OPTIONS; WARRANTS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (if any) as may be required to effect the following:

        (i) adjust the terms of all outstanding stock options (the "Stock Options") granted under the Company Stock Plan, whether vested or unvested, as necessary to provide that, at the Effective Time, each such Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (2) the Common Stock Exchange Ratio (each, as so adjusted, an "Adjusted Option"), PROVIDED that such exercise price shall be rounded up to the nearest whole cent; and

        (ii) make such other changes to the Company Stock Plan as Parent and the Company may agree are appropriate to give effect to the Merger.

    (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plan, with the result that all obligations of the Company under the Company Stock Plan, including with respect to Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time.

    (d) Prior to the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

    (e) As soon as practicable and in any event within 30 days after the Effective Time, Parent shall deliver to the holders of unvested Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plan and the agreements evidencing the grants of such Stock Options and that such Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

    (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

    (g) Except as otherwise contemplated by this Section 6.04 and except to the extent required under the respective terms of the Stock Options or Company Stock Plan, all restrictions or limitations on transfer with respect to Stock Options awarded under the Company Stock Plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

    (h) At the Effective Time, by virtue of the Merger and without the need for any further corporate action, each Warrant outstanding immediately prior to the Effective Time shall be automatically converted into an option or warrant to acquire, on the same terms and conditions as were applicable under such Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Capital Stock subject to such Warrant by the applicable Merger Consideration with respect such shares of Company Capital Stock (as provided in Section 2.01(c)), at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Capital Stock otherwise purchasable pursuant to such Warrant divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Warrant; PROVIDED, HOWEVER, that such exercise price shall be rounded up to the nearest whole cent.

    (i) The Company acknowledges, and shall cause the plan administrator under the Company Stock Plans to acknowledge, that the provisions of this Section 6.04 shall be deemed to satisfy any requirement of comparability under any such Company Stock Plan or any option agreement evidencing an option grant thereunder so that no option which is unvested immediately prior to the Closing shall become vested as a result of the transactions contemplated by this Agreement.

    SECTION 6.05. FEES AND EXPENSES. Except as provided above in Section 5.01(b), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    SECTION 6.06. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    SECTION 6.07. INDEMNIFICATION. From and after the Effective Time, the Surviving Corporation shall (and, in the event of the liquidation, dissolution or winding up of the Surviving Corporation, Parent shall) fulfill and honor in all respects any indemnification obligations of the Company owed to its directors and officers (the "Indemnified Parties") under the Company's Amended and Restated Articles of Incorporation and Amended and Restated By-laws as in effect on the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law. This Section 6.07 shall survive the consummation of the Merger, is intended to benefit each Indemnified Party, shall be binding upon the successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

    SECTION 6.08. QUOTATION. To the extent Parent does not issue treasury shares in the Merger or under the Company Stock Plan which are already quoted on the Nasdaq, Parent shall file an application with the Nasdaq for the quotation of the shares of Parent Common Stock issuable in the Merger on the Nasdaq and shall use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger, under the Company Stock Plan or upon exercise of the Warrants to be approved for quotation on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

    SECTION 6.09. LITIGATION. The Company shall provide to Parent immediate written notice and copies of all pleadings and correspondence in connection with any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

    SECTION 6.10. TAX TREATMENT. Each of Parent and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and shall use reasonable efforts to obtain both the opinion of counsel referred to in Section 6.01(a) and the opinion of counsel referred to in Section 7.03(c), including the execution of the letters of representation referred to therein.

    SECTION 6.11. LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use its reasonable efforts to cause to be delivered to Parent two "comfort" letters in customary form from PricewaterhouseCoopers LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent.

    SECTION 6.12. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use its reasonable efforts to cause to be delivered to the Company two "comfort" letters in customary form from KPMG Peat Marwick LLP, Parent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in the form customarily given to underwriters in securities offerings of Parent in the past.

    SECTION 6.13. AFFILIATES. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who may be deemed, in the Company's reasonable judgment, at the time this Agreement is submitted for approval and adoption to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

    SECTION 6.14. SHAREHOLDERS AGREEMENT LEGEND. The Company will inscribe upon any Certificate representing Subject Shares (as such term is defined in the Shareholders Agreement) submitted to the Company by a Principal Shareholder in connection with any proposed transfer of any Subject Shares by such Principal Shareholder the following legend: "THE SHARES OF COMMON STOCK, NO PAR VALUE, OF QUOTE.COM, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 2, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF QUOTE.COM, INC.".

    SECTION 6.15. EMPLOYEE BENEFITS. (a) Parent shall, or shall cause the Company to, give individuals who are employed by the Company or any of its subsidiaries as of the Effective Time and who remain employees of the Company or such subsidiary following the Effective Time (each such employee, an "AFFECTED EMPLOYEE") full credit to the extent each such Affected Employee has been credited with service under each comparable employee benefit plan or arrangement maintained by the Company immediately prior to the Effective Time (i) for purposes of eligibility and vesting under each employee benefit plan or arrangement maintained by Parent or the Company for such Affected Employees' service with the Company and (ii) for purposes of vacation accrual.

    (b) Parent shall use reasonable best efforts, or shall cause the Company, to
(i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such Affected Employees may be eligible to participate in after the Effective time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employee immediately prior to the Effective Time and (ii) provide each Affected Employee with credit for the remaining short plan year for any co-payments and deductibles paid under each comparable welfare plan maintained by the Company prior to the Effective Time in satisfying any applicable deductible or co-payment requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

    (c) Following the Effective Time, Parent shall provide (or shall cause the Company to provide) benefits to the Affected Employees that are at least as favorable, taken as a whole, as the benefits currently provided to employees of Parent performing functions similar to those to be performed by such Affected Employees after the Effective Time.

    SECTION 6.16. TRANSITION TEAM. Immediately following the execution of this Agreement, the parties will create a special transition team (the "Transition Team") comprised of the individuals from Parent and the Company set forth in Annex I hereto and the Company will make available to the Transition Team sufficient office space, facilities and support within its corporate headquarters. Parent and the Company will consult with each other regarding the business and operations of the Company and its subsidiaries and the Transition Team will have the authority to make recommendations to the chief executive officer of the Company (including with regard to marketing and promotional expenditures, hiring, review and termination of sales and general and administrative employees and the entering into, renewal and termination of OEM Contracts) prior to the Effective Time. In addition, the Transition Team will develop recommendations concerning the future operations of the Surviving Corporation and its subsidiaries following the Effective Time.

    SECTION 6.17. HUNSADER PAYMENT. As of immediately prior to the Effective Time, the Company shall (i) terminate the Consulting Agreement dated as of March 9, 1998, between the Company and Eric S. Hunsader, as amended by the letter agreement dated May 11, 1999 (the "Hunsader Consulting Agreement"), (ii) issue to Mr. Hunsader the number of shares of Company Common Stock (the "Hunsader Shares") which would entitle Mr. Hunsader to receive, upon conversion in the Merger in accordance with Section 1.02(c), an amount of shares of Parent Common Stock having a value equal to the product obtained by multiplying (A) .5 by (B) a fraction the numerator of which is the aggregate amount payable pursuant to
Section 7(C)(i) of the Hunsader Consulting Agreement as a result of the consummation of the Merger and after giving effect to the Merger Consideration to be received by Mr. Hunsader in the Merger with respect to the shares of Company Common Stock owned by Mr. Hunsader (other than the Hunsader Shares) (the "Hunsader Amount") and the denominator of which is the Closing Date Average Closing Price and (iii) pay to Mr. Hunsader one-half of the Hunsader Amount in cash (the "Hunsader Cash").

    SECTION 6.18. WAIVERS. The Company shall use its reasonable best efforts to cause to be delivered to Parent the written waiver set forth in Section 6.18 of the Company Disclosure Schedule, in form and substance reasonably satisfactory to Parent.

                                  ARTICLE VII
                                   CONDITIONS

    SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a) SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.

        (b) GOVERNMENTAL APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity which is required by law to be obtained or expired prior to consummating the Merger, or shall have been filed, occurred or been obtained.

        (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (collectively, "Legal Restraints") shall be in effect.

        (d) QUOTATION. The shares of Parent Common Stock issuable to the Company's shareholders as contemplated by this Agreement shall have been approved for quotation on the Nasdaq, subject to official notice of issuance.

        (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order or, if applicable, the provisions of Section 6.01(c) shall have been satisfied and evidence satisfactory thereof shall have been delivered to each party.

    SECTION 7.02. CONDITIONS OF OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Parent and Sub:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

        (c) CONSENTS, ETC. There shall have been obtained or issued all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities legally required to effect the Merger and the other transactions contemplated hereby and (ii) all other Governmental licenses, consents, approvals, authorizations, qualifications and orders of Governmental Entities or other third parties required under Contracts or otherwise in connection with this Agreement and the transactions contemplated hereby, except, in the case of this clause (ii), for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to (x) have a material adverse effect on the Company or Parent or (y) interfere in any material respect with the ability of Parent to operate the business of the Company after the Closing in substantially the same manner it was conducted prior to the Closing.

        (d) NO LITIGATION. There shall not be pending any suit, action or proceeding brought by any Governmental Entity, or any suit, action or proceeding with a reasonable probability of success brought by any other third party, (i) challenging or seeking to restrain or prohibit the consummation of the Merger; or (ii) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Merger; or (iii) seeking to prohibit Parent or any of its affiliates from effectively controlling in any material respect a substantial portion of the business or operations of the Company or its subsidiaries.

        (e) LEGAL RESTRAINT. No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (d) of this Section 7.02 shall be in effect.

        (f) DISSENTING SHARES. Not more than 5.0 percent of the aggregate number of outstanding shares of Company Capital Stock shall constitute Dissenting Shares.

        (g) COMPANY INDEBTEDNESS, HUNSADER PAYMENT, COMPANY EXPENSES AND CLOSING DATE CASH. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer certifying (i) the aggregate principal amount of Company Indebtedness outstanding as of the Closing Date and the portion thereof constituting Company Indebtedness owed to holders of Company Preferred Stock, (ii) that the Hunsader Shares have been issued and the Hunsader Cash has been paid to Mr. Hunsader in full satisfaction of the Company's obligations under Section 7(C)(i) of the Hunsader Consulting Agreement,
    (iii) the aggregate amount of all Company Expenses, (iv) that the aggregate amount of the Company Expenses set forth in the immediately preceding clause
    (iii) represents the entire amount of Company Expenses and that there are no anticipated additional Company Expenses and (v) the amount of cash owned by the Company as of the Closing Date (the "Closing Date Cash").

        (h) ESCROW AGREEMENT. The Escrow Agreement in the form attached hereto as Exhibit E shall be in full force and effect.

        (i) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The Employment and Non-Competition Agreements with each of the employees of the Company set forth in Section 7.02(i) of the Company Disclosure Schedule shall be in full force and effect.

        (j)  TERMINATION OF AGREEMENTS.  Each of the agreements set forth in
    Section 7.02(j) of the Company Disclosure Schedule shall have been terminated, effective no later than the Effective Time.

        (k) NON-EMPLOYEE OPTIONS AND WARRANTS. The Company shall have caused each Non-Employee Option and Warrant to be amended prior to the Effective Time so as to comply with Section 6.04(h) of this Agreement.

        (l) HUNSADER LETTER AGREEMENT. The letter agreement dated September 1, 1999, between Parent and Eric S. Hunsader shall be in full force and effect.

    SECTION 7.03. CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by the
Company:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

        (c) TAX OPINION. The Company shall have received from Brobeck, Phleger & Harrison LLP, counsel to the Company, on the Closing Date, an opinion, dated as of such date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such Tax counsel of customary representation letters from each of the Company and Parent. Such representation letters and such opinion shall be in a form previously agreed to by the parties.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

        (a) by mutual consent of Parent and the Company;

        (b) by either Parent or the Company if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other set forth in this Agreement which breach is incapable of cure or, if capable of cure, shall not have been cured within twenty business days following receipt by the breaching party of notice of such breach;

        (c) by either Parent or the Company if any Legal Restraint shall have become final and nonappealable;

        (d) by either Parent or the Company if the Shareholder Approval shall not have been obtained at the Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; or

        (e) by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time.

    SECTION 8.02. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any wilful breach of any covenant or agreement contained in this Agreement prior to such termination; and except that Section 6.05, this Section 8.02, Article IX and the last sentence of Section 6.02 shall continue in effect.

    SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, but no amendment shall be made which by law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time of for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance of the other party with any of the agreements or conditions to its obligations contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time for purposes of the Escrow Agreement.

    SECTION 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties to this Agreement at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to Parent or Sub, to

        Lycos, Inc.
       400-2 Totten Pond Road
       Waltham, MA 02451-2000
       Attention: Jeffrey M. Snider
       Telecopy No.: (781) 370-2600
       with a copy to
       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, NY 10019-7475
       Attention:  Scott A. Barshay, Esq.
       Telecopy:  (212) 474-3700

    (b)  if to the Company, to

        Quote.com, Inc.
       850 North Shoreline Blvd.
       Mountain View, CA 94043-1931
       Attention:  Robert Honeycutt, President
                 and CEO
       Telecopy: (650) 930-1111
       with a copy to:
       Brobeck, Phleger & Harrison LLP
       Two Embarcadero Place
       2200 Geng Road
       Palo Alto, CA 94303
       Attention:  Curtis L. Mo, Esq.
                 Rod J. Howard, Esq.
       Telecopy:  (650) 496-2885

    SECTION 9.03.  DEFINITIONS.  For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and, for purposes of
    Section 3.10(d) only, shall include (i) any director or officer of such person and (ii) any person owning 5% or more of the voting securities of such person;

        (b) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry and investigation.

        (c) "material adverse effect" means, when used in connection with the Company or Parent, any state of facts, change, effect, condition, development, event or occurrence that has been, is or could reasonably be expected to be materially adverse to the business, assets, condition (financial or other) or results of operations of such party and its subsidiaries, taken as a whole, other than (i) any state of facts, change, effect, condition, development, event or occurrence arising directly as a result of (A) this Agreement or the transactions contemplated hereby or the announcement thereof (including (x) loss of personnel (including severance and option acceleration liabilities), customers or suppliers or (y) the delay or cancelation of orders for products, but excluding the Hunsader Consulting Agreement) or (B) material changes in general economic or business conditions in the industry and market in which the Company or Parent, as the case may be, operates or (ii) in the case of Parent, any decrease in the price per share of Parent Common Stock or any state of facts, change, effect, condition, development, event or occurrence arising out of or relating to any decrease in the price per share of Parent Common Stock;

        (d) "person" means an individual, corporation, company, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity;

        (e) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

    SECTION 9.04. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as expressly set forth in Sections 6.04 and 6.07 of this Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 9.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE LAWS OF CALIFORNIA ARE MANDATORILY APPLICABLE TO THE MERGER.

    SECTION 9.06. PUBLICITY. Except as otherwise required by law or, in the case of Parent, the rules of the Nasdaq, for so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The parties hereto have agreed upon the form of a joint press release announcing the execution of this Agreement and the transactions contemplated hereby.

    SECTION 9.07. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    SECTION 9.08. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

    SECTION 9.09. EXHIBITS AND SCHEDULES; INTERPRETATION. The headings contained in this Agreement or in any Exhibit or Schedule thereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed to this Agreement or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit to this Agreement but not otherwise defined herein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, this reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, (a) the words "include", "includes" and "including" shall be deemed followed by the words "without limitation" and (b) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

    SECTION 9.10. CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) any Delaware State court, (b) any Federal court of the United States of America sitting in the State of Delaware and (c) any Federal court of the United States of America sitting in the Northern District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware or California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court, (b) any Federal court of the United State of America sitting in the State of Delaware or
(c) any Federal court of the United States of America sitting in the Northern District of California, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    SECTION 9.11. WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of Litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.

    SECTION 9.12. ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court sitting in the State of Delaware or the Northern District of California or in any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                LYCOS, INC.,

                                 by  /s/ SCOT ROSENBLUM
                                     --------------------------------------
                                     Name: Scot Rosenblum
                                     Title:  Vice President

                                QUICKSILVER ACQUISITION CORP.,

                                 by  /s/ JEFFREY M. SNIDER
                                     --------------------------------------
                                     Name: Jeffrey M. Snider
                                     Title:  Secretary

                                QUOTE.COM, INC.,

                                 by  /s/ ROBERT HONEYCUTT
                                     --------------------------------------
                                     Name: Robert Honeycutt
                                     Title:  President & CEO

                                                                         ANNEX B

                             SHAREHOLDERS AGREEMENT

               SHAREHOLDERS AGREEMENT dated as of September 2, 1999 (this "Agreement"), among LYCOS, INC., a Delaware corporation ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Shareholder" and, collectively, the "Shareholders").

    WHEREAS Parent, Quicksilver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Quote.com, Inc., a California corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS each Shareholder owns the number of shares of capital stock of the Company set forth opposite such Shareholder's name on Schedule A hereto (such shares of capital stock of the Company, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

    WHEREAS as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Shareholder enter into this Agreement.

    NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

    SECTION 1. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as follows:

    (a) ORGANIZATION; AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. To the extent that such Shareholder is an entity other than an individual, such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. The execution and delivery by such Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof, will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien on any properties or assets of such Shareholder pursuant to, (i) any provision of the certificate of incorporation or by-laws or partnership agreement or the comparable organizational documents of such Shareholder, (ii) any Contract to which such Shareholder is a party or by which any of the properties or assets of such Shareholder are bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or its assets. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

    (b) THE SUBJECT SHARES. Such Shareholder is the record and beneficial owner of (or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of), and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule A hereto, free and clear of any Liens. Such Shareholder does not own of record any shares of capital stock of the Company other than the Subject Shares set forth opposite its name on Schedule A hereto, and does not beneficially own any shares of capital stock of the Company other than Subject Shares. Such Shareholder has the sole right to vote and Transfer (as defined below) the Subject Shares set forth opposite its name on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Subject Shares, except as set forth in Sections 3 and 4 of this Agreement.

    SECTION 2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to each Shareholder as follows: Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming due execution by each Shareholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien on any assets of Parent pursuant to, (i) any provision of the charter or by-laws of Parent, (ii) any Contract to which Parent is a party or by which any of its assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its assets. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby.

    SECTION 3. COVENANTS OF EACH SHAREHOLDER. Each Shareholder, severally and not jointly, covenants and agrees as follows:

    (a) At any meeting of the shareholders of the Company called to vote upon the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, is sought, such Shareholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) such Shareholder's Subject Shares in favor of the adoption and approval by the Company of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement (including the issuance of the Hunsader Shares).

    (b) At any meeting of the shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder's vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares of such Shareholder against, and shall not consent to (and shall cause not to be consented to), any of the following (or any agreement to enter into or effect any of the following): (i) any Takeover Proposal or transaction or occurrence which if publicly proposed and offered to the Company and its shareholders (or any of them) would be the subject of a Takeover Proposal (collectively, "Alternative Transactions") or
(ii) any amendment of the Company's Amended and Restated Certificate of Incorporation or Amended and Restated By-laws or other proposal, action or transaction involving the Company or any of its subsidiaries, which amendment or other proposal, action or transaction would or could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or to dilute in any material respect the benefits to Parent of the Merger and the other transactions contemplated by the Merger Agreement, or change in any manner the voting rights of any class or shares of Company Capital Stock (collectively, "Frustrating Transactions").

    (c) Other than this Agreement, such Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any Subject Shares or any interest therein to any person other than pursuant to the Merger Agreement, unless prior to any such Transfer the transferee of such Subject Shares enters into a shareholders agreement with Parent on terms substantially identical to the terms of this Agreement, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Alternative Transaction or Frustrating Transaction or otherwise with respect to the Subject Shares.

    (d) Such Shareholder shall not, and shall not authorize or permit any of its subsidiaries or affiliates (other than the Company) or any of its or their directors, officers, employees, partners, investment bankers, attorneys or other advisors or representatives to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to any Takeover Proposal or the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any person with respect to, any Takeover Proposal.

    (e)(i) Such Shareholder shall use its best efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

       (ii) Such Shareholder shall not, and shall not authorize or permit any of its subsidiaries or affiliates (other than the Company) or any of its or their directors, officers, employees, partners, investment bankers, attorneys or other advisors or representatives to, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement without the prior written consent of Parent, except as may be required by applicable law.

    (f) Such Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Shareholder may have.

    (g) If, at the time the Merger Agreement is submitted for approval to the shareholders of the Company, a Shareholder may be deemed, in the reasonable judgment of Parent or the Company, an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, such Shareholder shall deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit D to the Merger Agreement.

    (h) Such Shareholder shall execute and deliver to Parent the Escrow
Agreement.

    SECTION 4. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY. (a) Each Shareholder hereby irrevocably grants to, and appoints, Parent and Edward M. Philip, its Chief Operating Officer and Chief Financial Officer, Thomas E. Guilfoile, its Vice President, Finance & Administration, and Jeffrey M. Snider, its General Counsel, in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, (i) in favor of the Merger, the adoption and approval by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement (including the issuance of the Hunsader Shares) and (ii) against any Alternative Transaction or Frustrating Transaction.

    (b) Such Shareholder represents that any proxies heretofore given in respect of such Shareholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

    (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

    SECTION 5. FURTHER ASSURANCES. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4.

    SECTION 6. CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Capital Stock, or the acquisition of additional shares of Company Capital Stock or other voting securities of the Company by any Shareholder, the number of Subject Shares listed on Schedule A hereto beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Capital Stock or other voting securities of the Company issued to or acquired by such Shareholder.

    SECTION 7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement. Any purported assignment in violation of this
Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

    SECTION 8.  TERMINATION.  This Agreement shall terminate upon the earlier of
(a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

    SECTION 9. GENERAL PROVISIONS. (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    (b) NOTICES. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Parent in accordance with Section 9.02 of the Merger Agreement and to the Shareholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

    (c) INTERPRETATION. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

    (d) COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

    (e) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto (and the persons specified as proxies in Section 4) any rights or remedies.

    (f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

    (g) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 10. ENFORCEMENT. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of or under or relates to this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby in any court other than any Delaware state court or any Federal court located in the State of Delaware and (iv) waives any right to trial by jury with respect to any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby in any Delaware state court or any Federal court located in the State of Delaware, and hereby further and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

                                          LYCOS, INC.,

                                          by
                                          /s/ Scott Rosenblum
                                          --------------------------------------
                                          Name: Scott Rosenblum
                                          Title: Vice-President

                                          SHAREHOLDERS:

                                          Regis McKenna

                                          /s/ Regis McKenna
                                          --------------------------------------
                                          Name: Regis McKenna

                                          Richard Campione

                                          /s/ Richard Campione
                                          --------------------------------------
                                          Name: Richard Campione

                                          Nosheen Hashemi

                                          /s/ Noosheen Hashemi
                                          --------------------------------------
                                          Name: Noosheen Hashemi

                                          Robert Bennin

                                          /s/ Robert Bennin
                                          --------------------------------------
                                          Name: Robert Bennin

                                          Kevin Westerlund

                                          /s/ Kevin Westerlund
                                          --------------------------------------
                                          Name: Kevin Westerlund
                                          Sequoia Capital VII,
                                          Sequoia Technology
                                          Partners VII,
                                          Sequoia International
                                          Partners,
                                          Sequoia 1995, and
                                          Sequoia 1997

                                          by

                                          /s/ Michael Moritz
                                          --------------------------------------
                                          Name: Michael Moritz
                                          MLS-I L.P.

                                          by

                                          /s/ Marvin Schoffstall
                                          --------------------------------------
                                          Name: Marvin Schoffstall
                                          Title: General Partner

                                          Shawmut Equity Partners,  L.P.
                                          by
                                          /s/ Daniel Doyle
                                          --------------------------------------
                                          Name: Daniel Doyle
                                          Title: Mangaing Director

                                          Highland Capital Partners III

                                          by

                                          /s/ Daniel Nova
                                          --------------------------------------
                                          Name: Daniel Nova
                                          Highland Capital Fund III

                                          by

                                          /s/ Daniel Nova
                                          --------------------------------------
                                          Name: Daniel Nova

                                          Jeffrey Tang

                                          /s/ Jeffrey Tang
                                          --------------------------------------
                                          Name: Jeffrey Tang

                                          Eric Hunsader

                                          /s/ Eric Hunsader
                                          --------------------------------------
                                          Name: Eric Hunsader

                                          AZ Company

                                          by

                                          /s/ John Fitzgerald
                                          --------------------------------------
                                          Name: John Fitzgerald
                                          Title: Director

                                          Joseph Yosi Amran

                                          /s/ Joseph Yosi Amran
                                          --------------------------------------
                                          Name: Joseph Yosi Amran

                                          Avon Kendrick

                                          /s/ Avon Kendrick
                                          --------------------------------------
                                          Name: Avon Kendrick

                                          Dennis Shaler

                                          /s/ Dennis Shaler
                                          --------------------------------------
                                          Name: Dennis Shaler

                                          L.E. Holdings, Ltd.

                                          by
                                          /s/ Laurence Ecker
                                          --------------------------------------
                                          Name: Laurence Ecker
                                          Title: General Partner

                                          Maro Corporation

                                          by
                                          /s/ Mark S. Jones
                                          --------------------------------------
                                          Name: Mark S. Jones

                                          Roger W. Marlin
                                          /s/ Roger W. Marlin
                                          --------------------------------------
                                          Name: Roger Marlin

                                          Peter Smits
                                          by
                                          /s/ Dennis Shaler
                                          --------------------------------------
                                          Name: Dennis Shaler
                                          Title: Attorney in fact for Peter
                                          Smits

                                          Pietro Dova

                                          /s/ Pietro Dova
                                          --------------------------------------
                                          Name: Pietro Dova

                                          Riva Investments

                                          by
                                          /s/ Jim Caviglia
                                          --------------------------------------
                                          Name: Jim Caviglia
                                          Title: Partner

                                          /s/ Ron Cefalu
                                          --------------------------------------
                                          Name: Ron Cefalu

                                                                         ANNEX C

                      INDEMNIFICATION AND ESCROW AGREEMENT

               INDEMNIFICATION AND ESCROW AGREEMENT dated as of [ ], 1999 (this "Agreement"), among LYCOS, INC., a Delaware corporation ("Parent"), STATE STREET BANK AND TRUST COMPANY, as Escrow Agent (the "Escrow Agent"), the shareholders of the Company (as defined below) listed on the signature pages hereto (the "Principal Shareholders") and [ ], as representative of the Principal Shareholders.

    WHEREAS Parent, Quicksilver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Quote.com, Inc. the Company, a California corporation (the "Company"), are parties to the Agreement and Plan of Merger dated as of September 2, 1999 (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS, the Merger Agreement provides that as of the Effective Time (such term and each other term used but not defined herein shall have the meaning assigned to it in the Merger Agreement; notwithstanding the foregoing, the Escrow Agent will have no duty to read or interpret the Merger Agreement and may rely on the use of such defined terms in any communication received by it), share certificates representing 10% of the shares (the "Escrow Shares" or the "Escrow Fund") of Parent Common Stock to be issued in the Merger in accordance with the terms of the Merger Agreement, shall be deposited in escrow, to be held and disposed of by the Escrow Agent as provided herein; and

    WHEREAS, Parent, the Principal Shareholders and the Representative desire the Escrow Agent to serve as the escrow agent, and the Escrow Agent is willing to do so, upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, it is agreed:

                                   ARTICLE I
                                INDEMNIFICATION

    SECTION 1.01. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES. For purposes of this Agreement (and notwithstanding anything to the contrary provided under applicable law or in the Merger Agreement), the representations, warranties, covenants and agreements of the Company contained in the Merger Agreement or in any certificate or other document delivered pursuant thereto or in connection therewith (other than any representation, warranty, covenant or agreement contained in any agreement specifically listed on the Company Disclosure Schedule) shall be deemed to survive the Closing and to remain in full force and effect for the period set forth in Section 1.04, regardless of any investigation made by or on behalf of any party hereto; PROVIDED that any and all rights of indemnification and any and all other remedies relating thereto shall be subject to Section 1.04 and all other limitations contained in this Agreement.

    SECTION 1.02. INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDERS. (a) "Losses" of any person shall mean any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, Taxes, costs and expenses incurred by such person, including interest, penalties, fines, judgments, awards and financial responsibility for investigation and cleanup costs. "Losses" of Parent or its Affiliates (other than the Company) shall also include any Losses incurred by the Company or its subsidiaries (PROVIDED that the existence of any such breach or inaccuracy of any such representation or warranty set forth in Section 1.02(c)(i) shall be determined on the basis set forth in such Section 1.02(c)(i)). As used in this Article I, an "Affiliate" of Parent shall include any direct or indirect subsidiary of Parent and any officer, director or employee of Parent or any such subsidiary. As used in this
Article I, an "Indemnifying Party" shall mean, with respect to any Loss, the person or persons that have agreed to indemnify and hold harmless Parent and its Affiliates with respect to such Loss pursuant to Section 1.02(b), (c) or (d), as provided below.

    (b) Each Principal Shareholder agrees, severally and not jointly, only as to itself, to indemnify and hold harmless each Indemnitee (such term and each other term used herein but not defined in the Merger Agreement shall have the meaning assigned to it in Article VIII or elsewhere herein) from and against any and all Losses (other than Losses relating to Taxes, for which indemnification provisions are set forth in Section 1.02(d)) asserted against, imposed upon, or incurred by such Indemnitee which arise out of or in connection with:

        (i) the failure by such Principal Shareholder to perform any covenant, agreement, obligation or undertaking in this Agreement or in any certificate, instrument, document or agreement delivered by such Principal Shareholder pursuant to or in connection with this Agreement; and

        (ii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including fees) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any Indemnitee with respect to the foregoing.

    (c) Each Principal Shareholder agrees, severally and not jointly, to indemnify and hold harmless, from and after the Effective Time, each Indemnitee from and against any and all Losses (other than Losses relating to Taxes, for which indemnification provisions are set forth in Section 1.02(d)) asserted against, imposed upon, or incurred by such Indemnitee which arise out of or in connection with:

        (i) any inaccuracy in, or any breach of, any representation or warranty of the Company contained in the Merger Agreement, or in any certificate, instrument, document or agreement delivered by the Company pursuant to or in connection with the transactions contemplated thereby (it being agreed that for purposes of determining the existence of any such inaccuracy or breach, all such representations and warranties of the Company that are directly or indirectly qualified as to materiality shall be deemed to be not so qualified);

        (ii) the failure by the Company to perform any covenant or agreement in the Merger Agreement or in any certificate delivered by the Company pursuant to the Merger Agreement, in each of the above cases which is required to be performed at or prior to the Effective Time;

        (iii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including reasonable attorney fees) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any person indemnified under this Section with respect to the foregoing;

        (iv) any obligation of the Company to pay royalties to Eric S. Hunsader pursuant to the Software Marketing Agreement dated March 11, 1997, by and between Eric S. Hunsader and Quote.com, Inc.;

        (v) any termination by Eric S. Hunsader of the Software Tools License Agreement dated April 2, 1997, by and between Eric S. Hunsader and Halley's Software, Inc.; and

        (vi) the termination by Parent or the Company after the Effective Time of Mr. Pietro Dova, Mr. Aaron Barnes, Mr. Akmal Hashmi, Robert Honycutt and Karen Kelley or any of them (including, without limitation, any severance or other termination payments resulting therefrom).

    (d) (i) Each Principal Shareholder agrees, severally and not jointly, to indemnify and hold harmless, from and after the Effective Time, each Indemnitee from and against, (A) all liability for Taxes of the Company and any of its subsidiaries for the Pre-Closing Tax Period; (B) all liability for Taxes (as a result of Treasury regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law) of any person which at any time prior to the Closing is or has ever been affiliated with the Company or any of its subsidiaries or with which at any time prior to the Closing the Company or any of its subsidiaries joins or has ever joined or is or has ever been required to join in filing any affiliated, consolidated, combined, unitary or aggregate Tax Return; (C) all liability for Taxes that result from the Company's (or any of its subsidiaries') failure to withhold from amounts paid by the Company or any of its subsidiaries prior to the Closing Date; (D) all liability for Taxes of the Company or any of its subsidiaries for any Post-Closing Tax Period that result by reason of the application in a Pre-Closing Tax Period of Section 481 of the Code or any comparable provisions of state, local, domestic or foreign Tax law; (E) all liability for Taxes of the Company as a result of a breach of a representation or warranty set forth in Section 3.07 of the Merger Agreement; (F) all liability for Taxes required to be paid after the Closing Date by the Company or any of its subsidiaries under any Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written) to which the Company or any of its subsidiaries is or was a party prior to the Closing; and (G) all liability for reasonable legal and accounting fees and expenses for or with respect to any item in clause (A), (B), (C), (D), (E) or (F) above.

    (ii) In the case of any taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"): (A) real, personal and intangible property Taxes ("Property Taxes") of the Company with respect to which the Indemnitees shall be indemnified shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) the Taxes of the Company (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such Taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of the Company attributable to the ownership by the Company of any equity interest in any partnership or other "flowthrough" entity, as if a Taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date. All indemnification payments hereunder shall be due on the later of (i) the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including with respect to estimated Taxes) and (ii) five business days after Parent notifies the Representative that such Taxes are due (and the amount thereof).

    (iii) Any refund or credit of Taxes of the Company or any of its subsidiaries for a Pre-Closing Tax Period with respect to which the relevant Tax Return was filed by Parent or its subsidiaries after the Effective Time shall be for the account of a Principal Shareholder but only (x) if such refund or credit is received, or a claim with respect to such refund or credit is filed with the relevant Taxing Authority, on or before the close of business on the third anniversary of the Effective Time and (y) to the extent that the amount of such refund or credit does not exceed the aggregate amount of indemnification payments made hereunder by such Principal Shareholder with respect to such Tax for the relevant taxable period. Any refund or credit of Taxes of the Company or any of its subsidiaries for a Straddle Period that meets the requirements of clauses (x) and (y) above shall be equitably apportioned between Parent or its subsidiaries, on the one hand, and the relevant Principal Shareholder, on the other hand.

    (e) For the purposes of the indemnity provided in this Section 1.02, any Losses hereunder shall be determined on the basis of the net effect after giving effect to any actual cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by the Indemnitee as a result of any event giving rise to a claim for such indemnification. The amount of any Losses for which indemnification is provided hereunder shall be net of any amount recovered by the Indemnitee under insurance policies with respect to such Losses. To the extent that an Indemnitee (or its Affiliate) has rights under insurance policies or similar rights in respect of any Loss it shall use its commercially reasonable efforts to exercise such rights. No claim for indemnification under this Article I (other than Sections 1.02(c)(vi) and 1.02(d)) shall be brought under this Agreement (x) unless and until the aggregate amount of all claims for indemnification under this Article I (other than Sections 1.02(c)(vi) and 1.02(d)) exceeds $150,000, and then only to the extent of any such excess or (y) for any individual item where the Loss relating thereto is less than $25,000.

    (f) All Losses (including Losses relating to Taxes) under this Article I shall be calculated in a manner such that the net after-Tax effect of the indemnification payment received by an Indemnitee equals the net after-Tax Loss (including any Loss relating to Taxes) suffered or payable by such Indemnitee for which such indemnification payment is being made. Without limiting the generality of the foregoing, for the purposes of the indemnity provided in this Section 1.02, all Losses (including Losses relating to Taxes) hereunder shall be increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of such indemnification payment. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall later be adjusted to reflect any net Tax cost or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this agreement, the Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such times as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the payment or incurrence of such Loss. Any indemnification payment under this Agreement shall be treated as an adjustment to purchase price.

    SECTION 1.03. THIRD-PARTY CLAIMS. (a) If a claim by a third party (a "Third Party Claim") is made against Parent or any of its Affiliates arising out of a matter for which Parent or such Affiliate is entitled to be indemnified pursuant to Section 1.02, Parent shall promptly notify the Representative in writing of such claim. The failure to notify promptly the Representative hereunder shall not relieve the Principal Shareholders of their obligations hereunder except to the extent (and only to the extent) that the Principal Shareholders are actually and materially prejudiced by such failure. The Principal Shareholders shall be responsible for the fees and expenses of the counsel employed by the indemnified party. In no event shall the Principal Shareholders be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

    (b) The Principal Shareholders shall be entitled to participate in the defense of a Third Party Claim, individually or jointly, through their counsel, at their own expense.

    (c) So long as the Principal Shareholders are participating in the defense of a Third Party Claim in good faith, Parent shall reasonably cooperate with such Principal Shareholders by providing records and information that are reasonably relevant to such Third Party Claim. Parent shall not settle, compromise, admit to liability or confess to judgment with respect to any Third Party Claim without the written consent of the Representative, which consent will not be unreasonably withheld or delayed. No such consent will be required if Parent agrees in writing to forego all claims for indemnification from the Principal Shareholders with respect to such Third Party Claim, or Parent is exposed to Losses in excess of amounts reasonably expected to be received from the Principal Shareholders or to non-monetary remedies; provided, however, that Parent uses reasonable efforts to obtain in such settlement a release of the Principal Shareholders and the Company with respect to all such Third Party Claims.

    SECTION 1.04. TERMINATION OF INDEMNIFICATION. The Escrow Fund shall be held by the Escrow Agent on the terms and subject to the conditions set forth herein until, and the obligations of any Principal Shareholder to indemnify any Indemnitee pursuant to Section 1.02(b), Section 1.02(c) or Section 1.02(d) shall terminate at, the close of business on the first anniversary of the Effective Time (the "Expiration Date"), as certified to the Escrow Agent in writing by Parent, and thereafter, with respect to such amount, if any, as provided in
Section 3.07, to be retained to satisfy any Indemnity Claims with respect to matters not absolute as to liability or not liquidated as to amount at such date but with respect to which Parent shall have given the notice described in
Section 3.01 hereof, until such time as such liability is determined pursuant to the provisions hereof.

    SECTION 1.05.  SOLE AND EXCLUSIVE REMEDY AGAINST THE PRINCIPAL
SHAREHOLDERS. Except with respect to fraud, wilful misconduct or wilful concealment by or on behalf of the Company or a Principal Shareholder, claims against the Escrow Fund pursuant to Article III constitute the Indemnitees' sole and exclusive remedy for damages and monetary relief against such Principal Shareholder pursuant to Sections 1.02(b), (c) or (d) with respect to any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement of the Company in the Merger Agreement or of any Principal Shareholder in this Agreement.

                                   ARTICLE II
                          APPOINTMENT OF ESCROW AGENT;
                               CREATION OF ESCROW

    SECTION 2.01. APPOINTMENT OF ESCROW AGENT. Parent and the Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Escrow Fund, upon the terms and conditions set forth below.

    SECTION 2.02. CREATION OF ESCROW FUND; DEPOSIT OF ESCROW SHARES. (a) Pursuant to the Merger Agreement, at the Effective Time Parent shall deposit in escrow with the Escrow Agent, as escrow agent, a stock certificate or certificates representing the Escrow Shares which shall be registered in the name of the Escrow Agent as escrow agent hereunder, or in the Escrow Agent's discretion, into the name of its nominee. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Fund. The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement. The number of Escrow Shares beneficially owned by each Principal Shareholder is set forth in Schedule 2.04 attached hereto. The Principal Shareholders hereby authorize Parent to deliver directly to the Escrow Agent all dividends and other distributions paid in Parent Common Stock made in respect of any Escrow Shares held in the Escrow Fund, all of which dividends and distributions shall be added to and become part of the Escrow Fund held for the respective Principal Shareholders on account of whose shares such dividends or distributions were paid. Any cash dividends or distributions of property (other than securities) received by the Escrow Agent in respect of the Escrow Fund shall be paid by the Escrow Agent to the Principal Shareholders according to the Escrow Shares held by it for each Principal Shareholder. Parent, upon depositing the Escrow Shares (and upon depositing any dividends and other distributions made in respect of the Escrow Shares which are paid in securities) with the Escrow Agent in the Escrow Fund, as hereinabove provided, shall deliver to the Escrow Agent three copies of a schedule, signed by the chief financial officer or the controller of Parent, identifying the securities being deposited by Parent in the Escrow Fund, two copies of which schedule shall be countersigned by an appropriate officer of the Escrow Agent, acknowledging the deposit of such securities in the Escrow Fund, and returned by the Escrow Agent to Parent and the Representative. The Escrow Agent shall hold the Escrow Fund in a separate account and shall invest such account (to the extent of any cash held therein) and disburse such account as hereinafter provided. The Escrow Fund, less any amounts therefrom disbursed to Parent, shall be disbursed by the Escrow Agent to the Principal Shareholders on or after the Expiration Date in accordance with the provisions of this Agreement.

    (b) If any dividends or distributions made on or in respect of an Escrow Share that are required to be distributed to the Escrow Agent as provided pursuant to clause (a) above are received by any Principal Shareholder prior to the release of such Escrow Share to such Principal Shareholder in accordance with the provisions of this Agreement, such dividends or distributions shall not be commingled by such Principal Shareholder with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Escrow Agent and shall be forthwith delivered to the Escrow Agent in the same form as so received (with any necessary endorsement).

    (c) Parent and each Principal Shareholder acknowledge and agree that, to the extent and so long as any of the Escrow Shares are held by the Escrow Agent hereunder, Parent shall have, as of and from the date such Escrow Shares are received by the Escrow Agent, a perfected first priority security interest in such Escrow Shares to secure the payment of the amount, if any, payable by a Principal Shareholder pursuant to Article I of this Agreement. In connection therewith, each Principal Shareholder expressly agrees (i) that the Escrow Agent shall to the extent necessary perfect Parent's first priority security interest in the Escrow Shares, (ii) to execute and deliver such instruments as

Parent may from time to time reasonably request for the purpose of evidencing and perfecting such security interest and (iii) to execute and deliver such instruments as Parent and the Representative may from time to time reasonably request for the purpose of evidencing the release of such security interest with respect to any Escrow Shares distributed to the Principal Shareholders in accordance with the provisions of this Agreement. In the event that any cash portion of the Escrow Shares is invested pursuant to Section 4.01, the Escrow Agent shall take all actions necessary, including, but not limited to, appropriate identification on the Escrow Agent's books and records, to ensure that all such investments are deemed held by the Escrow Agent as Parent's agent for the purpose of perfecting Parent's first-priority security interest therein.

    SECTION 2.03. PRINCIPAL SHAREHOLDER RIGHTS. While any Escrow Shares are held in escrow in the Escrow Fund, and pending the disbursement thereof to Parent or the Principal Shareholders, as the case may be, in connection with any disbursement of property from the Escrow Fund in accordance with Article III hereof, the Principal Shareholders will have all rights with respect thereto (including, without limitation, the right to vote such shares), except (i) the right of possession thereof, (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of such Escrow Shares or any interest therein and (iii) the right to receive any dividends or other distributions in respect thereof paid in securities. The Escrow Agent grants a proxy to the Principal Shareholders to the extent necessary for them to vote their Escrow Shares. The Parent shall deliver any stockholder communications directly to the Principal Shareholders, and the Escrow Agent shall not be responsible for voting with regard to the Escrow Shares. The Escrow Agent shall be under no obligation to exercise rights in the Escrow Shares, and shall be responsible for only reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Agreement.

    SECTION 2.04.  PRINCIPAL SHAREHOLDER PERCENTAGE INTEREST IN ESCROW
FUND. Attached hereto as Schedule 2.04 is a schedule listing each Principal Shareholder, such Principal Shareholder's address and Social Security or other tax identification number, the number of Escrow Shares delivered to the Escrow Agent at the Effective Time on behalf of such Principal Shareholder, and each Principal Shareholder's percentage interest in the Escrow Fund. At the time of its delivery to the Escrow Agent of any shares of Parent Common Stock, Parent shall notify the Escrow Agent of the Principal Shareholder's account for which such shares are delivered.

                                  ARTICLE III
                           DISTRIBUTIONS FROM ESCROW

    SECTION 3.01. CLAIMS BY PARENT. In the event of the occurrence of an event which Parent asserts (on or prior to the Expiration Date) constitutes a Loss against which an Indemnitee is entitled to indemnification pursuant to Article I of this Agreement (each an "Indemnity Claim"), Parent shall notify the Representative and the Escrow Agent promptly (and in any event on or prior to the Expiration Date) of such event, and shall deliver for receipt by the Escrow Agent a certificate signed by any officer of Parent: (1) stating the aggregate amount of Parent's Losses or an estimate thereof and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or arose, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other matter to which such item is related.

    SECTION 3.02. CLAIMS NOT DISPUTED BY REPRESENTATIVE. If, within 20 days after receipt of the notice described in Section 3.01 hereof, the Representative does not give the notice provided for in Section 3.03 hereof, Parent shall be entitled to make demand upon the Escrow Agent that it retain for future return to Parent as and when the amount of the Loss is determined pursuant to the provisions hereof, if it is not then determined, or that it then disburse to Parent, if the amount of the Loss has then been determined, a number of Escrow Shares having a value equal to the lesser of (i) the full amount set forth in the notice described in Section 3.01 (plus the value of all securities held in the Escrow Fund which constitutes, or arose in respect of, dividends and distributions on such Escrow Shares) and (ii) the entire Escrow Fund. For purposes of this Agreement, the value of each Escrow Share returned to Parent in satisfaction of Indemnity Claims shall be equal to the Closing Date Average Closing Price.

    SECTION 3.03. CLAIMS DISPUTED BY THE REPRESENTATIVE. If the Representative disputes an Indemnity Claim described in a notice from Parent given pursuant to
Section 3.01 hereof, or the amount that Parent is claiming on account of such Indemnity Claim, the Representative shall, within 20 days after his receipt of such notice given by Parent, notify the Escrow Agent and Parent of such dispute in writing, setting forth the basis therefor in reasonable detail, based on his then good faith belief (the "Dispute Notice"). In the event the Representative disputes the entire Indemnity Claim, the Escrow Agent shall not distribute any amount with respect thereto until the Escrow Agent receives a written agreement signed by the Representative and Parent stating the amount to which Parent is entitled in connection with such Indemnity Claim, or delivery of a copy of the final decision of the majority of the arbitrators made in accordance with
Section 3.05 setting forth instructions to the Escrow Agent as to the distribution of Escrow Shares, if any, that shall be made with respect to any disputed claim (the "Arbitration Award"), at which time the Escrow Agent shall disburse to Parent the lesser of (i) a number of Escrow Shares having a value (determined in accordance with the final sentence of Section 3.02 hereof) equal to the amount set forth in such agreement or Arbitration Award (plus the value of all securities held in the Escrow Fund which constitutes, or arose in respect of, dividends and distributions on such Escrow Shares) and (ii) the entire Escrow Fund.

    SECTION 3.04. CLAIMS DISPUTED BY REPRESENTATIVE IN PART. In the event the Representative notifies the Escrow Agent that it disputes part of, but not all of, an Indemnity Claim, the Escrow Agent shall, if the amount is undetermined, retain, or, if the amount is determined, distribute to Parent, the lesser of (i) a number of Escrow Shares having a value (determined in accordance with the last sentence of Section 3.02 hereof) equal to an amount attributable to that portion of the Indemnity Claim which is not disputed by the Representative (together with the value of all securities held in the Escrow Fund which constitutes, or arose in respect of, dividends and distributions on such Escrow Shares) and (ii) the entire Escrow Fund. The Escrow Agent shall not distribute any amount with respect to the balance of the Indemnity Claim except in accordance with the procedures set forth in Section 3.03.

    SECTION 3.05. ARBITRATION. If the Representative disputes an Indemnity Claim described in a notice from Parent given pursuant to Section 3.01 hereof, or the amount that Parent is claiming on account of such Indemnity Claim (the "Contested Amount"), the matter shall be settled by binding arbitration in Wilmington, Delaware. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). If the Representative and Parent are unable to resolve any such dispute within 45 days after delivery of the Dispute Notice, the Representative and Parent shall each designate one arbitrator within 15 days after the termination of such 45-day period. The Representative and Parent shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; PROVIDED, HOWEVER, that (i) failing such agreement within 70 days of delivery of the Dispute Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Representative or Parent fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. Parent shall notify the Escrow Agent of the selection of arbitrators pursuant to this Section 3.05 within three business days after the appointment of the last of such arbitrators, and a summary of the dispute being submitted to such arbitrators. The non-prevailing party shall pay the fees and expenses of the three arbitrators. The Representative and Parent shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether Parent is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Representative, Parent and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question binding upon the Representative, the Principal Shareholders and Parent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

    SECTION 3.06. NOTICE TO WITHHOLD ON EXPIRATION DATE; DISTRIBUTION FOLLOWING EXPIRATION DATE. (a) On or prior to the Expiration Date, Parent shall notify the Escrow Agent and the Representative of the amount, if any, to be retained after the Expiration Date on account of Indemnity Claims with respect to which Parent has given the notice specified in Section 3.01 hereof which are not, at such time, absolute as to liability or liquidated as to amount, such notice to contain the information specified in Section 3.01 to the extent it requires supplementation or change based on Parent's then knowledge, whereupon the Escrow Agent shall retain Escrow Shares having a value (determined in accordance with Section 3.02 hereof) equal to the amount set forth in the notice given by Parent pursuant to this Section 3.06(a) (plus the value of all shares held in the Escrow Fund which constitute, or arose in respect of, dividends and distributions on such Escrow Shares). In the event Parent does not timely provide the notice required by this Section 3.06(a) all remaining property held in the Escrow Fund shall be distributed by the Escrow Agent to the Principal Shareholders promptly after the Expiration Date.

    (b) As soon as practicable following the Expiration Date, such number of Escrow Shares (including any fractional shares) and such other property as shall remain in the Escrow Fund, less all Escrow Shares required by Parent to be retained in the Escrow Fund pursuant to notice given under clause (a) of this
Section 3.06, shall be released from the provisions of this Agreement, submitted by the Escrow Agent to Parent's transfer agent for transfer, and, upon return, distributed promptly by the Escrow Agent to the Principal Shareholders, in the proportions indicated on Schedule 2.04, by first class mail or expedited courier service to each Principal Shareholder at the address indicated on such Schedule, or such other address as shall have been specified in a written notice to the Escrow Agent from the relevant Principal Shareholder or the Representative, with any cash amounts paid in the form of a check issued by and drawn on the Escrow Agent.

    SECTION 3.07. RETENTION OF ESCROW FUND AFTER EXPIRATION DATE. Upon receipt of a notice pursuant to Section 3.06(a) hereof, the Escrow Agent shall continue to hold after the Expiration Date, with respect to each Indemnity Claim included in such notice, the amount specified by such notice in respect of such Indemnity Claim until such time as the Escrow Agent receives a written agreement signed by the Representative and Parent stating the amount, if any, which Parent is entitled to receive from the Escrow Fund in connection with such Indemnity Claim, or a copy of an Arbitration Award with respect to such Indemnity Claim, at which time the Escrow Agent shall return to Parent's transfer agent, with respect to such Indemnity Claim, Escrow Shares having a value (determined in accordance with the final sentence of Section 3.02 hereof) equal to the amount specified in such agreement or Arbitration Award (plus the value of all securities held in the Escrow Account which constitutes, or arose in respect of, dividends and distributions on such Escrow Shares) and shall distribute to the Principal Shareholders, in the proportions indicated on Schedule 2.04, such property, if any, which the Escrow Agent was holding after the Expiration Date pursuant to Section 3.06(a) by reason of such Indemnity Claim and which is in excess of the amount so distributed to Parent with respect thereto; PROVIDED, HOWEVER, that, to the extent the distribution of such property from the Escrow Fund to the Principal Shareholders would cause the value of the property remaining in the Escrow Fund after such distribution to fall below the amount (as stipulated in Parent's Section 3.06(a) notice) of all still unresolved Indemnity Claims identified in the Section 3.06(a) notice, such property shall be retained by the Escrow Agent in the Escrow Fund and shall be available for distribution to Parent upon the resolution of any unresolved Indemnity Claims, and such property shall not be distributed to the Principal Shareholders until such time, if any, as such distribution can be made without causing the value of all property remaining in the Escrow Fund to fall below the amount of all remaining unresolved Indemnity Claims identified in the Section 3.06(a) notice.

    SECTION 3.08. ALLOCATION OF SHARES DISTRIBUTED TO PARENT. In the event Escrow Shares are retained by the Escrow Agent or distributed to Parent pursuant to any provisions of this Article III, such Escrow Shares shall be taken from the Escrow Shares deposited by each Principal Shareholder in proportion to such Principal Shareholder's percentage interest in the Escrow Fund as set forth on
Schedule 2.04.

                                   ARTICLE IV
                  INVESTMENT OF ESCROW DEPOSIT AND ACCOUNTING

    SECTION 4.01. INVESTMENT OF ESCROW FUND. All cash held in the Escrow Fund shall be invested by the Escrow Agent in an insured, interest-bearing money market account, or in such other investments as Parent and the Representative may agree in a writing delivered to the Escrow Agent. All interest and other income earned on the Escrow Fund shall be added to and become part of the Escrow Fund, and the distribution thereof shall be subject to the terms of this Agreement. Any losses on investments will be debited to the Escrow Fund, and the Escrow Agent shall have no liability for investment losses, including losses on investments required to be liquidated before maturity in order to make a required distribution from the Escrow Fund.

    SECTION 4.02. ACCOUNTING. In the event cash is held in the Escrow Fund, the Escrow Agent shall supply a written account to Parent and the Representative at the end of each month prior to the Expiration Date in which there is cash in the Escrow Fund (and thereafter to the extent any amounts remain in escrow pursuant to Section 3.07 hereof) listing all transactions with respect to the Escrow Fund during the immediately preceding month.

    SECTION 4.03. SALE INSTRUCTIONS. (a) In connection with any sale of the Escrow Shares pursuant to Section and 6.01(d) of this Agreement for purposes of paying fees pursuant to such Section, the Escrow Agent shall receive and be entitled to rely upon, prior to taking any action in that regard, written direction from Parent as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (i) identifying the number of Escrow Shares to be sold, (ii) identifying the brokerage firm Parent requests to be used or instructing the Escrow Agent to use its affiliated brokerage service and (iii) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction); and Parent shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

    (b) The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrow Shares to the selected brokerage firm, with instructions (including any special instructions provided by Parent), and to receive and deposit into the Escrow Fund (to be administered and distributed in accordance with this Agreement) any net sale proceeds received therefrom. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, Parent expressly acknowledges that (a) the Escrow Shares may need to be sent to a transfer agent to be reissued in saleable form, (b) the Escrow Shares may be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold and (c) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of Parent or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions, involved in the transfer of such Escrow Shares.

    (c) The net sale proceeds of any such sale of Escrow Shares received by the Escrow Agent shall be apportioned among the Principal Shareholders on a pro rata basis as set forth in Schedule 2.04 less a $5.00 per Principal Shareholder fee for the proration of the net sales price and individual 1099-B

Reporting (the "Sales Administration Fee"). The Sales Administration Fee shall be assessed each day a sale is effected until the total number of shares specified in a written direction from Parent are sold.

    SECTION 4.04. TAX REPORTING. The parties hereto agree that, for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund shall be allocable to the Principal Shareholders in the proportions set forth at Schedule 2.04 as such proportions may be modified due to the receipt by the Escrow Agent of any additional shares of Parent Common Stock.

    SECTION 4.05. CERTIFICATION OF TAX IDENTIFICATION NUMBER. The Representative agrees to provide the Escrow Agent with each Principal Shareholder's certified Tax identification number on a completed and executed Form W-9 (or Form W-8, in the case of non-U.S. persons), to deliver such Form W-9s (or Form W-8s, in the case of non-U.S. persons) to the Escrow Agent within 30 days from the date hereof. The Representative has advised the Principal Shareholders that, in the event their Tax identification numbers are not certified to the Escrow Agent, the U.S. Internal Revenue Code of 1986, as amended, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund in accordance with the U.S. Internal Revenue Code of 1986, as amended.

                                   ARTICLE V
                    REPRESENTATIVE; SUCCESSOR REPRESENTATIVE

    SECTION 5.01. APPOINTMENT OF REPRESENTATIVE. (a) Each of the Principal Shareholders hereby irrevocably constitutes and appoints [ ] as such Principal Shareholder's true and lawful agent and attorney-in-fact to act on such Principal Shareholder's behalf with respect to any and all Indemnity Claims. In such representative capacity, [ ], or any person who shall succeed in such representative capacity pursuant to the terms of this Agreement, is referred to in this Agreement as the "Representative". The Representative shall take, and the Principal Shareholders agree that the Representative shall take, any and all actions which he believes are necessary or appropriate under this Agreement for and on behalf of the Principal Shareholders, as fully as if the Principal Shareholders were acting on their own behalf, including, without limitation, defending all Indemnity Claims, consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its representatives regarding such claims, dealing with Parent and the Escrow Agent under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. Parent and the Escrow Agent shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Principal Shareholders. The Representative shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Company and the reasonable assistance of the Company's officer's and employees for purposes of performing the Representative's duties under this Agreement and exercising its rights under this Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Fund by Parent; PROVIDED that the Representative shall treat confidentially and not disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Representative's attorneys, accountants and other advisers, to former shareholders of the Company whose shares are held in escrow pursuant to this Agreement, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

    (b) Each Principal Shareholder hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Representative in the exercise of the agency and power of attorney granted to the Representative pursuant to this Section 5.01, which agency and power of attorney, being coupled with an interest, is irrevocable and a durable agency and power of attorney and shall survive the death, incapacity or incompetence of such Principal Shareholder.

    (c) Each Principal Shareholder agrees and acknowledges that the Representative shall represent and bind all of the Principal Shareholders and that Parent and the Escrow Agent shall be entitled to rely exclusively on the Representative for all purposes specified herein, and that no suit, action, proceeding or claim may be brought against Parent, the Escrow Agent or any of their respective affiliates by any Principal Shareholder with respect to any matter herein that is to be effected by the Representative.

    (d) Until notified in writing by the Representative that he has resigned or by a majority in interest of the Principal Shareholders that he has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Representative who is an original party to this Agreement, and thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Principal Shareholders filed with the Escrow Agent.

    SECTION 5.02. RELIANCE. In the performance of his duties hereunder, the Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Principal Shareholder or Parent. The Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

    SECTION 5.03. LIABILITY. (a) If the Representative is required by the terms hereof to determine the occurrence of any event or contingency, the Representative shall, in making such determination, be liable to the Principal Shareholders only for his proven bad faith or wilful misconduct, as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Representative may request from any of the Principal Shareholders or any other person such reasonable additional evidence as the Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Principal Shareholder, and the Representative shall not be liable to any Principal Shareholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

    (b) The Representative is authorized, in his sole discretion, to comply with final, nonappealable orders issued or process entered by any court of competent jurisdiction with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Principal Shareholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

    (c) In no event shall the Representative be liable to any Principal Shareholder for incidental, indirect, special, consequential, or punitive damages.

    (d) Each Principal Shareholder shall be liable for its proportionate percentage of the expenses (including reasonable attorneys' fees) paid or incurred by the Representative. The Representative shall be entitled, but not limited to, reimbursement of any such expenses from the Escrow Fund prior to any distribution thereof to the Principal Shareholders.

    SECTION 5.04. SUCCESSOR REPRESENTATIVE. If [ ] resigns (by giving at least 60 days' written notice of such resignation to Parent and the Escrow Agent) or dies or becomes incapable of continuing to act as the Representative for any reason, a successor Representative shall be appointed by a writing signed by Principal Shareholders holding in the aggregate a majority of the Principal Shareholders' interest in the Escrow Fund, such appointment to become effective upon the delivery of executed counterparts of such writing to Parent and the Escrow Agent, together with an acknowledgment signed by the successor Representative named in such writing that he or she accepts the responsibility of successor Representative and agrees to perform and be bound by all provisions of this Agreement applicable to the Representative. Pending the election of a successor Representative, the Principal Shareholder holding the largest number of outstanding shares of Company Capital Stock as of the Effective Time (excluding the former Representative) shall act as the interim Representative. Failing such appointment, Parent, the Escrow Agent or any Principal Shareholder may apply to a court of competent jurisdiction for the appointment of a successor Representative.

    SECTION 5.05. REMOVAL OF REPRESENTATIVE. Principal Shareholders who in the aggregate hold at least a majority of the Principal Shareholders' interest in the Escrow Fund shall have the right at any time during the term of this Agreement to remove the then-acting Representative and to appoint a successor Representative; PROVIDED, HOWEVER, that neither such removal of the then acting Representative nor such appointment of a successor Representative shall be effective until the delivery to Parent and the Escrow Agent of executed counterparts of a writing signed by each such Principal Shareholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Representative appointed in such writing that he or she accepts the responsibility of successor Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Representative.

    SECTION 5.06. AUTHORITY OF SUCCESSOR REPRESENTATIVE. Each interim and successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include any interim or successor Representative.

    SECTION 5.07. NOTICES. Any notices given by Parent or the Escrow Agent while there is no Representative shall be sufficiently given if given to the other, with a copy provided directly to the Principal Shareholder holding the largest number of Escrow Shares pursuant to Schedule 2.04. A copy of all such notices shall be delivered to the successor Representative upon his or her appointment and he or she shall have 30 days thereafter to take such actions as may be required under the terms of this Agreement in connection with any such notice.

                                   ARTICLE VI
                                  ESCROW AGENT

    SECTION 6.01. ESCROW AGENT DUTIES, PROTECTIONS, INDEMNIFICATIONS, ETC. (a) The other parties hereto acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making any investigation into the facts or matters set forth therein or otherwise determining the accuracy or rightfulness thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the written advice or opinion of such counsel.

    (b) Neither the Escrow Agent nor any of its directors, officers or employers shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. Parent and the Principal Shareholders as a group, in proportion to their respective percentage interests in the Escrow Fund, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

    (c) The Principal Shareholders, severally and not jointly, in proportion to their respective percentage interests in the Escrow Fund, agree to assume any and all obligations imposed now or hereafter by any applicable Tax law with respect to the payment of Escrow Funds under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. The Principal Shareholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other Taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Principal Shareholders, severally and not jointly, in proportion to their respective percentage interests in the Escrow Fund, agree to indemnify and hold the Escrow Agent harmless from any liability on account of Taxes, assessments or other governmental charges, including without limitation Taxes withheld or deducted or penalties imposed for failure to withhold or deduct Taxes, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable fees and expenses), interest and penalties.

    (d) Parent, on the one hand, and the Principal Shareholders, on the other hand, agree to each pay or reimburse one-half of the Escrow Agent's fees and expenses (up to an aggregate $1,800) for any legal fees and expenses incurred in connection with the preparation of this Agreement and to each pay one-half of the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the fee schedule attached as Schedule 6.01(d) hereto, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder. The Escrow Agent may deduct each Principal Shareholder's portion of such fees and expenses from the Escrow Fund.

    (e) The provisions of paragraphs (b), (c) and (d) of this Section 6.01 shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

    SECTION 6.02. DISPUTES. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to the Escrow Fund which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action at its sole discretion and election until such time as there has been a final determination of the rights of Parent and the Representative with respect to the Escrow Fund (or relevant portion thereof). For purposes of this Section 6.02, there shall be deemed to have been a final determination of the rights of Parent and the Representative with respect to the Escrow Fund (or relevant portion thereof) at such time as the Escrow Agent shall receive (i) an executed counterpart of an agreement between the Representative and Parent or (ii) a copy of an Arbitration Award, which provides for the disposition of the Escrow Fund (or relevant portion thereof).

    SECTION 6.03. RESIGNATION. The Escrow Agent may at any time resign and be discharged of the duties imposed hereunder (but without prejudice for any liability for bad faith, gross negligence or wilful misconduct hereunder) by giving notice to the Representative and Parent at least 60 business days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

        (a) all property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by Parent and the Representative, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

        (b) if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, subject to clause (c) below; and

        (c) the Escrow Agent's sole responsibility thereafter shall be to (i) keep all property then held by it (and to make the investments as hereinbefore provided) and to account for and deliver the same to the successor escrow agent designated in writing by Parent and the Representative or, if no such successor escrow agent shall have been so designated, in accordance with the directions of an Arbitration Award, and the provisions of Section 6.01(d) and Section 6.01(e) shall remain in effect, or (ii) deposit the Escrow Fund with a court of competent jurisdiction, whereupon its duties hereunder shall terminate.

    SECTION 6.04. REMOVAL OF ESCROW AGENT. Parent and the Representative may, upon at least 30 business days prior written notice to the Escrow Agent executed by each of them, dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the then balance of the Escrow Fund, including all investments thereof and accrued income thereon. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses and other amounts due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and obligations hereunder, but without prejudice to any liability of the Escrow Agent for its bad faith, gross negligence or wilful misconduct hereunder.

                                  ARTICLE VII
                                 MISCELLANEOUS

    SECTION 7.01. TERM. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent hereunder.

    SECTION 7.02. NOTICES. (a) All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered and received three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

    If to Parent:

       Lycos, Inc.
       400-2 Totten Pond Road
       Waltham, MA 02451-2000

       Attention: General Counsel
       Tel: (781) 370-2700
       Fax: (781) 370-2600
    with a copy to:

       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, NY 10019

       Attention: Scott A. Barshay, Esq.
       Tel: (212) 474-1000
       Fax: (212) 474-3700

    If to the Principal Shareholders or the Representative, to the Representative, at:

       [                    ]
       Attention: [          ]
       Tel:
       Fax:

    with a copy to:

       Brobeck, Phleger & Harrison LLP
       Two Embarcadero Place
       2200 Geng RoadePalo Alto, CA 94303

       Attention:  Curtis L. Mo, Esq.
                 Rod J. Howard, Esq.
       Tel: (650) 424-0160
       Fax: (650) 496-2885

    If to the Escrow Agent, to:

       BY OVERNIGHT OR COURIER:
       State Street Corporation
       Corporate Trust
       2 Avenue de LaFayette
       Boston, MA 02111-1724

       BY MAIL:
       State Street Corporation
       Corporate Trust
       P.O. Box 778
       Boston, MA 02102-0778

       Attention: Lycos/Quicksilver Escrow
       Fax: (617) 662-1463

or, in each case, to such other address as may be specified in writing to the other parties.

    Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 7.02.

    (b) WIRING INSTRUCTIONS. Any funds to be paid to the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing by the Escrow Agent, in accordance with Section 7.02(a) above).

    If to the Escrow Agent:

       Bank: State Street Bank & Trust Company
       ABA #: 0110 0002 8
       A/C #: 9903-990-1
       Attn: Corporate Trust Department
       Ref: Lycos/Quicksilver Escrow

    SECTION 7.03. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the parties hereto (except as contemplated by Article V and Article VI hereof with respect to the successor Representative or any successor escrow agent).

    SECTION 7.04. GOVERNING LAW. The parties hereto agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and continued in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any court sitting in the State of Delaware and any court to which an appeal may be taken in any such litigation, PROVIDED, HOWEVER, that the Escrow Agent may in its discretion, bring any action in any court sitting in Boston, Massachusetts and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

    SECTION 7.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

    SECTION 7.06. HEADINGS. The Article and Section headings in this Agreement are for convenience only and do not constitute part of this Agreement.

    SECTION 7.07. AMENDMENT. This Agreement supersedes any prior agreements among the parties relating to the subject matter hereof (except for the Merger Agreement and the documents executed and delivered in connection therewith) and can be amended only by a writing signed by Parent, the Escrow Agent and the Representative or their respective successors in interest.

    SECTION 7.08. FORCE MAJEURE. Neither Parent nor Representative nor Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

    SECTION 7.09. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

    SECTION 7.10. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

    "Indemnitee" shall mean Parent, any Affiliate of Parent, the Company and any subsidiary of the Company, and their respective successors and assigns.

    "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date and the portion ending after the Closing Date of any taxable period that includes (but does not end on) such day.

    "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

    IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

                                LYCOS, INC.,

                                by
                                     ----------------------------------------
                                     Name:
                                     Title:

                                REPRESENTATIVE,

                                by
                                     ----------------------------------------
                                     Name:

                                STATE STREET BANK AND TRUST
                                COMPANY, as Escrow Agent,

                                by
                                     ----------------------------------------
                                     Name:
                                     Title:

                                PRINCIPAL SHAREHOLDERS:

                                     ----------------------------------------

                                     ----------------------------------------

                                     ----------------------------------------

                                     ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                      ----------------------------------------

                                                                SCHEDULE 6.01(d)
                                                                      TO ANNEX C

                               STATE STREET BANK
                               AND TRUST COMPANY

August 30, 1999

Mr. Jeffrey M. Snider, Esq.
Lycos, Inc.
400-2 Totten Pond Road
Waltham, MA 02451

RE: LYCOS, INC./QUICKSILVER ACQUISITION CORP.

Dear Mr. Snider:

On behalf of State Street Bank and Trust Company, I am pleased to provide our fee schedule to act as Escrow Agent for the above-referenced transaction. Our fees are outlined below:

    FEES AND EXPENSES:

  ACCEPTANCE FEE:                      WAIVED
  ANNUAL FEE:                          $3,500.00 per year or any part
                                       thereof
  WIRE FEE:                            $20.00 per wire
  SWEEP FEE:                           40 basis points per annum of the
  (SSgA or selected other Money        average daily net assets
  Market Funds)
OUT-OF-POCKET EXPENSES:                At Cost
LEGAL FEE:                             At Cost
(State Street will use Rob Coughlin of Peabody & Arnold as Counsel)

The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by State Street in accordance with its policies and procedures. Should the actual transaction materially differ from the assumptions used herein, State Street reserves the right to modify this proposal. In the event that the subject transaction fails to close for reasons beyond the control of State Street, the party requesting these services agrees to pay State Street's acceptance fees, legal fees and out-of-pocket expenses.

Please do not hesitate to call me at (617) 662-1129 with any questions. We look forward to hearing from you.

Sincerely,

/s/ John F. Sugden

John F. Sugden

Vice President

                                                                         ANNEX D

                         CHAPTER 13: DISSENTERS' RIGHTS
                          CALIFORNIA CORPORATIONS CODE
                               SECTION 1300-1312

SECTION1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
             PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in SUBPARAGRAPH (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in SUBPARAGRAPH (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that *** SUBPARAGRAPH (A) rather than *** SUBPARAGRAPH (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND
             FOR PURCHASE; TIME; CONTENTS

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION1302. SUBMISSION OF SHARES CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
             SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
             VALUE; FILING; TIME OF PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
             MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT;
             JUDGMENT; PAYMENT; APPEAL; COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION1307. DIVIDENDS ON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
             DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION1309. TERMINATION OF DISSENTING SHARE AND SHARE HOLDER STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION1310. SUSPENSION OF RIGHTS TO COMPENSATION OR VALUATION PROCEEDINGS;
             LITIGATION OF SHAREHOLDERS' APPROVAL

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION1311. EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
             MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law, Lycos' Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Lycos' Amended and Restated By-laws provide for indemnification of Lycos, directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Lycos, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

    Lycos has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of Lycos are also insured against certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by Lycos.

    Lycos has entered into separate indemnification agreements with its directors and officers. The indemnification agreements create certain indemnification obligations of Lycos in favor of the directors and officers and, as permitted by applicable law, will clarify and expand the circumstances under which a director or officer will be indemnified.

ITEM 21. EXHIBITS

   EXHIBIT
    NUMBER                                           DESCRIPTION OF EXHIBITS
--------------  --------------------------------------------------------------------------------------------------

 2.1            Agreement and Plan of Merger dated as of September 2, 1999 by and among Registrant, Quicksilver
                Acquisition Corp. and Quote.com, Inc. (filed as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).

 3.1*           Restated Certificate of Incorporation of the Registrant dated as of April 4, 1996.

 3.2            Certificate of Amendment of Restated Certificate of Incorporation dated as of July 16, 1999.

 3.3*           Amended and Restated By-Laws of Registrant.

 3.3s           Certificate of Amendment of Restated Certificate of Incorporation of the Registrant dated August
                13, 1998.

 4.1*           Specimen Certificate of Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to the
                Registration Statement on Form S-1 (Reg. No. 333-1354)).

 8.1            Opinion of Brobeck, Phleger & Harrison LLP as to United States federal income tax consequences.

10.1*           Subscription Agreement between Registrant and CMG@Ventures, dated June 16, 1995.

10.2*           Subscription Agreement between Registrant and CMU, dated June 16, 1995.

10.3*           Subscription Agreement between Registrant and Dr. Mauldin, dated June 16, 1995.

10.4*           Subscription Agreement between Registrant and Dr. Mauldin, dated February 9, 1996.

10.5*           Subscription Agreement between Registrant and CMU, dated February 9, 1996.

   EXHIBIT
    NUMBER                                           DESCRIPTION OF EXHIBITS
--------------  --------------------------------------------------------------------------------------------------
10.6*           License Agreement among CMU, CMGI, CMG@Ventures, and Registrant, dated June 16, 1995, as amended.

10.7*           Amendment and Waiver to License Agreement among CMU, CMGI, CMG@Ventures, Registrant and Dr.
                Mauldin, dated February 9, 1996.

10.8*           Stockholders, Agreement between Registrant and Christopher Kitze, dated October 12, 1995.

10.10*          Registration Rights Agreement among Registrant, CMU, CMG@Ventures and Dr. Mauldin, dated February
                9, 1996.

10.11*          Consulting, Non-Compete, Invention and Non-Disclosure Agreement between Registrant and Dr.
                Mauldin, dated June 16, 1995.

10.12*          Non-Competition, Non-Disclosure and Developments Agreement between Point Communications
                Corporation and Christopher Kitze, dated October 12, 1995.

10.13*          Letter Agreement between Robert J. Davis and Registrant dated February 7, 1996.

10.14           Amendment to Letter Agreement between Robert J. Davis and Registrant dated as of August 27, 1999.

10.15           Amendment to Employment Letter Agreement between Edward M. Philip and Registrant dated as of
                August 27, 1999.

10.16*          Lycos, Inc. 1995 Stock Option Plan.

10.17*          Lycos, Inc. 1996 Stock Option Plan.

10.18*          Lycos, Inc. 1996 Non-Employee Director Stock Option Plan.

10.19*          Lycos, Inc. 1996 Employee Stock Purchase Plan.

10.20*          Form of Indemnity Agreement between Registrant and its executive officers and directors.

10.21*          Amendment to License Agreement among CMU, CMGI and Registrant, dated March 4, 1996.

10.22***+       Agreement between Registrant and Bertelsmann Internet Services GmbH dated as of May 1, 1997.

10.23+          First Amendment Agreement between Bertelsmann Internet Services GmbH and Registrant, dated as of
                November 12, 1998.

10.24***        Office sublease between Praxis International and Registrant dated December 4, 1996.

10.25****       Leggat McCall Properties Lease, dated January 30, 1998.

10.26+          Information Services Agreement between Inktomi Corporation and Wired Digital, Inc., dated as of
                May 1, 1999.

10.27+          Joint Venture Agreement between Registrant and Singapore Telecommunications Limited dated as of
                September 13, 1999.

10.28+          Joint Venture Agreement between Registrant and Mirae Corporation dated as of March 19, 1999.

   EXHIBIT
    NUMBER                                           DESCRIPTION OF EXHIBITS
--------------  --------------------------------------------------------------------------------------------------
10.29+          Premier Provider Agreement between Netscape Communications Corporation and Registrant dated as of
                June 10, 1999.

10.30+          Joint Venture Agreement among Registrant, Sumitomo Corp. and Internet Initiative Japan, Inc. dated as of March 5, 1998, as amended by the Agreement by and among Registrant, Sumitomo Corp., Sumisho
                Computer Systems Corp. and Internet Initiative Japan, Inc. dated June 29, 1998.

21.1            Subsidiaries of the Registrant.

23.1            Consent of Brobeck, Phleger & Harrison LLP (set forth in Exhibit 8.1).

23.2            Consent of Independent Accountants.

23.3            Consent of Independent Accountants.

------------------------

        s  Previously filed.

        *  Incorporated by reference from the Registrant's Registration Statement on Form S-1
           (Registration No. 333-1354).

       **  Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1996 (File No. 0-27830).

      ***  Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997 (File No. 0-27830).

     ****  Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1998 (File No. 0-27830).

    *****  Incorporated by reference from the Registrant's Annual Report on Form 10-K for the annual period ended July 31, 1998.

        +  Confidential material omitted and filed separately with the Securities and Exchange
           Commission.

ITEM 22. UNDERTAKINGS

A. Undertaking Regarding Filings Incorporating Subsequent Securities Exchange Act of 1934 Documents by Reference

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934,(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.  Undertaking in Respect of Indemnification

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

C.  Undertaking Regarding 145(a) Transaction

    The undersigned registrant hereby undertakes as follows:

        (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D.  Undertaking in Response to Providing Information

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.  Undertaking Regarding Post-Effective Amendments

    The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 7th day of October, 1999.

                                LYCOS, INC.

                                By   /s/ ROBERT J. DAVIS
                                     -----------------------------------------
                                     Name: Robert J. Davis
                                     Title:  President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Robert J. Davis and Edward M. Philip, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
     /s/ ROBERT J. DAVIS        Officer and Director
------------------------------  (Principal Executive           October 7, 1999
       Robert J. Davis          Officer)

                                Chief Operating Officer and
     /s/ EDWARD M. PHILIP       Chief Financial Officer
------------------------------  (Principal Financial and       October 7, 1999
       Edward M. Philip         Accounting Officer)

   /s/ JOHN M. CONNORS, JR.     Director
------------------------------                                 October 7, 1999
     John M. Connors, Jr.

      /s/ DANIEL J. NOVA        Director
------------------------------                                 October 7, 1999
        Daniel J. Nova

     /s/ RICHARD H. SABOT       Director
------------------------------                                 October 7, 1999
       Richard H. Sabot

                                 EXHIBIT INDEX

   EXHIBIT
    NUMBER                                           DESCRIPTION OF EXHIBITS
--------------  --------------------------------------------------------------------------------------------------

  2.1           Agreement and Plan of Merger dated as of September 2, 1999 by and among Registrant, Quicksilver
                Acquisition Corp. and Quote.com, Inc. (filed as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).

  3.1*          Restated Certificate of Incorporation of the Registrant dated as of April 4, 1996.

  3.2           Certificate of Amendment of Restated Certificate of Incorporation dated as of July 16, 1999.

  3.3*          Amended and Restated By-Laws of Registrant.

  3.3s          Certificate of Amendment of Restated Certificate of Incorporation of the Registrant dated August
                13, 1998.

  4.1*          Specimen Certificate of Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to the
                Registration Statement on Form S-1 (Reg. No. 333-1354)).

  8.1           Opinion of Brobeck, Phleger & Harrison LLP as to United States federal income tax consequences.

 10.1*          Subscription Agreement between Registrant and CMG@Ventures, dated June 16, 1995.

 10.2*          Subscription Agreement between Registrant and CMU, dated June 16, 1995.

 10.3*          Subscription Agreement between Registrant and Dr. Mauldin, dated June 16, 1995.

 10.4*          Subscription Agreement between Registrant and Dr. Mauldin, dated February 9, 1996.

 10.5*          Subscription Agreement between Registrant and CMU, dated February 9, 1996.

 10.6*          License Agreement among CMU, CMGI, CMG@Ventures, and Registrant, dated June 16, 1995, as amended.

 10.7*          Amendment and Waiver to License Agreement among CMU, CMGI, CMG@Ventures, Registrant and Dr.
                Mauldin, dated February 9, 1996.

 10.8*          Stockholders, Agreement between Registrant and Christopher Kitze, dated October 12, 1995.

 10.10*         Registration Rights Agreement among Registrant, CMU, CMG@Ventures and Dr. Mauldin, dated February
                9, 1996.

 10.11*         Consulting, Non-Compete, Invention and Non-Disclosure Agreement between Registrant and Dr.
                Mauldin, dated June 16, 1995.

 10.12*         Non-Competition, Non-Disclosure and Developments Agreement between Point Communications
                Corporation and Christopher Kitze, dated October 12, 1995.

 10.13*         Letter Agreement between Robert J. Davis and Registrant dated February 7, 1996.

 10.14          Amendment to Letter Agreement between Robert J. Davis and Registrant dated as of August 27, 1999.

 10.15          Amendment to Employment Letter Agreement between Edward M. Philip and Registrant dated as of
                August 27, 1999.

 10.16*         Lycos, Inc. 1995 Stock Option Plan.

 10.17*         Lycos, Inc. 1996 Stock Option Plan.

 10.18*         Lycos, Inc. 1996 Non-Employee Director Stock Option Plan.

 10.19*         Lycos, Inc. 1996 Employee Stock Purchase Plan.

 10.20*         Form of Indemnity Agreement between Registrant and its executive officers and directors.

   EXHIBIT
    NUMBER                                           DESCRIPTION OF EXHIBITS
--------------  --------------------------------------------------------------------------------------------------
 10.21*         Amendment to License Agreement among CMU, CMGI and Registrant, dated March 4, 1996.

 10.22***+      Agreement between Registrant and Bertelsmann Internet Services GmbH dated as of May 1, 1997.

 10.23+         First Amendment Agreement between Bertelsmann Internet Services GmbH and Registrant, dated as of
                November 12, 1998.

 10.24***       Office sublease between Praxis International and Registrant dated December 4, 1996.

 10.25****      Leggat McCall Properties Lease, dated January 30, 1998.

 10.26+         Information Services Agreement between Inktomi Corporation and Wired Digital, Inc. dated as of May
                1, 1999.

 10.27+         Joint Venture Agreement between Registrant and Singapore Telecommunications Limited dated as of
                September 13, 1999.

 10.28+         Joint Venture Agreement between Registrant and Mirae Corporation dated as of March 19, 1999.

 10.29+         Premier Provider Agreement between Netscape Communications Corporation and Registrant dated as of
                June 10, 1999.

 10.30+         Joint Venture Agreement among Registrant, Sumitomo Corp. and Internet Initiative Japan, Inc. dated as of March 5, 1998, as amended by the Agreement by and among Registrant, Sumitomo Corp., Sumisho
                Computer Systems Corp. and Internet Initiative Japan, Inc. dated June 29, 1998.

 21.1           Subsidiaries of the Registrant.

 23.1           Consent of Brobeck, Phleger & Harrison LLP (set forth in Exhibit 8.1).

 23.2           Consent of Independent Accountants.

 23.3           Consent of Independent Accountants.

------------------------

s     Previously filed.

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-1354).

**    Incorporated by reference from the Registrant's Quarterly Report on Form
     10-Q for the quarterly period ended April 30, 1996 (File No. 0-27830).

***   Incorporated by reference from the Registrant's Quarterly Report on Form
     10-Q for the quarterly period ended April 30, 1997 (File No. 0-27830).

****  Incorporated by reference from the Registrant's Quarterly Report on Form
     10-Q for the quarterly period ended April 30, 1998 (File No. 0-27830).

***** Incorporated by reference from the Registrant's Annual Report on Form 10-K for the annual period ended July 31, 1998.

+ Confidential material omitted and filed separately with the Securities and Exchange Commission.